As filed with the Securities and Exchange Commission on December 1, 2008

                                                                                                  Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

ABC FUNDING, INC.

(Name of registrant as specified in its charter)

Nevada	1311	56-2458730
(State or Jurisdiction of Incorporation or Organization)	(primary standard industrial classification code number)	(IRS Employer Identification No.)

4606 FM 1960 West, Suite 400
Houston, Texas  77069
(281) 315-8890
(Address and telephone number of registrant’s principal executive offices and place of business)

Robert P. Munn, Chief Executive Officer
ABC Funding, Inc.
4606 FM 1960 West, Suite 400

Houston, Texas  77069

 (281) 315-8890
 (Name, address and telephone number of agent for service)

Copies of communications to:

Matthew S, Cohen, Esq.
Thompson & Knight LLP
919 Third Avenue, 39th Floor
New York, New York 10022
(212) 751-3001

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  [_]                                                                             Accelerated filer  [_]

Non-accelerated filer  [_]  (Do not check if a smaller reporting company)

Smaller reporting company  [X]

_____________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
____________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amout of Registration Fee
Common stock, $.001 par value	46,288,632	(1)(2)	$0.12	(3)	$5,554,636	$218.30	(3)
Total	46,288,632				$5,554,636	$218.30

(1)
Represents shares of common stock, $.001 par value, issuable upon conversion or exercise, as applicable, of outstanding derivative securities upon the effectiveness in the State of Nevada of our Certificate of Amendment of Articles of Incorporation increasing the number of authorized shares of our common stock available for issuance, which overlying derivative securities consist of: (i) 17,500,000 shares issuable upon conversion of shares of Series D Preferred Stock issued on September 2, 2008; (ii) 1,363,636 shares issuable upon conversion of shares of Series E Preferred Stock issued on September 2, 2008; (iii) 3,000,000 shares of common stock issuable upon exercise, at an initial exercise price of $0.33 per share, subject to adjustment, of outstanding warrants granted on May 20, 2008; (iv) 24,199,996 shares of common stock issuable upon exercise, at an initial exercise price of $0.35 per share, subject to adjustment, of outstanding warrants granted on September 2, 2008; and (v) 225,000 shares of common stock issuable upon exercise, at an initial exercise price of $0.33 per share, subject to adjustment, of outstanding warrants granted on September 2, 2008

(2)
The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment upon the occurrence of stock dividends, stock splits and similar transactions described in the warrants.  Pursuant to Rule 416 under the Securities Act, the amount of common stock to be registered also includes an indeterminate number of shares that may become issuable upon exercise of the outstanding warrants as a result of such adjustments.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, on the basis of the average of the high and low prices ($0.12 and $0.12) of our common stock on the OTC Bulletin Board as reported on November 26, 2008.

The information in this registration statement is not complete and is subject to change.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this registration statement is a part is declared effective.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted.

Subject to Completion, Dated December 1, 2008

ABC FUNDING, INC.

46,288,632 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 46,288,632 shares of our common stock, par value $.001 per share (the “Registered Securities”), consisting of the following securities issued or granted by us, as the case may be, in connection with our purchase of 100% of the capital stock of Voyager Gas Corporation (the “Voyager Acquisition”) and the related financing:

•
17,500,000 shares underlying shares of our Series D Preferred Stock issued on September 2, 2008, constituting partial consideration of the purchase price in the Voyager Acquisition, as described elsewhere in this prospectus under “Description of Company – Voyager Acquisition and Related Acquisition Financing”;

•
up to 1,363,636 shares underlying shares of our Series E Preferred Stock issued on September 2, 2008 in full satisfaction of a Debenture (as defined below), in the redemption amount of $450,000, then outstanding from the Bridge Loan (as defined below);

•
up to 24,199,996 shares underlying a warrant, with an initial exercise price of $0.35 per share, subject to adjustment, granted on September 2, 2008, in further consideration for monies advanced under our term loan and senior secured revolver (the “Credit Facility”) to fund the Voyager Acquisition and general corporate purposes, as described elsewhere in this prospectus under “Description of Company – Voyager Acquisition and Related Acquisition Financing” and “Management Analysis and Discussion – Liquidity and Capital Resources”;

•
up to 2,400,000 shares underlying warrants, with an initial exercise price of $0.33 per share, subject to adjustment, granted on May 20, 2008 in connection with the sale of our Secured Convertible Debentures due September 29, 2008 (the “Debentures”), in the aggregate principal amount of $800,000, the proceeds of which were used to fund payment of the performance deposit in the Voyager Transaction (the “Bridge Loan”), as described elsewhere in this prospectus under “Description of Company – Voyager Acquisition and Related Acquisition Financing”;

•
up to 600,000 shares underlying warrants, with an initial exercise price of $0.33 per share, subject to adjustment, granted on May 20, 2008, as part of the placement fee in connection with the Bridge Loan; and

•
up to 225,000 shares underlying warrants, with an initial exercise price of $0.33 per share, subject to adjustment, granted on September 2, 2008, as part of the placement fee in connection with the funding of the Credit Facility.

The above transactions were previously disclosed in our Current Reports on Forms 8-K filed with the Securities and Exchange Commission (“SEC”) on each of May 23, 2008 and September 9, 2008, as applicable, all of which are subject to the effectiveness in the State of Nevada of our Certificate of Amendment of Articles of Incorporation increasing the number of authorized shares of our common stock available for issuance from 24,000,000 to 149,000,000 (the “Charter Amendment”).  On November 28, 2008, we filed with the SEC an amended Preliminary Information Statement on Schedule 14C with respect to the Charter Amendment, among other items.

i

The Registered Securities are being offered to the public market by those individuals listed in the section of this prospectus entitled “Selling Security Holders.”  The selling security holders, by themselves or through brokers and dealers, may offer and sell the Registered Securities being offered for resale under this prospectus at prevailing market prices or in transactions at negotiated prices.  We will not receive any proceeds from the sale of the Registered Securities, but will bear the costs relating to the registration thereof.

Our common stock is traded on the Over-the-Counter Bulletin Board (OTC BB) under the symbol “AFDG.”  On November 28, 2008, the date of the last reported sale on the OTC BB, the closing price for our common stock on the OTC BB was $0.12.

Investing in the Registered Securities being offered for resale under this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 4.

Neither the SEC nor any state securities commission has approved or disapproved of the Registered Securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or that we have referred you to.  We have not authorized anyone to provide you with information that is differed.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted.

You should not assume that the information contained or incorporated in the registration statement to which this prospect is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Registered Securities being registered in that registration statement of which this prospectus forms a part.

The date of this prospectus is December 1, 2008

ii

PROSPECT SUMMARY

This summary highlights certain information concerning our business and this offering and is qualified in its entirety by the more detailed information, pro forma information, financial statements and notes thereto, and the reserve report included elsewhere in this prospectus.  A more detailed description of the terms and conditions of the Registered Securities are contained elsewhere in this prospectus under “Description of Company Securities”.

You should read this prospectus carefully and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in shares of our common stock covered by this prospectus.  In this prospectus, unless indicated otherwise, references to the “Company,” “our company,” “we,” “our” and “us” refer to ABC Funding, Inc.

The Company

We are an independent oil and natural gas company newly engaged in the exploration, production, development, acquisition and exploitation of natural gas and crude oil properties, consisting of approximately 14,300 net acres located in Duval County, South Texas, on trend with several prolific producing Frio, Jackson and Yegua (Oligocene and Eocene) fields (the “Duval County Properties”).  We operate and own an approximate 100% working interest in the proved reserve base.

On September 2, 2008, we completed our purchase of all of the outstanding capital stock of Voyager Gas Corporation, or the Voyager Acquisition, whereby Voyager Gas Corporation became our wholly-owned subsidiary and we became the owner, lessee and/or operator of all of the oil and gas properties and assets of Voyager Gas Corporation.  Consideration paid in the Voyager Acquisition consisted of cash consideration of $35.0 million and 10,000 shares of our Series D Preferred Stock, having a then-agreed upon value of $7.0 million which, upon the effectiveness of the Charter Amendment, automatically convert into 17,500,000 shares of our common stock.  We funded the Voyager Acquisition through the Bridge Loan and the Credit Facility.

Prior to our completion of the Voyager Acquisition, we were a “shell company” defined by, and subject to, the rules and regulations promulgated under the Exchange Act.  We were incorporated as a Nevada corporation in May 2004.

Our principal offices are located at 4606 FM 1960 West, Suite 400, Houston, Texas  77069.  We can be reached by phone at (281) 315-8890.

The Offering

Securities Offered
46,288,632 shares of our common stock, consisting of (i) 18,863,636 shares of common stock issuable in connection with the Voyager Acquisition and related Bridge Loan and (ii) subject to certain adjustments, up to 27,424,996 shares issuable upon the exercise of warrants granted in connection with the financing of the Voyager Acquisition.

Use of Proceeds	We will not receive any proceeds from the sale by any selling security holder of the Registered Securities. See “Use of Proceeds.”

Plan of Distribution
So long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement to which this prospectus forms a part, the Registered Securities may be sold by the selling security holders pursuant to this prospectus in the manner described under “Plan of Distribution.”

Trading and Symbol	Our common stock currently trades on the OTC Bulletin Board under the symbol “AFDG.”

Capital Stock Outstanding
As of December 1, 2008, we had 23,363,136 shares of common stock outstanding.  After giving effect to the Charter Amendment and automatic conversion of overlying derivative securities as of such date, we will have 43,351,772 shares of common stock outstanding and, on a fully-diluted basis (after giving effect to the vesting of our outstanding restricted stock awards and the exercise or conversion, as applicable, of our outstanding preferred stock, warrants, options and convertible notes), approximately 89,799,986 shares of common stock.

Risk Factors
An investment in the Registered Securities is subject to a number of risks.  You should carefully consider the information set forth in the "Risk Factors" section below and the other sections of this prospectus, in addition to the documents included in and/or incorporated by reference in the registration statement to which this prospectus forms a part.

Transactions Underlying Registered Securities

Voyager Acquisition
Our September 2, 2008, purchase of all of the outstanding capital stock of Voyager Gas Corporation, whereby Voyager Gas Corporation became our wholly-owned subsidiary and we became the owner, lessee and/or operator of all of its oil and gas properties and assets.  Consideration paid included 17,500,000 shares of our common stock underlying shares of our Series D Preferred Stock issued to seller and registered in the registration statement to which this prospectus forms a part.

Credit Facility
Our senior credit facility with CIT Capital USA Inc., our lender (“CIT Capital”), executed September 2, 2008, and consisting of a $50.0 million revolving credit facility and $22.0 million term loan, used to fund the Voyager Acquisition and provide working capital.

Bridge Loan
Proceeds of $800,000 raised by sale of our Senior Secured Convertible Debentures due September 29, 2008 (the “Debentures”), in the aggregate  principal amount of $900,000 and issued at a discount of $100,000 to fund payment of the performance deposit in the Voyager Acquisition.

Registration Rights
Under registration rights granted in connection with the issuance or grant, as applicable, of the derivative securities overlying the Restricted Securities, our failure to timely file, have declared effective, and maintain the effectiveness of, the registration statement to which this prospectus forms a part, will result in the payment of liquidated damages.  See “Description of Company Securities – Registration Rights”.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus or included in the registration statement to which this prospectus forms a part,, before deciding to invest in the Registered Securities.  If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks Related to Our Business

We are a company with limited operating history and limited resources.

Since our inception in May 2004, we have had limited operations and nominal revenues.  To date, we have been engaged principally in organization, capital-raising activities and early business development planning matters related primarily to making acquisitions or participating in strategic joint ventures in the oil and natural gas industry.  Except for the Voyager Acquisition, to date we have made no acquisitions or entered into any joint ventures.  While we expect to realize revenues through oil and natural gas production from our newly-acquired interests in the Duval County Properties and such other properties as we may acquire in the future, there can be no assurance that we will be successful.  In addition, we anticipate significant expenses relating to the development of our infrastructure and business.  Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in the energy industry, given the volatile nature of the energy markets.  Our ability to generate net income will be strongly affected by, among other factors, our ability to successfully drill undeveloped reserves as well as the market price of crude oil and natural gas.  There can be no assurance that we will achieve our objective and business plan, or that we will be able to succeed in achieving our objective and business plan.

If adequate funds are unavailable from our anticipated operations from the Duval County Properties, the Credit Facility or additional sources of financing, we might be forced to reduce or delay acquisitions or capital expenditures, sell assets, reduce operating expenses, refinance all or a portion of our debt, or delay or reduce important drilling or enhanced production initiatives.  In the future we may seek to raise any necessary additional funds through equity or debt financings, convertible debt financings, joint ventures with corporate partners or other sources, which may be dilutive to our existing shareholders and may cause the price of our common stock to decline.

We have future capital needs and without adequate capital we may go out of business.

As a result of the Voyager Acquisition, we anticipate that we will experience substantial capital needs to exploit the Duval County Properties pursuant to our planned development program.  We also expect that additional external financing will be required in the future to fund our growth.

Under the Credit Facility, of the initial borrowing base of $14.0 million under the Revolving Loan, only $2.5 million is currently available to us.  As of December 1, 2008, we had borrowed $33.5 million to finance the Voyager Acquisition, to repay the Bridge Loan and related transaction expenses, and to fund capital expenditures generally.  In connection with the Voyager Acquisition, we drew down the full $22.0 million under the Term Loan.

Our growth and continued operations could be impaired by limitations on our access to the capital markets or traditional secured sources of credit.  There is no assurance that capital will be available to us, or if available, would be adequate for the long-range growth of the Company or obtainable by us on acceptable terms.  If financing is available, it may involve issuing securities senior to our shares or equity financings which are dilutive to holders of our shares.  In addition, in the event we do not raise additional capital from conventional sources, such as our existing investors or commercial banks, there is every likelihood that our growth will be restricted and we may need to scale back or curtail implementing our business plan.  Even if we are successful in raising capital, we will likely need to raise additional capital to continue and/or expand our operations.

            Without adequate capital resources, we may be forced to limit our planned oil and natural gas acquisition and development activities and thereby adversely affect the recoverability and ultimate value of our oil and natural gas properties.  If we are unable to service our indebtedness, we may also be forced to adopt an alternative strategy that may include actions such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking equity capital.  We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our indebtedness.

If we are unable to realize the perceived potential of the Voyager Acquisition or successfully integrate such other companies or assets we acquire in the future into our operations on a timely basis, our profitability could be negatively affected.

Our growth and operating strategies for businesses or assets we acquire, including the Voyager Acquisition, may be different from the strategies currently pursued by such businesses or the current owners of such assets.  If our strategies are not successful for the Duval County Properties or such company or other assets we acquire, it could have a material adverse effect on our business, financial condition and results of operations.  Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate the operations of any acquired business to achieve cost savings.

In addition, there may be risks and liabilities that we failed, or were unable, to discover in the course of performing due diligence investigations in the Voyager Acquisition or with respect to any other business or property we may acquire in the future.  Such risks include the possibility of title defects or liabilities not discovered by our due diligence review.  Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible.  We cannot assure you that rights to indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired, including the Voyager Acquisition.  Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Our failure to realize any perceived value from the Duval County Properties or to integrate acquired properties successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in our incurring unanticipated expenses and losses.  In addition, we may have to assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions, and the scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

We depend on successful exploration, development and acquisitions to maintain revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics.  Except to the extent that we conduct successful exploration and development activities with respect to the Duval County Properties or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced.  Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves.  Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive.  Recovery of our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations.  To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired.  In addition, we may be required to find partners for any future exploratory activity.  To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

The Duval County Properties and our future acquired properties may yield revenues or production that varies significantly from our projections.

Our assessments of the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to the Duval County Properties and other producing properties that may be acquired in the future are necessarily inexact and their accuracy is inherently uncertain.  A review of properties will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities.  We may not inspect every well, and we may not be able to identify structural and environmental problems even when we do inspect a well.  If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems.  Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production.  The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities.  Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties.  Our failure to obtain such services on acceptable terms could materially harm our business.

Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities.  Such restrictions on our ability to sell our oil or natural gas could have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

If oil and natural gas prices decrease, we may be required too take write-downs of the carrying values of our oil and natural gas properties, potentially reducing funds available under the Credit Facility and negatively impacting the trading value of our securities.

Accounting rules require that we periodically review the carrying value of our oil and natural gas properties for possible impairment.  Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties.  Because our properties will serve as collateral for advances under the Credit Facility, a write-down in the carrying values of our properties could require us to repay debt earlier than would otherwise be required.  A write-down would also constitute a non-cash charge to earnings.  It is likely that the effect of such a write-down could also negatively impact the trading price of our securities.

We account for our oil and gas properties using the full cost method of accounting.  Under this method, all costs associated with the acquisition, exploration and development of oil and natural gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities, are capitalized.  Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized.  The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and natural gas reserves as determined by independent petroleum engineers.  Excluded from amounts subject to depletion are costs associated with unevaluated properties.  We evaluate impairment of our proved oil and natural gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable.  The risk that we will be required to write down the carrying value of our oil and natural gas properties increases when oil and natural gas prices are low or volatile.  In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues.

Hedging activities we engage in may prevent us from benefiting from price increases and may expose us to other risks.

Following our entry into the Credit Facility on September 2, 2008, we executed arrangements to use derivative instruments to hedge the impact of market fluctuations on crude oil and natural gas prices.  To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of future price increases above the levels of the hedges.  This is particularly relevant given the precipitous drop in natural gas prices in the weeks prior to our September 2nd entry into such hedging arrangements.  In addition, we will be subject to risks associated with differences in prices received at different locations, particularly where transportation constraints restrict our ability to deliver oil and natural gas volumes to the delivery point to which the hedging transaction is indexed.

Our Credit Facility imposes significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The Credit Facility contains covenants that restrict our ability and the ability of our subsidiaries to take various actions, such as:

•	incurring or generating additional indebtedness or issuing certain preferred stock;
•	paying dividends on our capital stock or redeeming, repurchasing or retiring our capital stock or subordinated indebtedness or making other restricted payments;
•	entering into certain transactions with affiliates;
•	creating or incurring liens on our assets;
•	transferring or selling assets;
•	incurring dividend or other payment restrictions affecting certain of our future subsidiaries; and
•	consummating a merger, consolidation or sale of all or substantially all of our assets.

In addition, the Credit Facility includes other and more restrictive covenants including those that will restrict our ability to prepay our other indebtedness, while borrowings under the Credit Facility remain outstanding.  The Credit Facility also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios.  Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the Credit Facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and
•
adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our best interest.

A breach of any of the restrictive covenants or our inability to comply with the required financial ratios could result in a default under the Credit Facility.

If a default occurs, the lenders under the Credit Facility may elect to:

•	declare all borrowings outstanding thereunder, together with accrued interest and other fees, to be immediately due and payable; or
•	exercise their remedies against our assets subject to their first liens.

The lenders under the Credit Facility would also have the right in these circumstances to terminate any commitments they have to provide us with further borrowings.

Our principal stockholder and one of our directors possess significant control over our operations based, in large part, upon their respective ownership of our capital stock, and because of this they could choose a plan of action which could devalue our outstanding securities.

At December 1, 2008, one of our directors, Alan D. Gaines, holds 11,151,000 shares of common stock, or 47.7% of our outstanding shares.  Accordingly, until such time as his ownership is sufficiently diluted by the issuance of additional shares of common stock, Mr. Gaines could significantly influence the Company on matters submitted to the stockholders for approval.  These matters include the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.

The amount of control yielded by Mr. Gaines gives him the ability to determine the future of the Company, and as such, he could cause us to close the business, change the business plan or make any number of other major business decisions without the approval of other stockholders.  This control may significantly reduce the value of our shares.

We may not be able to retain the services of our Chief Executive Officer, Chief Financial Officer and Senior Vice President of Operations, or we may be unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration and development.

Our success also depends to a significant extent upon the continued services of Robert P. Munn, our Chief Executive Officer, Carl A. Chase, our Chief Financial Officer, and Jim B. Davis, our Senior Vice President of Operations.  Loss of the services of any of Mr. Munn, Mr. Chase or Mr. Davis could have a material adverse effect on our growth, revenues, and prospective business.  We do not have key-man insurance on the lives of Messrs. Munn, Chase and Davis.  In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration and production business.  Competition for qualified individuals is intense.  There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Our Articles of Incorporation provide for indemnification of officers and directors at our expense and limit their liability.

Our Articles of Incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company.  We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification.  This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, (the “Securities Act’), and is, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Risk Factors Related to the Oil and Gas Industry

Oil and Natural Gas Prices are Volatile.

The prices we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth.  Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand or global macroeconomic disruptions.  Historically, the markets for oil and natural gas have been volatile.  These markets will likely continue to be volatile in the future.  The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control.  These factors include the following:

•	changes in global supply and demand for oil and natural gas;
•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;
•	the price and quantity of imports of foreign oil and natural gas in the U.S.;
•	political conditions, including embargoes, which affect other oil-producing activities;
•	the level of global oil and natural gas exploration and production activity;
•	the level of global oil and natural gas inventories;
•	weather conditions affecting energy consumption;
•	technological advances affecting energy consumption; and
•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically.  Lower prices will also negatively impact the value of our proved reserves.  A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Competition in the oil and natural gas industry is intense.

We operate in a highly competitive environment for developing properties, marketing of oil and natural gas and securing trained personnel.  Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate.  Those companies may be able to pay more for productive oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit.  Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.  In addition, there is substantial competition for capital available for investment in the oil and natural gas industry.  We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production.  Decisions to purchase, explore, develop or otherwise exploit prospects or properties depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.  Please read "- Reserve estimates depend on many assumptions that may turn out to be inaccurate" below for a discussion of the uncertainties involved in these processes.  Costs of drilling, completing and operating wells are often uncertain before drilling commences.  Overruns in budgeted expenditures are common risks that can make a particular project uneconomical.  Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;
•	pressure or irregularities in geological formations;
•	shortages of or delays in obtaining equipment and qualified personnel;
•	equipment failures or accidents;
•	adverse weather conditions;
•	reductions in oil and natural gas prices;
•	oil and natural gas property title problems; and
•	market limitations for oil and natural gas.

In addition, there is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable.  The use of seismic data and other technologies and the study of producing fields in the same area do not permit conclusive knowledge prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.  We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

Reserve estimates depend on many assumptions that may turn out to be inaccurate.  Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves acquired under the Voyager Acquisition.

The process of estimating oil and natural gas reserves is complex.  It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors.  Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves.  In order to prepare our estimates, we must project production rates and the timing of development expenditures.  We must also analyze available geological, geophysical, production and engineering data.  The extent, quality and reliability of this data can vary.  The process also requires that economic assumptions be made about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices received, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates.  Any significant variance could materially affect the estimated quantities and present value of our reported reserves.  In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations.  Our oil and natural gas exploration and production activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
•	abnormally pressured formations;
•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;
•	fires and explosions;
•	personal injuries and death; and
•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to the Company.  We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented.  In addition, pollution and environmental risks generally are not fully insurable.  If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our results of operations, financial condition and cash flows.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face.  We do not carry business interruption insurance.  We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented.  In addition, we cannot insure fully against pollution and environmental risks.  The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

Our operations may cause us to incur substantial liabilities for failure to comply with environmental laws and regulations.

Oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection.  These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from operations.  Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief.  Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general.  Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

The exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with such governmental regulations. Matters subject to regulation include:

•	permits for drilling operations;
•	drilling and plugging bonds;
•	reports concerning operations;
•	the spacing and density of wells;
•	unitization and pooling of properties;
•	environmental maintenance and cleanup of drill sites and surface facilities; and
•	taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages.  Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties.  Moreover, these laws could change in ways that substantially increase our costs.  Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

We may not be able to keep pace with technological developments in our industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introduction of new products and services which utilize new technologies.  As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs.  In addition, other oil and natural gas companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we are able to.  We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost.  If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

Risks Related to our Shares of Common Stock

We have not and do not anticipate paying any cash dividends on our common stock, because of this our securities could face devaluation in the market.

We have paid no cash dividends on our common stock to date and it is not anticipated that any cash dividends will be paid to holders of our common stock in the foreseeable future.  The Credit Facility disallows us paying dividends, except under certain circumstances.  While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion.  As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in the Company.

We will continue to incur significant increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance requirements.

In January 2006, we registered our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and thereby became subject to the reporting requirements promulgated by the SEC thereunder.  As a public company, we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the SEC and applicable market regulators.  These rules impose various requirements on public companies, including requiring certain corporate governance practices.  Our management and other personnel will need to devote a substantial amount of time to these new compliance requirements.  Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

    In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures.  In particular, for fiscal years ending on or after December 15, 2007, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  For fiscal years ending on or after December 15, 2008, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses.  Compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts.  If we are not able to comply with the requirements of Section 404 in a timely manner or if our independent registered public accounting firm later identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Our common stock is listed on the OTC Bulletin Board.

Our common stock is not quoted on the NASDAQ National Market System or listed on a national securities exchange.  The NASDAQ National Market System and national securities exchanges require companies to fulfill certain requirements in order for their shares to be listed and to continue to be listed.  The securities of a company may be ineligible for listing or, if listed, may be considered for delisting if the company fails to meet certain financial thresholds, including if the company has sustained losses from continuing operations and/or net losses in recent fiscal years.  There can be no assurance that we will not report losses in the future or that we will be able to list or have our common stock quoted on the NASDAQ National Market or a national securities exchange.  An inability to list our common stock could adversely affect our ability to raise capital in the future by issuing common stock or securities convertible into or exercisable for our common stock.

Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders and with the ability to adversely affect stockholder voting power and perpetuate our Board's control over the Company.

Our Articles of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $ .001 per share, of which up to 522,000 aggregate shares have been designated as Series A, B, C, D and E preferred stock.  As such, our Board of Directors (the “Board”) is currently entitled to authorize the issuance of an additional 478,000 shares of preferred stock in one or more series with such designations; preferences; conversion rights; cumulative, relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions as may be determined in its sole discretion, with no further authorization by security holders required for the issuance thereof.

The issuance of additional preferred stock from the shares available could adversely affect the voting power and other rights of the holders of common stock.  Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of the Company or make removal of management more difficult.  As a result, our Board's ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations.  Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders.

We may issue securities that could dilute your ownership.

We may decide to raise additional funds through public or private debt or equity financing to fund our operations.  If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of public or private dent.  We may not obtain sufficient financing on terms that are favorable to you or us. We may also issue equity securities as consideration for acquisitions we may make.

Holders of our common stock may experience dilution of their ownership interests due to (1) our registration for resale of the Registered Securities and (2) any future issuance of additional shares of our common stock.

We are currently registering for resale up to 46,288,632 shares of our common stock, consisting of 18,863,636 shares underlying outstanding convertible preferred stock and 27,424,996 warrants exercisable upon the effectiveness of the Charter Amendment.

The total number of securities currently being registered or registerable for resale under this registration statement is greater than the number of shares of our common stock currently issued and outstanding, which at December 1, 2008, consists of only 23,363,136 shares of issued common stock and an additional 46,948,210 shares of common stock issuable under conversion or exercise, as the case may be, of outstanding shares of preferred stock, options, warrants and convertible notes, and will result in an immediate dilution of the ownership interests of the holders of our common stock.  Upon the effectiveness of the Charter Amendment, we will have 149,000,000 shares of common stock authorized.

In addition to the foregoing, certain warrants included in the Registered Securities also contain provisions that will result in the issuance of additional shares in the event we sell shares of common stock at prices less than the applicable conversion prices set forth therein.  We may also in the future issue additional shares of our authorized and unissued common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes, all of which will result in the dilution of the ownership interests of holders of our common stock.  Issuance of additional shares of common stock may also create downward pressure on the trading price of our existing common stock that may in turn require us to issue additional shares to raise funds through sales of our securities.  This will further dilute the holders of our common stock.

Our common stock may experience price volatility and, as a result, its market value may also be volatile.  The limited trading volume of our common stock may contribute to this price volatility.

The trading price of our common stock is highly volatile.  We believe the volatility of the trading price of our common stock is due to, among other things, the results of our drilling program, current expectations of our future financial performance, prices of oil and natural gas and the volatility of the stock market in general.

Moreover, our common stock does not have substantial trading volume.  As a result, relatively small trades of our common stock may have a significant impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock.

Because of the limited trading volume of our common stock and the price volatility of our common stock, you may be unable to sell your shares of our common stock when you desire or at the price you desire.  Moreover, the inability to sell your shares of our common stock in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

The trading price of our common stock could be adversely affected by sales and issuances of our common stock in the public markets.

At December 1, 2008, our largest stockholder beneficially owned approximately 47.7% and our directors and executive officers, as a group, beneficially owned approximately 52.4%, of the then-outstanding shares of our common stock (inclusive of options and warrants currently exercisable into shares of our common stock).  After giving effect to the Charter Amendment, our largest stockholders will beneficially own approximately 37.9%, 34.4% and 24.2%, respectively, and our directors and executive officers, as a group, will beneficially own approximately 28.3%, of the then-outstanding shares of our common stock (inclusive of options and warrants exercisable into shares of our common stock).  Sales of our common stock by these stockholders, or the perception that such sales might occur, could have a material adverse effect on the trading price of our common stock or could impair our ability to obtain capital through future offerings of equity securities.

Provisions in our Articles of Incorporation may inhibit a takeover of the Company.

Under our certificate of incorporation, our Board of Directors is authorized to issue shares of our capital stock without the approval of our stockholders.  Issuance of such shares could make it more difficult to acquire the Company without the approval of our Board of Directors as more shares would have to be acquired to gain control.  This may deter hostile takeover attempts that could result in an acquisition of us that would have been financially beneficial to our stockholders.

We have not previously paid dividends on the shares of our common stock and do not anticipate doing so in the foreseeable future.

Under the Nevada Revised Statutes, cash dividends on capital stock may not be paid if, after given effect to any such dividend, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amount needed to satisfy preferential rights upon dissolution of the Company.

In addition, our Credit Facility and other financing agreements that we may enter into in the future may limit our ability to pay cash dividends on our capital stock, including shares of the Registered Securities.

Moreover, we have not in the past paid any dividends on the shares of our common stock and do not anticipate that we will pay any dividends on our common stock in the foreseeable future.  Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our Board of Directors.

CAUTIONARY NOTE REGARDING FORWARDING-LOOKING STATEMENTS

          This prospectus contains a number of forward-looking statements that reflect management's current views and expectations with respect to our business, strategies, future results and events and financial performance.  Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, reserves estimates, product demand, competition and the effect of economic conditions include forward-looking statements within the meaning of section 27A of the Securities Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements.  Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations, these statements and other projections and statements contained herein expressing general optimism about future operating results and non-historical information, are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected.  Given these uncertainties, you should not place any reliance on these forward-looking statements.  These forward-looking statements also represent our estimates and assumptions only as of the date that they were made.  We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.  We have provided a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this prospectus.  These are factors that we think could cause our actual results to differ materially from expected results.  Other factors besides those listed there could also adversely affect us.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Except as may be required under the Federal securities laws, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures we make in our Form 10-K, Form 10-Q and Form 8-K reports to the SEC, or equivalent forms under “small reporting company” rules promulgated under Regulation S-K.

USE OF PROCEEDS

All sales of the Registered Securities will be by or for the account of the selling security holders listed in this prospectus and any prospectus supplement.  We will not receive any proceeds from the sale by any selling security holder of the Registered Securities.

DETERMINATION OF OFFERING PRICE

The shares of common stock offered by this prospectus will be sold by the selling security holders listed in this prospectus.  The selling security holders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale.  Our common stock is traded on the OTC Bulletin Board under the symbol "AFDG".  On Novenber 26, 2008, the date of the last reported sale, the closing price for our common stock on the OTC Bulletin Board was $0.12.

We have agreed to pay certain expenses in connection with the registration of the Registered Securities offered by the selling security holders for resale pursuant to this prospectus.

DILUTION

        Our net tangible book value as of September 30, 2008 was $7,059,872 or $0.28572 per share of common stock.  Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued pursuant to this prospectus.

    The following table illustrates the per share dilution:

Net tangible book value per share before this offering	$0.30218
Decrease attributable to new investors	(0.15252)
Net tangible book value per share after this offering	$0.14966

Dilution per share to new stockholders	$0.15252

SELLING SECURITY HOLDERS

The table set forth below contains certain information as of December 1, 2008, after giving effect to the issuance of common stock following the conversion or exercise, as applicable, of the overlying derivative securities upon the effectiveness of the Charter Amendment unless otherwise noted, regarding the selling security holders.  All information in the following table and related footnotes has been supplied to us by the selling security holders, and we have relied on their representations.

Percentage ownership of common stock is based on 43,351,772 shares of our common stock outstanding after giving effect to the issuance of common stock following the conversion or exercise, as applicable, of the overlying derivative securities upon the effectiveness of the Charter Amendment.  In addition, the following table assumes, for calculating each selling security holder’s beneficial ownership, that options, warrants and convertible securities, as applicable, held by such security holder (but not, unless otherwise noted, those held by any other person) that would be exercisable within sixty (60) days of the date of this prospectus, have been exercised and converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding.  For purposes of calculating the beneficial ownership after resale of each selling security holder, the table also assumes that each selling security holder will exercise all overlying warrants and sell all of the Registered Securities owned by the selling security holder and covered by this prospectus.

Next to the name of each selling security holder listed below that is not a natural person (or the name of which is not identified with a natural person), we have set forth in parentheses the name of the natural person(s) who has the power to exercise voting and/or investment power over the shares owned by such selling security holder, or a footnote providing the reader with the name of such person(s).  Each of those selling security holders identified by footnotes (A) and (B) as a registered broker-dealer or as an affiliate of a broker-dealer have represented to us, among other things, that (i) it acquired the securities to be resold under the registration statement of which this prospectus is a part in the ordinary course of business and (ii) it does not have any agreements, understandings or arrangements with any persons, either directly or indirectly, to dispose of such securities.  None of the selling security holders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

The aggregate number of shares of common stock that may actually be issued upon the exercise of outstanding warrants held by certain selling security holders and the actual number of shares of common stock that may actually be sold by each selling security holder will be determined by such selling security holder.  In addition, warrants included in the Registered Securities contain provisions that would result in an adjustment to the exercise price and the issuance of additional shares when exercised in the event we sell shares of our common stock, or derivative securities exercisable or convertible into shares of our common stock, at prices less than the applicable exercise prices set forth in these warrants.  Based upon the foregoing, and because each selling security holder may exercise all, some or none of their warrants for shares of our common stock and each selling security holder may sell all, some or none of such underlying shares of common stock, no estimate can be given as to the aggregate number of shares of common stock issuable upon exercise of warrants that will be held by the selling security holders upon termination of the offering.  In addition, the selling security holders listed below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares of common stock since the date on which they provided the information regarding their holdings.

If, from time to time, additional security holders notify us of their intent to use this prospectus to dispose of the shares of our common stock issuable upon exercise of the warrants overlying the Registered Securities, we may file a prospectus supplement to include those additional security holders’ information even if, because we have not been notified of any prior exempt sales, the table below continues to list shares of our common stock issuable upon exercise of warrants previously proposed to be sold by the additional security holders’ transferors.

Name of Security Holder	Beneficial Ownership Before Offering		%	Shares of Common Stock Being Registered	Beneficial Ownership After Offering	%
Natural Gas Partners VII, LP (1)	17,500,000	(1)	40.4%	17,500,000	--	n/a
CIT Capital USA Inc. (2)	24,199,996	(3)	35.8%	24,299,996	--	n/a
Whalehaven Capital Fund Limited (4)	2,563,636	(5)	5.8%	2,563,636	--	n/a
Alpha Capital Anstalt (6)	1,200,000	(7)	2.7%	1,200,000	--	n/a
Libra Finance (8)	600,000	(8)	1.4%	600,000	--	n/a
Global Hunter Securities, LLC (9)	225,000	(10)	*	225,000	--	n/a
Totals	46,288,632		*	46,288,632	--	n/a
____________________

(*)	Less than one percent.
(A)	Indicates a registered broker-dealer.
(B)	Indicates an affiliate of a registered broker-dealer.
(1)
Represents 17,500,000 shares of our Common Stock underlying 10,000 shares of Series D Preferred issued by us in the Voyager Acquisition which automatically convert upon the effectiveness of the Charter Amendment.  Holder’s address is c/o Natural Gas Partners, 125 E. John Carpenter Fwy., Ste. 600, Irving, TX  75062.  Kenneth A. Hersh and David R. Albin are Authorized Members of the ultimate general partner of Natural Gas Partners VII, L.P. and may be deemed to share dispositive and voting power over the securities owned by Natural Gas Partners VII, L.P.

(2)	Indicates grant of dispositive authority over the listed securities to Brian Kerrigan, as vice president of the listed entity.
(3)
Represents shares of common stock underlying the CIT Warrant held by the selling security holder, based on an initial exercise price of $0.35 per share, subject to adjustment under certain circumstances as described in this prospectus under “Description of Company Securities – Warrants and Exercise Price Adjustments – CIT Warrant.” As a result, the number of shares of our common stock issuable upon exercise of the warrant may increase in the future.

(4)	Indicates grant of dispositive authority over the listed securities to Brian Mazzella, as Chief Financial Officer of the selling security holder.
(5)
Represents 1,200,000 shares of common stock underlying a Bridge Warrant held by the selling security holder, based on an initial exercise price of $0.33 per share, subject to adjustment under certain circumstances as described in this prospectus under “Description of the Company Securities – Warrants and Exercise Price Adjustments – Bridge Warrants.”  As a result, the number of shares of our common stock issuable upon exercise of the warrant may increase in the future.

(6)	Indicates grant of dispositive authority over the listed securities to Konrad Ackerman, as Director of the selling security holder.
(7)
Represents shares of common stock underlying a Bridge Warrant held by the selling security holder, based on an initial exercise price of $0.33 per share, subject to adjustment under certain circumstances as described in this prospectus under “Description of the Company Securities – Warrants and Exercise Price Adjustments – Bridge Warrants.” As a result, the number of shares of our common stock issuable upon exercise of the warrant may increase in the future.

(8)
Represents shares of common stock underlying Bridge Placement Warrant held by the selling security holder, based on an initial exercise price of $0.33 per share, subject to adjustment under certain circumstances as described in this prospectus under “Description of the Company Securities – Warrants and Exercise Price Adjustments – Bridge Placement Warrant.” As a result, the number of shares of our common stock issuable upon exercise of the warrant may increase in the future.

(9)	Indicates grant of dispositive authority over the listed securities to Ed Lainfiesta, as president of the selling security holder.
(10)	Represents shares of common stock underlying GHS Warrant held by the selling security holder, at an exercise price of $0.33 per share.

PLAN OF DISTRIBUTION

We are registering for resale a total of 46,288,632 shares of our common stock, including up to 18,863,636 shares issuable upon conversion of outstanding shares of the Series D Preferred and Series E Preferred and 27,424,996 shares initially issuable upon exercise of outstanding warrants, issued or granted, as the case may be, in connection with the Voyager Acquisition and the related financing.

All fees, costs, expenses and fees in connection with the registration of the shares of common stock offered for resale under this prospectus will be borne by us.  Brokerage commissions, if any, attributable to the sale of shares of Registered Securities will be borne by the selling security holders.

The selling security holders may sell the Registered Securities directly or through brokers, dealers or underwriters who may act solely as agents or may acquire the Registered Securities as principals.  The selling security holders may distribute the Registered Securities in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales;
•	transactions involving cross or block trades or otherwise on the open market;
•	purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;
•	to the extent applicable, “at the market” to or through market makers or into an existing market;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;
•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or
•	any combination of the above, or by any other legally available means.

Selling security holders will not be restricted as to the price or prices at which the selling security holders may sell their shares of Registered Securities covered by this prospectus and any sales may be made at market prices prevailing at the time of the sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of the sale.  Sales of the shares of common stock covered by this prospectus by the selling security holders may depress the market price of our common stock since the number of shares which may be sold by the selling security holders is very large compared to the historical average weekly trading volume of our common stock, which has been quite low.  Accordingly, if the selling security holders were to sell, or attempt to sell, all of such securities at once or during a short time period, we believe such a transaction would dramatically adversely affect the market price of our common stock.

From time to time a selling security holder may pledge shares of common stock covered hereby under margin provisions of customer agreements with its brokers or under loans with third parties.  Upon a default by the selling security holder, the broker or such third party may offer and sell any pledged securities from time to time.

In effecting sales, brokers and dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in the sales as agents or principals.  Brokers or dealers may receive commissions or discounts from the selling security holder or, if the broker-dealer acts as agent for the purchaser of the Registered Securities, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions customary in the types of transactions involved.  Broker-dealers may agree with the selling security holders to sell a specified number of shares of Registered Securities at a stipulated price, and to the extent the broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holder.  Broker-dealers who acquire securities as principal may then resell those securities from time to time in transactions: in the over-the counter market or otherwise; at prices and on terms prevailing at the time of sale; at prices related to the then-current market price; or in negotiated transactions.

Resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above.  In connection with these sales, these broker-dealers may pay to or receive from the purchasers of the Registered Securities commissions as described above.

The selling security holders may also sell the shares of common stock covered by this prospectus, which qualify for sale pursuant to Rule 144 of the Securities Act, may be sold in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.  In addition, a selling security holder may transfer, devise or gift the Registered Securities by other means not described in this prospectus.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the Registered Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  In this event, any profits on the sale of the underlying common stock by selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.  Selling security holders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  To the extent the selling security holders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.  We know of no existing arrangements between stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Registered Securities being offered under this prospectus.

NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the National Association of Securities Dealers (NASD) participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;
•	the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;
•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

The selling security holders are subject to applicable provisions of the Exchange Act and the SEC’s rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the Registered Securities by the selling security holders.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates.  In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

In order to comply with certain states’ securities laws, if applicable, the Registered Securities may be sold in those jurisdictions only through registered or licensed brokers or dealers.  In certain states the securities may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.  There can be no assurance that any selling security holder will sell any or all of the Registered Securities.

The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Registered Securities against certain liabilities, including liabilities arising under the Securities Act.  We and the selling security holders have each agreed to indemnify the other against certain liabilities, including liabilities under the Securities Act or the Exchange Act arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement of which this prospectus is a part, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Our obligation to use reasonable efforts to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions, each as set forth in the registration rights agreements entered into by us with each of CIT Capital and Voyager Gas Holdings, L.P. and its permitted assignees, and with the recipients of the Bridge Warrants, each in the form previously included as Exhibits 99.10 and 99.14 to our Current Reports on Forms 8-K previously filed with the SEC on May 23, 2008 and September 9, 2008, respectively.  However, in no event will we be required to keep the registration statement effective beyond such date as all Registered Securities covered by the registration statement have been sold, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

In addition, we may suspend the use of this prospectus for offers and sales of the Registered Securities under certain circumstances, including circumstances relating to pending corporate developments, for a period not to exceed sixty (60) days (which need not be consecutive) in any twelve-month period and, in the case of Registered Securities held by CIT Capital and Voyager Partnership, as designee of Voyager Gas Holdings, L.P., for any additional fifteen (15) consecutive calendar days or twenty-five (25) calendar days during any twelve-month period outside any  permitted “blackout period” as defined therein.

DESCRIPTION OF COMPANY SECURITIES

The following summary is a description of the material terms of our capital stock.  This summary is not intended to be a complete description of our capital stock, and it is subject in all respects to the applicable provisions of Nevada law and of our constituent documents and of the constituent documents of our subsidiaries.  For more information, please review our Articles of Incorporation, as amended, and Bylaws incorporated by reference in the registration statement to which this prospectus forms a part.

General

The authorized capital stock of the Company consists of 24,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of “blank check” preferred stock, $0.001 par value.  As of December 1, 2008, there are a total of 23,363,136 shares of common stock issued and outstanding and 157,495 shares of preferred stock currently outstanding.

After giving effect to automatic conversion of shares of the Series D Preferred and Series E Preferred upon the effectiveness of the Charter Amendment, there will be a total of 42,226,772 shares of common stock issued and outstanding and 137,495 shares of preferred stock outstanding.

At December 1, 2008, there are: (i) 21,911,854 shares of common stock issuable upon conversion pursuant to outstanding shares of Series A, B, D and E Preferred, 18,863,636 of which are Registered Securities being registered hereby; (ii) 17,050,000 shares of common stock issuable (subject to vesting schedules in some instances) pursuant to outstanding restricted stock awards and stock options, (iii) 27,424,996 shares of common stock issuable pursuant to outstanding warrants, all of which are Registered Securities being registered hereby, and (iv) an outstanding promissory note convertible into approximately 50,000 shares of common stock.

Common Stock

Holders of outstanding shares of common stock are entitled to one vote for each share of stock in his or her name on the records of the Company on all matters submitted to a vote of stockholders, including the election of directors.  The holders of common stock do not have cumulative voting rights.  Dividends may be paid to holders of common stock when, as and if declared by the Board of Directors out of funds legally available therefore.  Holders of common stock have no conversion, redemption or preemptive rights.  All shares of commons stock, when validly issued and fully paid, will be non-assessable.  In the event of any liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in the assets of the Company remaining after provision for payment of creditors and after the liquidation preference, if any, of any preferred stock outstanding at the time.

Preferred Stock

The Board may, by resolution, issue preferred stock in one or more series at such time or times and for such consideration as the Board may determine.  The Board is expressly authorized to provide for such designations, preferences, voting power (or no voting power), relative, participating, optional or other special rights and privileges, and such qualifications, limitations or restrictions thereof, as it determines in the resolutions providing for the issue of such class or series of preferred stock prior to the issuance of any shares thereof.

       At December 1, 2008, our Board had authorized (i) 300,000 shares of Series A Preferred, of which 99,395 are issued and outstanding, (ii) 200,000 shares of Series B Preferred, of which 37,100 are issued and outstanding, (iii) 2,000 shares of Series C Preferred, of which 1,000 are issued and outstanding, (iv) 10,000 shares of Series D Preferred, all of which are convertible into 17,500,000 shares of common stock upon the effectiveness of the Charter Amendment, and (v) 10,000 shares of Series E Preferred, all of which are convertible into 1,363,636 shares of common stock upon the effectiveness of the Charter Amendment.  Except for the Series C Preferred which is not convertible, the outstanding shares of Series A Preferred and Series B Preferred stock are convertible into an aggregate of 3,048,218 shares of our common stock.  Except as provided by law, holders of preferred stock do not have voting rights.

         Series A Preferred

During May 2008, we exchanged 99,395 shares of our Series A Preferred in full satisfaction of outstanding convertible promissory notes, in the then aggregate principal amount of $965,000 plus $28,950 interest accrued thereon.  The notes, as extended previously, carried an interest rate of 12% per annum, payable in either cash or shares, and were convertible into shares of common stock at a conversion rate of $0.50 per share at the option of the investor.   Each of the Series A Preferred issued is convertible into 20 shares of our common stock, for an aggregate of 1,987,900 shares of our common stock, upon the effectiveness of the Charter Amendment.

The exchange transaction pursuant to which we issued the Series A Preferred, together with the governing Certificate of Designations, was previously disclosed by us in our Current Report on Form 8-K filed with the SEC on May 23, 2008.

         Series B Preferred

During May 2008, we exchanged 37,100 shares of our Series B Preferred in full satisfaction of outstanding convertible promissory notes, in the then aggregate principal amount of $350,000 plus $21,000 interest accrued thereon.  The notes carried a 10% interest rate payable in shares of our common stock based upon a conversion price of $ 0.35 per share.  Each of the Series B Preferred issued is convertible into 28.58 shares of our common stock, for an aggregate of 1,060,318 shares of our common stock, upon the effectiveness of the Charter Amendment.

The exchange transaction pursuant to which we issued the Series B Preferred, together with the governing Certificate of Designations, was previously disclosed by us in our Current Report on Form 8-K filed with the SEC on May 23, 2008.

Series D Preferred

As part of the purchase price in the Voyager Acquisition, on September 2, 2008, we issued 10,000 shares of our newly designated Series D Preferred to the seller of Voyager.  As set forth in the Certificate of Designations with respect to the Series D Preferred, upon the effectiveness of the Charter Amendment each share of Series D Preferred will automatically convert into 1,750 shares of common stock for an aggregate of 17,500,000 shares of our common stock.  The shares of Series D Preferred rank senior to all other shares of the Company’s capital stock and in parity with the Series E Preferred (discussed below).  The Certificate of Designation provides that if the Charter Amendment is not declared effective within one hundred fifty (150) days from the closing of the Voyager Acquisition, then holders of our Series D Preferred shall be entitled to the same voting rights and vote with (and in the same class as) the holders of common stock with respect to every matter voted on by the holders of common stock, on an “as if converted” basis.

The issuance of the Series D Preferred, together with governing Certificate of Designations, was previously disclosed by us in our Current Report on Form 8-K filed with the SEC on September 9, 2008.

Series E Preferred

Concurrent with the closing of the Voyager Acquisition, on September 2, 2008 we issued 10,000 shares of our newly designated Series E Preferred to Whalehaven Capital Fund Limited, a purchaser of our Debentures in the Bridge Loan, in satisfaction in full of the redemption price thereof, in the amount of $450,000.  As set forth in the Certificate of Designations with respect to the Series E Preferred, upon the effectiveness of the Charter Amendment each share of Series E Preferred will automatically convert into 136.3636 shares of common stock for an aggregate of 1,363,636 shares of our common stock.  The shares of Series E Preferred rank senior to all other shares of the Company’s capital stock and are on parity with the Series D Preferred.  The Certificate of Designation provides that if the Charter Amendment is not declared effective within one hundred fifty (150) days from the closing of the Voyager Acquisition, then holders of our Series E Preferred Stock shall be entitled to the same voting rights and vote with (and in the same class as) the holders of common stock with respect to every matter voted on by the holders of common stock, on an “as if converted” basis.

The issuance of the Series E Preferred, together with governing Certificate of Designations, and the grant of the warrant, together with the form of warrant, were previously disclosed by us in our Current Reports on Form 8-K filed with the SEC on May 23, 2008 and September 9, 2008, respectively.

Warrants and Exercise Price Adjustments

CIT Warrant

On September 2, 2008, we issued a warrant to CIT Capital, the lender and administrative agent under the Credit Facility (the “CIT Warrant”), exercisable upon the effectiveness of the Charter Amendment to purchase up to 24,199,996 shares of our common stock initially, or approximately 27.5% of our common stock on a fully-diluted basis at the grant date, at an exercise price of $0.35 per share.  The CIT Warrant is exercisable for a period of seven (7) years and affords the holder(s) thereof full anti-dilution protection in the event we issue future shares or derivative instruments exercisable for less than the then applicable exercise price, as well as other adjustments under certain circumstances.

The exercise price and number of shares of common stock to be delivered upon exercise of the CIT Warrants is subject to adjustment to reflect certain events, including the payment of certain dividends, stock splits, certain issuances of common stock or rights to purchase common stock and other events.  In addition, the CIT Warrant contains full-ratchet anti-dilution protection pursuant to which, if we issue shares of our common stock or grant options, warrants or securities convertible into our common stock at a price per share of common stock less than the $0.35 exercise price of the CIT Warrant (other than shares of common stock issuable to our employees, consultants or non-employee directors pursuant to employee benefit plans), then the exercise price under the CIT Warrant will be adjusted to equal the price per share of any such future issuance.

The grant of the CIT Warrant, together with the form of CIT Warrant, was previously disclosed by us in our Current Report on Form 8-K filed with the SEC on September 9, 2008.

GHS Warrant

In connection with our entering into the Credit Facility, on September 2, 2008, we issued a warrant to Global Hunter Securities LLC (the “GHS Warrant”), exercisable upon the effectiveness of the Charter Amendment to purchase up to 225,000 shares of our common stock, at an exercise price of $0.33 per share.  The GHS Warrant is exercisable for a period of five (5) years.  We had previously retained the services of Global Hunter Securities LLC to assist us in arranging the debt facility, for which services we agreed to pay a cash fee based upon a percentage of any debt raised through it.   The exercise price and number of shares of common stock to be delivered upon exercise of the GHS Warrant is subject to adjustment to reflect certain events, including the payment of certain dividends, stock splits, certain issuances of common stock or rights to purchase common stock and other events.

The grant of the GHS Warrant, together with form of GHS Warrant, was previously disclosed by us in our Current Report on Form 8-K filed with the SEC on September 9, 2008.

Bridge Warrants

On May 21, 2008, as part of our sale of the Debentures we granted warrants (the “Bridge Warrants”) initially exercisable for up to 3,000,000 aggregate shares of our common stock, based upon an exercise price of $0.33 per share.  The Bridge Warrants are exercisable for a period of five (5) years and were granted as additional consideration to the purchasers of our Debentures in the Bridge Loan and, with respect to 600,000 shares underlying the Bridge Warrant, the placement agent in the Bridge Loan.

The exercise price and number of shares of common stock to be delivered upon exercise of the Bridge Warrants are subject to adjustment to reflect certain events, including the payment of certain dividends, stock splits, certain issuances of common stock or rights to purchase common stock and other events.  In addition, the Bridge Warrants contain full-ratchet anti-dilution protection pursuant to which, if we issue shares of our common stock or grant options, warrants or securities convertible into our common stock at a price per share of common stock less than the $0.33 exercise price of the Bridge Warrants (other than shares of common stock issuable to our employees, consultants or non-employee directors pursuant to employee benefit plans), then the exercise price under the Bridge Warrants will be adjusted to equal the price per share of any such future issuance.

The grant of the Bridge Warrants, together with the form of Bridge Warrants, was previously disclosed by us in our Current Report on Form 8-K filed with the SEC on September 9, 2008.

Registration Rights

The Registered Securities are not registered under state or federal securities laws and, as provided below with respect to certain of the Registered Securities, are subject to registration rights as agreed between us and such selling security holders.

By that registration rights agreement dated May 21, 2008, between us and the purchasers of the Debentures in the Bridge Loan, we agreed, subject to certain cutbacks as applicable, to file a registration statement covering the shares of common stock underlying the Debentures, if applicable, and the Bridge Warrants within 90 days from the closing of the Voyager Acquisition, and to cause such registration statement to become effective within 180 days following such closing date.  Upon the occurrence of certain events described in our registration rights agreement with such purchasers, we will be obligated to pay certain penalties.  The shares of common stock underlying the Series E Preferred Stock issued by us in satisfaction of a Debenture, in the redemption amount of $450,000, is a beneficiary of the foregoing registration rights.

By another registration rights agreement dated September 2, 2008, executed by us and each of CIT Capital and Voyager Partnership in connection with the Voyager Acquisition and related financing, we agreed, subject to certain cutbacks as applicable, to file a registration statement covering the shares of common stock underlying the Series D Preferred Stock issued in the Voyager Acquisition and the CIT Warrant within 90 days from the closing of the Voyager Acquisition, and to cause such registration statement to become effective within 180 days following such closing date.  Upon the occurrence of certain events described in the registration rights agreement, we will be obligated to pay certain penalties.

We also granted “piggy-back” registration rights with respect to the shares of common stock underlying the GHS Warrant, affording the warrant holder the opportunity to include for sale in any registration statement under the Securities Act (other than in connection with a Form S-8 or any successor form registering any employee benefit plan) we propose to file with respect to our securities, provided, however,  that if our underwriter, if applicable, shall advise us in writing that in its opinion the number of shares to be included in such registration is too large, then we will include only such number of underlying shares of common stock as such underwriter shall so advise.

Our failure to timely file, have declared effective, and maintain the effectiveness of, the registration statement to which this prospectus forms a part, will subject us to partial liquidation damages under the respective registration rights agreements.  Specifically, under our agreement with holders of the Bridge Warrants, we will be obligated to pay to each such holder an amount in cash equal to 2% of the aggregate purchase price paid by such holder in the Bridge Loan to purchase its respective Debenture multiplied by the Registered Securities held by such holders and affected by our failure to so file, have declared effective or maintain the effectiveness; provided, that (i) no penalty shall be payable for Bridge Warrants not then exercised and (ii) the maximum amount payable shall not exceed 18% of the aggregate purchase price paid by such holder for its Debentures under the Bridge Loan.

Under our agreement with holders of the CIT Warrant, if the underlying Registered Securities are not yet eligible to sell pursuant to Rule 144 under the Securities Act, we will be obligated to pay to each such holder an amount in cash equal to 0.8855% of the product of (A) $0.35 and (B) the number of Registered Securities held by such holder and affected by our failure to so file, have declared effective or maintain the effectiveness; provided, that, if such failure shall not have been cured by the first ninety (90) day anniversary thereof, then we will pay an amount in cash equal to 2.48% of the product of (A) $0.35 and (B) the number of Registered Securities held by such holders on such 90th day anniversary date; and

With respect to the Registered Securities held by Voyager Partnership and its permitted assignees, our agreement provides, if such Registered Securities are not yet eligible to sell pursuant to Rule 144 under the Securities Act, that we will be obligated to pay to each such holder an amount in cash equal to two percent (2%) of the product of (A) $0.40 and (B) the number of Registered Securities held by such holder and affected by our failure to so file, have declared effective or maintain the effectiveness; provided, that, if such failure shall not have been cured by the first ninety (90) day anniversary thereof, then we will pay an amount in cash equal to three percent (3%) of the product of (A) $.40 and (B) the number of Registered Securities held by such holders on such 90th day anniversary date;

In addition to the foregoing, our registration rights agreement with CIT Capital and Voyager Partnership subjects us to additional liquidated damages if we fail to file and maintain a registration statement even after the applicable Registered Securities are eligible to sell under Rule 144 in the following circumstances:

▪
if we become eligible to use Form S-3, then within ninety (90) days following the date of such eligibility, we shall, upon the written request of either (i) those holding a majority of the Registered Securities held by Voyager Partnership and its permitted assignees or (ii) those holding a majority of the Registered Securities underlying the CIT Warrants (each a “Shelf Demand”), file with the SEC a registration statement on Form S-3 relating to the resale by all such holders of their Registered Securities and if such registration statement on Form S-3 does not become effective within 180 days after our receipt of such Shelf Demand, then on such date and on each ninety (90) day anniversary thereof until our failure to file and cause to become effective such a registration statement on Form S-3 we shall pay to holders of CIT Warrants an amount in cash equal to 2.48% of the product of (A) $0.35 and (B) the number of Registered Securities then held by such holders and to the Voyager Partnership an amount in cash equal to three percent (3%) of the product of (A) $.40 and (B) the number of Registered Securities then held by such holders;

▪
if the percentage of outstanding shares of our common stock held by the Voyager Partnership falls below 20%, and our failure to file and maintain the registration statement is continuing, we shall deliver to the Voyager Partnership as partial liquidated damages, and not as a penalty, cash, in the aggregate amount equal to three percent (3%) of the product of (A) $.40 and (B) the number of Registered Securities held by such partnership on such ninety (90) day anniversary date; and

▪
if the percentage of outstanding shares of common stock held by the holders of CIT Warrants falls below 20%, and our failure to file and maintain the registration statement is continuing, we shall deliver to such holders as partial liquidated damages, and not as a penalty, cash, in the aggregate amount equal 2.48% of the product of (A) $.35 and (B) the number of Registered Securities held by such holders on such ninety (90) day anniversary date.

Regardless of the foregoing, we may suspend the use of this prospectus for offers and sales of the Registered Securities under certain circumstances, including circumstances relating to pending corporate developments, for a period not to exceed 60 days (which need not be consecutive) in any twelve-month period and, in the case of Registered Securities held by CIT Capital and Voyager Partnership, as designee of Voyager Gas Holdings, L.P., for any additional 15 consecutive calendar days or 25 calendar days during any 12-month period outside any  permitted “blackout period” as defined therein.

In no event will we be required to keep any registration statement effective beyond such date as all Registered Securities covered by such Registration Statement have been sold, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Restrictions on Ownership – Nevada law

The Nevada statutory law applicable to private corporations such as us contains provisions that impose certain restrictions on the ability of stockholders owning a specific percentage or more of shares of a Nevada corporation's voting stock to engage in a combination transaction with that corporation, and on the ability to certain persons or entities to acquire a controlling interest in a Nevada corporation.  Because our Articles of Incorporation and Bylaws do not prohibit the application of these provisions, these laws may have the effect of inhibiting the acquisition of shares of common stock or any combination transaction with us.

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol "AFDG".  The prices set forth below reflect the quarterly high and low sale information for shares of our common stock for the last two fiscal years ended June 30, 2008 and 2007, respectively, and the interim quarterly period ended September 30, 2008.  These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

	High	Low

2008-2009 Quarter Ended:
September 30, 2008	$0.92	$0.25

2007-2008 Quarter Ended:
June 30, 2008	$0.76	$0.46
March 31, 2008	$0.60	$0.35
December 31, 2007	$0.50	$0.30
September 30, 2007	$0.57	$0.37

2006-2007 Quarter Ended:
June 30, 2007	$0.51	$0.28
March 31, 2007	$0.55	$0.35
December 31, 2006	$0.60	$0.21
September 30, 2006	$0.65	$0.25

Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale.  Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our common stock to sell their shares in the secondary market.  It may also cause fewer broker-dealers to be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

Holders of Securities.

At December 1, 2008, there were approximately 151 holders of record of our common stock.

We have outstanding as of December 1, 2008:  (i) stock options exercisable, subject to vesting schedules in some cases, to purchase up to an aggregate 13,675,000 shares of common stock, (ii) warrants exercisable to purchase up to 27,424,996 shares of common stock, (ii) shares of preferred stock convertible into an aggregate of 21,911,854 shares of common stock and (iv) a convertible promissory note in the principal amount of $25,000, convertible into shares of common stock at $0.50 per share.  At December 1, 2008, we also had outstanding restricted stock agreements for the issuance of an aggregate of 3,375,000 shares of common stock.

After giving effect to the Charter Amendment, we will have: (i) stock options exercisable, subject to vesting schedules in some cases, to purchase up to an aggregate 13,675,000 shares of common stock, (ii) warrants exercisable to purchase up to 27,424,996 shares of common stock, (iii) shares of preferred stock convertible into  an aggregate of 3,048,218 shares of common stock and (iv) a convertible promissory note in the principal amount of $25,000, convertible into shares of common stock at $0.50 per share.  Under our outstanding restricted stock agreements which provide for the issuance of an aggregate of 3,375,000 shares of common stock to our executive officers, 1,125,000 will automatically vest upon the effectiveness of the Charter Amendment.

Dividends.

We have not declared or paid any cash dividends on our common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future.  Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.  Pursuant to the Credit Facility, as long as there is outstanding indebtedness thereunder, we may not declare or pay a cash dividend on our common stock without the consent of our lender.

Equity Compensation Plan Information

The following table provides information as of our fiscal year ended June 30, 2008, about our equity compensation plans and arrangements:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	--		--	1,500,000
Equity compensation plans not approved by security holders	10,050,000	(1)	$0.41	5,250,000	(2)
Total	10,050,000		$0.41	6,750,000
__________________

(1)
Consists of warrants and options granted to our employees, officers, directors and consultants, to the extent vested and exercisable (within the meaning of Rule 13d-3(d)(1) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended) as of June 30, 2008.

(2)
 Includes an aggregate of: (i) 2,625,000 shares of our Common Stock underlying restrictive stock awards not yet vested with respect to such shares pursuant to Restricted Stock Agreements, each dated May 22, 2008, between us and our Chief Executive Officer and Chief Financial Officer, respectively, which awards vest with respect to one-third of the shares on each of the effective date of the Charter Amendment and the first and second year anniversary of the grant date;  and (ii) 2,625,000 shares of our common stock underlying options granted but not yet vested with respect to such shares pursuant to Option Agreements, each dated May 22, 2008, between us and our Chief Executive Officer and Chief Financial Officer, respectively, which options vest with respect to one-third of the shares on each of the effective date of the Charter Amendment and the first and second year anniversary of the grant date.

Set forth below is a description of the individual compensation arrangements or equity compensation plans not currently approved by our security holders pursuant to which the 10,925,000 shares of our common stock included in the chart above were issuable as of June 30, 2008:

•
Option granted by Energy Venture on March 1, 2006 (and assumed by us under the May 2006 Merger) to a non-employee in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 350,000 shares of our common stock at an exercise price of $0.05 per share;

•
Option granted by Energy Venture on March 1, 2006 (and assumed by us under the May 2006 Merger) to two non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 750,000 shares of our common stock at an exercise price of $0.60 per share;

•
Options granted on December 28, 2006 to four non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 1,500,000 shares of our common stock at an exercise price of $0.25 per share;

•
Options granted on May 22, 2007 to two non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 900,000 shares of our common stock at an exercise price of $0.30 per share;

•
Option granted on May 22, 2007 to our former Chief Financial Officer in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 150,000 shares of our common stock at an exercise price of $0.30 per share;

•
Options granted on October 22, 2007 to two non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.35 per share;

•
Option granted on October  22, 2007 to our former Chief Financial Officer in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 250,000 shares of our common stock at an exercise price of $0.35 per share;

•
 Options granted on December 19, 2007 to two non-employees in consideration of services performed, which options expire five years from grant date and are currently exercisable to purchase up to 1,100,000 shares of our common stock at an exercise price of $0.35 per share;

•
Option granted on December 29, 2007 to our former Chief Executive Officer in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 500,000 shares of our common stock at an exercise price of $0.35 per share;

•
Option granted on February 28, 2008 to a non-employee in consideration of services performed, which options expire five years from grant date and is currently exercisable to purchase up to 3,300,000 shares of our common stock at an exercise price of $0.54 per share; and

•
Option granted on February 28, 2008 to our former Chief Executive Officer in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 250,000 shares of our common stock at an exercise price of $0.54 per share.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 1, 2008 and (2) the Effective Date, giving pro forma effect only with respect to those additional shares of common stock issued under the outstanding derivative securities which automatically convert upon the effectiveness of the Charter Amendment (e.g. outstanding shares of preferred stock and restricted stock awards) by (i) each person who, to our knowledge, beneficially owns more than five percent (5%) of the outstanding shares of our common stock; (ii) each of our current directors and executive officers; and (iii) all of our current directors and executive officers as a group.  Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	December 1, 2008 (1)			At Effective Date(2)
Name of Beneficial Owner	Amount (3)		Percent of Class	Amount (3)		Percent of Class
Directors and Executive Officers (4)
Robert P. Munn, President, Chief Executive Officer and Director	1,000,000	(5)	4.1%	1,000,000	(5A)	2.1%
Alan D. Gaines, Director	11,151,000	(6)	47.7%	11,151,000	(6)	24.2%
Carl A. Chase, Chief Financial Officer	750,000	(7)	3.1%	750,000	(7A)	1.6%
Jim B. Davis, Senior Vice President of Operations	583,334	(8)	2.4%	583,334	(8A)	1.2%
Officers and Directors as a Group (4 persons)	13,484,334	(5) (6) (7)(8)	52.4%	13,484,334	(5A) (6) (7A)(8A)	28.3%
Holders of 5% or Greater
Amiel David	5,000,000	(9)	17.8%	5,000,000	(9)	9.8%
Whalehaven Capital Fund Limited	2,563,636	(10)	9.9%	2,563,636	(10A)	5.4%
Natural Gas Partners VII, LP	17,500,000	(11)	42.8%	17,500,000	(11)	37.9%
CIT Capital USA Inc.	24,199,996	(12)	50.9%	24,199,996	(12)	34.4%
____________________

(1)	At December 1, 2008, a total of 23,363,136 shares of our common stock were issued and outstanding.
(2)
Assumes issuance of 21,911,854 shares underlying Series A, B, D and E Preferred and 1,125,000 shares underlying Munn, Chase and Davis restricted stock awards upon the effectiveness of the Charter Amendment, for a total of 46,399,990 shares of our common stock issued and outstanding.

(3)
For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the Record Date, upon the exercise of warrants or options or the conversion of convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable or convertible within sixty (60) days from the Record Date have been exercised or converted, as the case may be.

(4)	The address for each of our officers and directors is 4606 FM 1960 West, Suite 400, Houston, Texas 77069.
(5)
Represents (i) option exercisable to purchase 500,000 shares of our Common Stock at a purchase price of $0.52 per share, which option will be exercisable upon the effectiveness of the Charter Amendment and (ii) 500,000 shares of restricted stock awarded May 22, 2008, issuable upon the effectiveness of the Charter Amendment.  Excludes (i) options to purchase 500,000 shares at $0.57 per share and options to purchase 500,000 shares at $0.62, per share, which options become exercisable on May 22, 2009 and 2010, respectively, and (ii) 500,000 shares of restricted stock that vest on May 22, 2009 and 500,000 shares of restricted stock that vest on May 22, 2010.

(5A)
Includes option exercisable to purchase 500,000 shares of our Common Stock at a purchase price of $0.52 per share, which option will be exercisable upon the effectiveness of the Charter Amendment.  Excludes (i) options to purchase 500,000 shares at $0.57 per share and options to purchase 500,000 shares at $0.62, per share, which options become exercisable on May 22, 2009 and 2010, respectively, and (ii) 500,000 shares of restricted stock that vest on May 22, 2009 and 500,000 shares of restricted stock that vest on May 22, 2010.

(6)
Excludes an aggregate of 3,000,000 shares of Common Stock held by two sons and a daughter of Mr. Gaines, each of whom is greater than 18 years of age, which shares Mr. Gaines may be deemed a beneficial owner thereof because of such relationship.  Mr. Gaines expressly disclaims beneficial ownership of these securities, and this report shall not be deemed to be an admission that he is the beneficial owner of these securities for purposes of Sections 13(d) or 16 or for any other purpose.

(7)
Represents (i) option exercisable to purchase 375,000 shares of our Common Stock at a purchase price of $0.52 per share, which option will be exercisable upon the effectiveness of the Charter Amendment and (ii) 375,000 shares of restricted stock awarded May 22, 2008, issuable upon the effectiveness of the Charter Amendment.  Excludes (i) options to purchase 375,000 shares at $0.57 per share and options to purchase 375,000 shares at $0.62 per share, which options become exercisable on May 22, 2009 and 2010, respectively, and (ii) 375,000 shares of restricted stock that vest on May 22, 2009 and 375,000 shares of restricted stock that vest on May 22, 2010.

(7A)
Includes option exercisable to purchase 375,000 shares of our Common Stock at a purchase price of $0.52 per share, which option will be exercisable upon the effectiveness of the Charter Amendment.  Excludes (i) options to purchase 375,000 shares at $0.57 per share and options to purchase 375,000 shares at $0.62 per share, which options become exercisable on May 22, 2009 and 2010, respectively, and (ii) 375,000 shares of restricted stock that vest on May 22, 2009 and 375,000 shares of restricted stock that vest on May 22, 2010.

(8)
Represents (i) option exercisable to purchase 333,334 shares of our Common Stock at a purchase price of $0.54 per share, which option will be exercisable upon the effectiveness of the Charter Amendment and (ii) 250,000 shares of restricted stock awarded October 1, 2008, issuable upon the effectiveness of the Charter Amendment.  Excludes (i) options to purchase 333,333 shares at $0.59 per share and options to purchase 333,333 shares at $0.65 per share, which options become exercisable on October 1, 2009 and 2010, respectively, and (ii) 250,000 shares of restricted stock that vest on October 1, 2009 and 250,000 shares of restricted stock that vest on October 1, 2010.

(8A)
Includes option exercisable to purchase 333,334 shares of our Common Stock at a purchase price of $0.54 per share, which option will be exercisable upon the effectiveness of the Charter Amendment.  Excludes (i) options to purchase 333,333 shares at $0.59 per share and options to purchase 333,333 shares at $0.65 per share, which options become exercisable on October 1, 2009 and 2010, respectively, and (ii) 250,000 shares of restricted stock that vest on October 1, 2009 and 250,000 shares of restricted stock that vest on October 1, 2010.

(9)
Includes (i) options currently exercisable at $0.35 per share for an aggregate of 1,500,000 shares of Common Stock and (ii) option currently exercisable at $0.53 per share for 3,300,00 shares of Common Stock.  Mr. David’s address is 5707 Spanish Oak Drive, Houston, Texas 77066.

(10)
Represents (i) 1,363,636 shares of our Common Stock underlying 10,000 shares of Series E Preferred issued by us in satisfaction of the Bridge Loan which automatically convert upon the effectiveness of the Charter Amendment (ii)  up to 1,200,000 shares of our Common Stock underlying a warrant granted by us in the Bridge Loan, at an exercise price of $0.33 per share, subject to adjustments and full-ratchet protection under certain circumstances. Whalehaven Capital Fund Limited’s address is 160 Summit Avenue, Montvale, NJ  07645.

(10A)	Includes warrant exercisable to purchase up to 1,200,000 shares of our Common Stock at a warrant purchase price of $0.33 per share subject to adjustments and full-ratchet protection under certain circumstances.
(11)
Represents 17,500,000 shares of our Common Stock underlying 10,000 shares of Series D Preferred issued by us in the Voyager Acquisition which automatically convert upon the effectiveness of the Charter Amendment.  Holder’s address is c/o Natural Gas Partners, 125 E. John Carpenter Fwy., Ste. 600, Irving, TX  75062.

(12)
Represents up to 24,199,996 shares of our Common Stock underlying a warrant granted by us in connection with the CIT Credit Facility, which warrant is exercisable upon the effectiveness of the Charter Amendment at an exercise price of $0.35 per share, subject to adjustments and full-ratchet protection under certain circumstances.  CIT Capital USA Inc.’s address is 505 Fifth Avenue, 10th Floor, New York, NY 10017.

Change in Control

As disclosed elsewhere in this prospectus, in connection with the Voyager Acquisition we issued 10,000 shares of our Series D Preferred, which shares will automatically convert into 17,500,000 shares of our common stock upon the effectiveness of the Charter Amendment.  After giving effect to the issuance of shares of common stock under the Series D Preferred, and assuming no additional issuance of our securities, the shares of common stock issuable upon conversion of the Series D Preferred represents an ownership interest of approximately 37.9% of our then issued and outstanding shares.

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND
CORPORATE GOVERNANCE

Relationships and Related Transactions.

Except as set forth below, since July 1, 2007 there have been no transactions, or currently proposed transactions, of an amount exceeding or to exceed $120,000, to which we were or are to be a party, in which any of our executive officers, directors or other Related Party (as defined below) had or is to have a direct or indirect material interest.

As previously disclosed in our Current Report filed with the SEC on May 23, 2008, on May 22, 2008 we entered into a Stock Purchase and Sale Agreement with Voyager Partnership to purchase all of the capital stock held by it in Voyager Gas Corporation.  As part of that transaction, on September 2, 2008, we paid $35 million in cash and issued 10,000 shares of our then outstanding Series D Preferred Stock, having an agreed upon value of $7 million, to Natural Gas Partners VII, LP, as the designee of the seller.  Upon the effectiveness of the Charter Amendment, the shares of Series D Preferred Stock will be automatically converted into 17,500,000 shares of our common stock, making Natural Gas Partners VII, LP  one of our principal stockholders, with approximately 37.9% of our shares of common stock outstanding at the effective date of the Charter Amendment.

As previously disclosed in our Current Report filed with the SEC on September 9, 2008, on September 2, 2008 we entered into the Credit Facility with CIT Capital, as lender and administrative agent for the lenders from time to time who are party to the credit agreement of even date therewith.  As part of our entry into the Credit Facility, we paid CIT Capital fees in the amount of $510,000 and granted the CIT Warrant, currently exercisable to purchase up to 24,199,996 shares of our common stock at an initial exercise price of $0.35 per share, subject to adjustment.  Giving effect to the exercise of such warrants, CIT Capital will hold 34.4% of our outstanding shares of common stock.

As previously disclosed in our Current Report filed with the SEC on August 21, 2008, on August 20, 2008 we issued 500 shares of our newly designated Series C Preferred (defined below) to Alan D. Gaines, our largest stockholder and a director of the Company, in exchange for the cancellation of a promissory note made by us in favor of Mr. Gaines, in the principal amount of $50,000.  In addition to these shares of Series C Preferred, on August 20, 2008 we also issued an additional 500 shares of Series C Preferred to Mr. Gaines for cash consideration of $50,000.  The Series C Preferred are automatically redeemable by the Company at the rate of $100 for every one (1) share of Series C Preferred being redeemed upon the closing of a debt or equity financing whereby we realize gross proceeds in excess of $5,000,000.  Our lender in the Credit Facility did not permit us to redeem the Series C Preferred upon funding, with the understanding that, based upon the success of our workover program and increased production resulting from the Voyager Acquisition, the lender would permit a subsequent distribution to Mr. Gaines for his Series C Preferred.  Shares of preferred stock, $.001 par value, designated out of our authorized “blank check preferred stock” by our Board as “Series C Preferred Stock” (the “Series C Preferred”), have the rights, preferences, powers, restrictions and obligations set forth in the Certificate of Designation filed with the Secretary of State of the State of Nevada on August 20, 2008, including the automatic redemption rights referenced above.  However, holders of the Series C Preferred are not entitled to any dividends, preemption, voting, conversion or other rights as a stockholder of the Company.

Pursuant to the April 2006 Stock Transaction, Energy Venture acquired 8,200,000 of the issued and outstanding shares of our common stock.  After giving effect to the stock transaction, Mr. Gaines, one of our directors, became an indirect owner of 8,200,000 shares of the common stock acquired (or otherwise previously owned) by Energy Venture as a result of his controlling interest in Energy Venture, in which he served as a director and owned a majority of the issued and outstanding shares of its capital stock.  Such securities ownership represented 82% of the then issued and outstanding shares of our common stock and a controlling interest.  In connection with the April 2006 Stock Transaction, Mr. Gaines became a director of the Company.

For purposes hereof, “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

Director Independence.

The OTC Bulletin Board, on which our common stock is currently traded, does not maintain director independence standards.

DESCRIPTION OF COMPANY
Overview

We were incorporated as a Nevada corporation in May 2004.  With the completion of the Voyager Acquisition on September 2, 2008, we became an independent oil and natural gas company engaged in the exploration, production, development, acquisition and exploitation of natural gas and crude oil properties.  Our oil and natural gas operations and assets are situated with Voyager Gas Corporation, now our wholly-owned subsidiary, acquired in the Voyager Acquisition

Corporate Background

Prior to the Voyager Acquisition on September 2, 2008, we were a “shell company” as that term is defined under Rule 12b-2 under the Exchange Act, and as such, were subject to rules of the SEC applicable to shell companies.  We had only conducted nominal operations and had only nominal assets during this time.  To date, our activities primarily had involved capital-raising activities and business planning, with the stated intention to engage in the oil and natural gas industry by (i) acquiring established oil and gas properties and exploiting them through the application of conventional and specialized technology to increase production, ultimate recoveries, or both, and (ii) participating in joint venture drilling programs with repeatable low risk results.

We were initially incorporated to be a mortgage brokerage firm and prior to April 2006, our operations as a mortgage broker consisted of originating or locating possible mortgage loans, including, conventional loans, jumbo loans, home equity and second mortgages, non-conforming loans, sub-prime loans and construction loans that we would refer to lending sources to fund.  However, we never funded any loans.

On April 28, 2006, Energy Venture, Inc., a privately-held Delaware corporation (“Energy Venture”) consummated its acquisition of shares of our common stock in accordance with the terms of a stock purchase agreement among Energy Venture and certain selling stockholders named therein.  Under the stock purchase agreement, Energy Venture acquired a total of 8,200,000 shares of our common stock, constituting, in the aggregate, 82% of our then issued and outstanding shares of common stock.

On May 26, 2006, we and our wholly-owned subsidiary, EVI Acquisition Corp., a newly-formed Nevada corporation, entered into, and consummated, an agreement and plan of merger with Energy Venture.  Pursuant to the merger agreement, Energy Venture merged with and into EVI Acquisition Corp. and, in return: (i) each share of common stock of Energy Venture, par value $.0001 per share, then issued and outstanding was exchanged for one share of our common stock; (ii) each outstanding option to purchase shares of common stock of Energy Venture was exchanged for an option to purchase, at the same exercise price, an equal number of shares of our common stock; and (iii) all of the obligations and liabilities of Energy Venture were assumed by us.  As part of the merger, EVI Acquisition Corp. amended its Articles of Incorporation to change its name to “Energy Venture, Inc.”  As a result of the merger, the former stockholders of Energy Venture became our controlling stockholders.

Since we had no substantial assets immediately prior to the merger, the transaction was treated for accounting purposes as a reverse acquisition and was accounted for as a recapitalization of Energy Venture rather than a business combination.  Consequently, the historical financial statements of Energy Venture became the historical financial statements of the Company.

Voyager Acquisition and Financing

On September 2, 2008, we consummated the Voyager Acquisition, whereby we purchased pursuant to the Purchase Agreement all of the outstanding capital stock of Voyager Gas Corporation, the owner of interests in oil and gas lease blocks located on approximately 14,300 net acres located in Duval County, Texas, as more particularly described elsewhere in this prospectus “– Description of Property,” including working and other interests in oil and gas leases, producing wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment and facilities.  The purchase price in the Voyager Acquisition consisted of cash consideration of $35.0 million and 10,000 shares of our Series D Preferred, having an agreed upon value of $7.0 million.

A more detailed description of the Voyager Acquisition, the business acquired by us pursuant thereto, as well as financial information of Voyager and us, including pro forma data giving effect to the Voyager Acquisition as of June 1, 2008, are included elsewhere in this prospectus under “Description of Property,” “Financial Statements” and “Management Discussion and Analysis.”

We financed the Voyager Acquisition with proceeds from the Bridge Loan and our senior credit facility, the terms and conditions of which are more particularly set forth elsewhere in this Information Statement under “Management Discussion & Analysis – Liquidity and Capital Resources.”

Employees

We currently have four employees, Robert P. Munn, our Chief Executive Officer, Carl A. Chase, our Chief Financial Officer, Jim B. Davis, our Senior Vice President of Operations, and Steven Barrenechea, our former CEO, who serves as an advisor.  Going forward, it is our intention to add additional employees as required to provide the technical expertise and administrative support to fully develop and implement the properties acquired from Voyager.

Competition

The oil and natural gas industry is a highly competitive environment.  Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business for much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. Our ability to explore for oil and natural gas reserves and to acquire additional properties in the future will be dependent upon our ability to conduct our operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.   Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.  In addition, there is substantial competition for capital available for investment in the oil and natural gas industry.  We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

Regulation of the Oil and Natural Gas Industry

With the acquisition of the Duval County Properties under the Voyager Acquisition, our future operations will be subject to the regulatory regime affecting the oil and natural gas industry.

Regulation of Transportation and Sale of Oil

         Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices.  Nevertheless, Congress could reenact price controls in the future. Our sales of crude oil will be affected by the availability, terms and cost of transportation.  The transportation of oil in common carrier pipelines is also subject to rate regulation.  The Federal Energy Regulatory Commission, or the FERC, regulates interstate oil pipeline transportation rates under the Interstate Commerce Act.  In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances.  Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by the FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, the FERC in February 2003 increased the index slightly, effective July 2001. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, the regulation of oil transportation rates are not anticipated to affect our operations in any way that is of material difference from those of our competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act. The Decontrol Act removed all Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993.

FERC regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Beginning in 1992, the FERC issued Order No. 636 and a series of related orders to implement its open access policies. As a result of the Order No. 636 program, the marketing and pricing of natural gas have been significantly altered. The interstate pipelines’ traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

In 2000, the FERC issued Order No. 637 and subsequent orders, which imposed a number of additional reforms designed to enhance competition in natural gas markets. Among other things, Order No. 637 effected changes in FERC regulations relating to scheduling procedures, capacity segmentation, penalties, rights of first refusal and information reporting.

            We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which natural gas may be sold by us. Additional proposals and proceedings that might affect the natural gas industry are pending before the FERC and the courts. The natural gas industry historically has been very heavily regulated. Therefore, we cannot provide any assurance that the less stringent regulatory approach recently established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states on shore and in state waters. Although its policy is still in flux, FERC has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase our costs of getting natural gas to point of sale locations.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Regulation of Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental Matters and Other Regulation

Our currently anticipated business operations will be subject to stringent and complex federal, state and local laws and regulations governing environmental protection as well as the discharge of materials into the environment.  These laws and regulations may, among other things:

•	require the acquisition of various permits before drilling commences;
•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling and production activities;
•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
•	require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

          These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and gas industry could have a significant impact on our operating costs.

The following is a summary of some of the pertinent laws, rules and regulations to which our business operations will be subject.

Waste Handling  The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA or state non-hazardous waste provisions. Releases or spills of these regulated materials may result in remediation liabilities under these statutes. It is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our currently projected results of operations and financial position.

Comprehensive Environmental Response, Compensation, and Liability Act   The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as the Superfund Law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current or former owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

In the course of our future operations, we expect to generate wastes that may fall within CERCLA’s definition of hazardous substances. As a result of the Voyager Acquisition, we now own, lease or operate properties that have been used for oil and natural gas exploration and production for many years. Hazardous substances or petroleum may have been released on, at or under the Duval County Properties or on, at or under other locations, including off-site locations, where such hazardous substances or other wastes have been taken for disposal. In addition, to the extent the Duval County Properties have been operated by third parties or by previous owners or operators whose handling, treatment and disposal of hazardous substances, petroleum, or other materials or wastes were not under our control, such properties and the substances or materials disposed or released on, at or under them may be subject to CERCLA, RCRA or analogous or other state laws. Under such laws, we could be required to remove previously disposed substances and wastes or released petroleum, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination.

         Water Discharges   The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances into waters of the United States or state waters. Under these laws, the discharge of pollutants into regulated waters is prohibited except in accordance with the terms of a permit issued by EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. The Oil Pollution Act of 1990, or OPA, which amends and augments the Clean Water Act, establishes strict liability for owners and operators of facilities that are the site of a release of oil into waters of the United States. In addition, OPA and regulations promulgated pursuant thereto impose a variety of regulations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. OPA also requires certain oil and natural gas operators to develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance.

At this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business.  We are not aware of any environmental claims existing as of the Mailing Date, which would have a material impact on our financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental laws will not be discovered on our properties.

DESCRIPTION OF PROPERTY

With the completion of the Voyager Acquisition, the oil and natural gas properties of our newly-acquired subsidiary consist of approximately 14,300 net acres located in Duval County, South Texas, on trend with several prolific producing Frio, Jackson and Yegua (Oligocene and Eocene) fields (the “Duval County Properties”).

The Duval County Properties have established production over a substantial acreage position with proved reserves from over ten different horizons located at depths ranging from 4,000 to 7,500 feet.  As of April 1, 2008, the Duval County Properties had independently engineered proved reserves of 16.2 Bcfe.  By category, this includes 5.2 Bcfe of proved developed producing, 5.6 Bcfe of proved developed non-producing, and 5.4 Bcfe of proved undeveloped reserves.  Approximately 69% of total proved reserves is natural gas.  Net daily production averaged over 3.0 Mmcfe for the month of August 2008.

The SEC net present value of proved reserves (PV10) as of April 1, 2008 totaled $75.6 million as per the Reserve Report with respect to Voyager Gas Corporation, now a wholly-owned subsidiary of ours.  We are the operator and own an approximate 100% working interest in its proved reserve base.

The process of estimating oil and natural gas reserves is complex and it requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors.  Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves.  In order to prepare our estimates, we must project production rates and the timing of development expenditures, analyze available geological, geophysical, production and engineering data, as well as make economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  Due to the inherent uncertainties and the limited nature of reservoir data, proved reserves are subject to change as additional information becomes available.  Our use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Our Corporate Office

Presently, our corporate office is an executive office suite located at 4606 FM 1960 West, Suite 400, Houston, Texas 77069.  The lease covering such space is a month-to-month lease and calls for minimum monthly rental payments of approximately $5,000 plus the cost of rental furniture, telephone lines and Internet connections, which costs average approximately$6,500 per month.  We intend to relocate to permanent office space in the near term to provide space for the technical and administrative employees we intend to employ to develop our Voyager Acquisition and implement our business plan of growth.

LEGAL PROCEEDINGS

There are no pending legal proceedings, and we are not aware of any threatened legal proceedings, to which we are a party or to which our property is subject.

MANAGEMENT ANALYSIS AND DISCUSSION

General Overview

On September 2, 2008, we completed the Voyager Acquisition giving us ownership interests in oil and natural gas lease blocks in the Duval County, Texas (the “Duval County Properties”) covering approximately 14,300 net acres.  We paid cash consideration of $35.0 million, plus 10,000 shares of our Series D Preferred, having an agreed upon value of $7.0 million, in the Voyager Acquisition.  We fair valued the preferred stock on September 2, 2008, and recorded the fair value of the preferred stock of $9.1 million.

Having consummated the Voyager Acquisition, we intend to engage in the exploration, production, development, acquisition and exploitation of the crude oil and natural gas properties located in the Duval County Properties.  We believe that these properties and other assets acquired in the Voyager Acquisition will provide us a number of opportunities to realize increased production and revenues.  We also believe that the reserve base located in the Duval County Properties can be further developed through infill and step-out drilling of new wells, workovers targeting proved reserves and stimulating existing wells.  As such, we plan to investigate and evaluate various formations therein to potentially recover significant incremental oil and natural gas reserves and to create new drilling programs to exploit the full reserve potential of the reservoirs located therein.

To date, management has identified four non-productive wells with immediate capital recompletion or expense workover potential to new and/or existing formations.  We have prepared capital recompletion and expense workover procedures on three of these non-productive wells and have begun operations to return them to a productive status.  In addition, we have identified two currently producing wells whereby we intend to add additional perforations to the currently producing and/or new zones in anticipation of increasing production.  Our total estimated cost to perform the well work on these five identified projects is approximately $410,000.  Our estimated capital expenditures for the one remaining capital recompletion we have identified is $100,000.  In addition to the recompletions and workovers, we have identified drilling opportunities for six proved undeveloped locations and seven potential exploratory locations.  Total estimated capital expenditures for drilling of these 13 wells is $11.7 million.  These recompletions and drilling opportunities will be funded through a combination of cash flow from the Duval County Properties and borrowings under our Credit Facility.

We expect to utilize 3-D seismic analysis from our acquired seismic database and other modern technologies and production techniques to improve drilling results and ultimately enhance our production and returns.  We also believe use of such technologies and production techniques in exploring for, developing and exploiting oil and natural gas properties will help us reduce drilling risks, lower finding costs and provide for more efficient production of oil and natural gas from our properties.

We will continue to review opportunities to acquire additional producing properties, leasehold acreage and drilling prospects that are located in and around the Duval County Properties, or which might result in the establishment of new drilling areas.  When identifying acquisition candidates, we focus primarily on underdeveloped assets with significant growth potential.  We seek acquisitions which allow us to absorb, enhance and exploit properties without taking on significant geologic, exploration or integration risk.

The implementation of our foregoing strategy will require that we make significant capital expenditures in order to replace current production and find and develop new oil and gas reserves.  In order to finance our capital program, we will depend on cash flow from anticipated operations, cash or cash equivalents on hand, or committed credit facilities, as discussed below in “Liquidity and Capital Resources.”

If we are unable to raise additional capital from conventional sources, including lines of credit and sales of stock in the future, we may be forced to curtail or cease our business operations.  We may also be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency.  We cannot assure you, however, that financing will be available in amounts or on terms acceptable to us, or at all.  This is particularly a concern in light of the current illiquidity in the credit markets, as well as the current suppressed oil and natural gas pricing levels.  Even if we are able to continue our operations, the failure to obtain sufficient financing could have a substantial adverse effect on our business prospects and financial results.

Our forecasted operating needs and funding requirements, as well as our projected ability to obtain adequate financial resources, involve risks and uncertainties, and actual results could vary as a result of a number of factors.

Our business and prospects must also be considered in light of the risks and uncertainties frequently encountered by companies in the oil and gas industry.  The successful development of oil and gas fields is highly uncertain and we cannot reasonably estimate or know the nature, timing and estimated expenses of the efforts necessary to complete the development of, or the period in which material net cash inflows are expected to commence from, any oil and gas production from our existing fields or other fields, if any, acquired in the future.  Risks and uncertainties associated with oil and gas production include:

•	reservoir performance and natural field decline;
•	changes in operating conditions and costs, including costs of third party equipment or services such as drilling rigs and shipping;
•	the occurrence of unforeseen technical difficulties, including technical problems that may delay start-up or interrupt production;
•	the outcome of negotiations with co-venturers, governments, suppliers, or other third party operators;
•	our ability to manage expenses successfully;
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regulatory developments, such as deregulation of certain energy markets or restrictions on exploration and production under laws and regulations related to environmental or energy security matters; and

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volatility in crude oil and natural gas prices, actions taken by the Organization of Petroleum Exporting Countries to increase or decrease production and demand for oil and gas affected by general economic growth rates and conditions, supply disruptions, new supply sources and the competitiveness of alternative hydrocarbon or other energy sources.

Revenue and Expense Drivers

Revenue Drivers

Crude Oil and Natural Gas Sales.  Our revenues are generated from production of crude oil and natural gas which are substantially dependent upon prevailing prices.  Our future production is impacted by our drilling success, acquisitions and decline curves on our existing production.  Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of or demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control.  We enter into derivative instruments for a portion of our oil and natural gas production to achieve a more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas.

We generally sell our oil and natural gas at current market prices determined at the wellhead.  We are required to pay gathering, compression and transportation costs with respect to substantially all of our products or incur such costs to deliver our products to a sales point.  We market our products in several different ways depending upon a number of factors, including the availability of purchasers for the product at the wellhead, the availability and cost of pipelines near the well, market prices, pipeline constraints and operational flexibility.

Operating Expenses

Our operating expenses primarily involve the expense of operating and maintaining our wells.

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Lease Operating.  Our lease operating expenses include repair and maintenance costs, contract labor and supervision, salt water disposal costs, expense workover costs, compression, electrical power and fuel costs and other expenses necessary to maintain our operations.  Our lease operating expenses are driven in part by the type of commodity produced and the level of maintenance activity.  Ad valorem taxes represent property taxes on our properties.

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Production Taxes.  Production taxes represent the taxes paid on produced oil and gas on a percentage of market (our price received from the purchaser) or at fixed rates established by federal, state or local taxing authorities.

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General and Administrative Expenses. General and administrative expenses include employee compensation and benefits, professional fees for legal, accounting and advisory services and corporate overhead.

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Depreciation, Depletion and Amortization.  Depreciation, depletion and amortization represent the expensing of the capitalized cost of our oil and gas properties using the unit of production method and our other property and equipment.

Other Income and Expenses

Other income and expenses consist of the following:

Interest Income.  We generate interest income from our cash deposits.

Interest Expense.  Our interest expense reflects our borrowings under our CIT Credit Facility, other short-term notes and amortization of debt discounts.

Risk Management.  The results of operations and operating cash flows are impacted by changes in market prices for oil and natural gas.  To mitigate a portion of this exposure, we have entered into certain derivative instruments which have not been elected to be designated as cash flow hedges for financial reporting purposes.  Generally, our derivative instruments are comprised of fixed price swaps as defined in the instrument.  These instruments are recorded at fair value and changes in fair value, including settlements, have been reported as risk management in the statements of operations.

Change in Fair Value of Derivatives.  We mark-to-market our derivative liabilities each reporting period and record the change in the derivative liability to change in fair value of derivatives in the statements of operations.

Oil and Natural Gas Properties – Impact of Petroleum Prices on Ceiling Test

We review the carrying value of our oil and natural gas properties under the full cost accounting rules of the SEC on a quarterly and annual basis.  This review is referred to as a ceiling test.  Under the ceiling test, capitalized costs, less accumulated depletion and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects.  Any excess of the net book value, less deferred income taxes, is generally written off to expense as an impairment.

Results of Operations

Three Months Ended September 30, 2008

Revenues.  The following table summarizes our oil and natural gas revenues and sales for the three months ended September 30, 2008.  As the Voyager Acquisition was our initial oil and gas acquisition, we did not have any revenue for the three months ended September 30, 2007.

Natural gas sales:
Revenue	$456,831
Volumes – Mmbtu	57,945
Price - $/Mmbtu	$7.88
Oil sales:
Revenue	$337,353
Volumes – Bbls	3,278
Price - $/Bbl	$102.91

We closed on the Voyager Acquisition on September 2, 2008, and therefore reported revenue only for the month of September 2008.  The effective date of the Voyager Acquisition was April 1, 2008, and all revenue and lease operating expenses for the period April 1 through September 1, 2008 were treated as a purchase price adjustment.  Total revenue for the month of September 2008 was $794,184.  Revenue from the sale of natural gas for the month of September totaled $456,831 at an average price of $7.88 per Mmbtu.  Natural gas sales volume was 57,945 Mmbtu’s, or a daily rate of 1,932 Mmbtu’s.  Revenue from the sale of crude oil for the month of September was $337,353 at an average price of $102.91 per barrel.  Crude oil sales volume was 3,278 barrels, or a daily rate of 109 barrels.

Lease Operating Expenses.  Lease operating expenses for the month of September 2008, were $154,373.  The primary components of lease operating expenses were salt water disposal costs of $63,479, lease road maintenance of $17,964, ad valorem taxes of $17,695 and costs associated with natural gas compression of $22,338.  The remainder of the lease operating expenses were comprised of contract gauging of wells, contract services and other expenses.  We did not have lease operating expenses during the 2007 period.

Production Taxes.  Production taxes for the month of September 2008, were $55,361.  All of our revenue is attributable to the State of Texas.  Severance taxes in the State of Texas are based upon the value of crude oil sold and natural gas produced.  Crude oil is taxed at the rate of 4.6% of the value sold and natural gas is taxed at the rate of 7.5% of the natural gas produced.  We did not have production taxes during the 2007 period.

General and Administrative Expenses.  General and administrative expenses were $707,345 for the three months ended September 30, 2008, compared to $208,711 for the three months ended September 30, 2007.  Payroll and related expenses for the 2008 period were $472,312 compared to $145,500 for the 2007 period.  We had no employees during the 2007 period and incurred non-cash stock expense of $145,500 during the 2007 period.  During the 2008 period, we had three employees resulting in salaries, payroll taxes and health insurance of $134,328.  In addition, we incurred $337,984 for non-cash stock expense pursuant to stock options and restricted stock awards granted to our CEO and CFO.  We incurred professional fees during the 2008 period of $161,336 comprised of legal, accounting and engineering fees.  The increase in professional fees was a result of increased activity primarily attributable to the Voyager Acquisition and public company reporting.  Professional fees for the 2007 period were $33,933.  Expenses associated with office administration were $12,963 and other expenses comprised of investor relations, travel and meals, filing fees and directors’ and officers’ liability insurance were $60,732.  This compares to $29,278 incurred for other expenses of the 2007 period.

Interest Expense.  Interest expense for the three months ended September 30, 2008, totaled $1,167,454 and was comprised of interest expense incurred pursuant to our CIT Credit Facility of $190,375, amortization of deferred financing costs of $188,956, amortization of debt discounts of $786,509 and other interest expense of $1,614.  Interest expense for the 2007 period was $171,303 which was comprised of accrued interest on notes payable of $134,330 and amortization of debt discounts of $36,973.

Risk Management.  The gain recorded from our risk management position for the three months ended September 30, 2008, was $683,391.  We mark-to-market our open swap positions at the end of each period and record the net unrealized gain or loss during the period in derivative gains or losses in our statements of operations.  For the three months ended September 30, 2008, we recorded gains of $634,528, related to our swap contracts.  These swap contracts are related to an agreement entered into on September 2, 2008, with Macquarie Bank Limited.  In the first contract we agreed to be the floating price payer (based on Inside FERC Houston Ship Channel) on specific quantities of natural gas over the period beginning October 1, 2008 through December 31, 2011 and receive a fixed payment of $7.82 per MMBTU.  In the second contract we agreed to be the floating price payer (based on the NYMEX WTI Nearby Month Future Contract) on specific monthly quantities of oil over the period beginning October 1, 2008 through December 31, 2011 and receive a fixed payment of $110.35 per barrel.

Fair value is estimated based on forward market prices and approximates the net gains and losses that would have been realized if the contracts had been closed out at period-end.  When forward market prices are not available, they are estimated using spot prices adjusted based on risk-free rates, carrying costs, and counterparty risk.

In addition to the above, we were required to unwind Voyager Gas Corporation’s hedge positions upon closing of the Voyager Acquisition on September 2, 2008.  We recorded a gain from unwinding Voyager’s hedge position of $48,863.

Loss on Extinguishment of Debt.  On August 31, 2008, we converted $450,000 principal amount of the Debentures to 10,000 shares of our Series E Preferred stock which will convert into 1,363,636 shares of our common stock upon the effectiveness of our Charter Amendment to be filed with the State of Nevada.  We fair valued the common stock at August 31, 2008, and recorded a loss on extinguishment of debt of $804,545.

        Change in Fair Value of Derivatives.  We mark-to-market our derivative liabilities each period to report the change in fair value.  For the three months ended September 30, 2008, the change in fair value of our derivative liabilities was a loss of $17,922,772.  The derivative liabilities exist because we have insufficient authorized and unissued shares of our common stock to settle our contracts including the outstanding preferred stock (Series A, B, D, and E), our outstanding warrants and stock options and our outstanding convertible debt.  Upon the effectiveness of the Charter Amendment to increase our number of authorized shares of common stock from 24,000,000 to 149,000,000, we will have sufficient authorized and unissued shares to settle these contracts.  At that point, the derivative liability will be eliminated and we will record a gain on the change in fair value of derivatives.

Year Ended June 30, 2008

Prior to the Voyager Acquisition on September 2, 2008, we were a “shell company” as that term is defined under Rule 12b-2 under the Exchange Act, and had only nominal operations and assets during such time.  Our activities during that time primarily involved capital-raising activities and business planning, with the stated intention to engage in the oil and natural gas industry.  Accordingly, there were no operations for a meaningful results of operations discussion.  Rather, you are directed below to “– Liquidity and Capital Resources” for a discussion of our capital raising activities during such time.

Liquidity and Capital Resources

Our main sources of liquidity and capital resources for the fiscal year 2009 will be cash, short-term cash equivalent investments on hand , anticipated internally generated cash flows from operations following the Voyager Acquisition and committed credit facilities.

Credit Facility

On September 2, 2008 we entered into the Credit Facility, consisting of a $50 million senior secured revolving loan (“Revolving Loan”) and a $22 million term loan (“Term Loan”).

The Revolving Loan is subject to an initial borrowing base of $14.0 million, or an amount determined based on semi-annual reviews of our proved oil and gas reserves.  As of September 2, 2008, we had borrowed $11.5 million under the Revolving Loan to finance the Voyager Acquisition, to repay the related bridge loan and transaction expenses, and to fund capital expenditures generally.  Monies advanced under the Revolving Loan mature on September 1, 2011 and bear interest at a rate equal to LIBOR plus 1.75% to 2.50%, as the case may be.  On September 4, 2008, we obtained a three month LIBOR rate expiring December 4, 2008, resulting in an annual interest rate of 5.31%.  On September 30, 2008, we repaid $1 million of principal on the revolver and on October 22, 2008, we borrowed $1 million on the Revolving Loan.

The Term Loan provides for a one-time advance to us of $22.0 million.  We drew down the full amount on September 2, 2008, to finance the Voyager Acquisition and to repay the related bridge loan and transaction expenses.  Monies borrowed under the Term Loan mature on March 1, 2012 and bear interest at a rate equal to LIBOR plus 5% during the first twelve months after closing and LIBOR plus 7.50%, thereafter.  On September 4, 2008, we obtained a three month LIBOR rate expiring December 4, 2008, resulting in an annual interest rate of 7.81%.

All borrowings under the Revolving Loan are secured by a first lien on all of our assets and those of our subsidiaries.  All borrowings under the Term Loan are secured by a second lien on all of our assets and those of our subsidiaries.

The loan instruments evidencing the revolver contain various restrictive covenants, including financial covenants requiring that we will not: (i) as of the last day of any fiscal quarter, permit our ratio of EBITDAX for the period of four fiscal quarters then ending to interest expense for such period to be less than 2.0 to 1.0; (ii) at any time permit our ratio of total debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 4.0 to 1.0; and (iii) permit, as of the last day of any fiscal quarter, our ratio of (a) consolidated current assets (including the unused amount of the total commitments, but excluding non-cash assets under FAS 133) to (b) consolidated current liabilities (excluding non-cash obligations under SFAS No. 133 and current maturities under the Credit Facility) to be less than 1.0 to 1.0.

The loan instruments evidencing the term loan also contain various restrictive covenants, including financial covenants requiring that we will not: (i) permit, as of the last day of any fiscal quarter, our ratio of (a) consolidated current assets (including the unused amount of the total commitments, but excluding non-cash assets under SFAS No. 133) to (b) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under the Credit Facility) to be less than 1.0 to 1.0; and (ii) as of the date of any determination permit our ratio of total reserve value as in effect on such date of determination to total debt as of such date of determination to be less than 2.0 to 1.0

Upon our failure to comply with covenants, the lender has the right to refuse to advance additional funds under the revolver and/or declare any outstanding principal and interest immediately due and payable.  We were in compliance with all covenants as of September 30, 2008.

CIT Capital, as lender, is entitled to a one percent (1%) overriding royalty interest of our net revenue interest in the oil and gas properties acquired in the Voyager Acquisition.  The overriding royalty interest is applicable to any renewal, extension or new lease taken by us within one year after the date of termination of the ORRI Properties, as defined in the overriding royalty agreement covering the same property, horizons and minerals.

CIT Capital also received, and is entitled to receive in its capacity as administrative agent, various fees from us while monies advanced or loaned remain outstanding, including an annual administrative agent fee of $20,000 for each of the Revolving Loan and Term Loan and a commitment fee ranging from 0.375% to 0.5% of any unused portion of the borrowing base available under the Revolving Loan.

Under the Credit Facility, we were required to enter into hedging arrangements mutually agreeable between us and CIT Capital.  Effective on September 2, 2008, we entered into hedging arrangements with a bank whereby we hedged 65% of our proved developed producing natural gas production and 25% of our proved developed producing oil production from October 1, 2008 through December 31, 2011 at $7.82 per Mmbtu and $110.35 per barrel, respectively.

Convertible Debentures (Bridge Loan)

On May 21, 2008, we entered into the Bridge Loan, whereby we issued the Debentures and used the proceeds to fund our payment of the deposit required under the Voyager Acquisition.

The Debentures matured the earlier of September 29, 2008 and the completion of the Voyager Acquisition, and may be satisfied in full by our payment of the aggregate redemption price of $900,000 or, at the election of the purchasers, by the conversion of the Debentures into shares of our common stock, at an initial conversion price of $0.33 subject to adjustments and full-ratchet protection under certain circumstances.

On September 2, 2008, we repaid $450,000 principal amount of the Debentures in cash from our Credit Facility and issued, in full satisfaction of our obligation with respect to the other $450,000 principal amount, 10,000 shares of our Series E Preferred.  Each share of preferred stock automatically converted into 136.3636 shares of our common stock, for an aggregate of 1,363,636 shares of our common stock, on the Charter Amendment Effective Date, as provided by the Certificate of Designation governing the Series E Preferred.

2007 Convertible Notes

On November 1, 2007, we sold $350,000 in convertible notes (the "2007 Notes"), which 2007 Notes mature on October 31, 2008 and bear interest at 10% per annum, payable in either cash or shares of our common stock based upon a conversion price of $0.35 per share.  The investors in the 2007 Notes also received 200,004 shares of common stock.  During May 2008, we exchanged 37,100 shares of our Series B Preferred in full satisfaction of our obligation under the 2007 Notes to pay $350,000 of principal and $21,000 of interest, with each share of such preferred stock becoming convertible into 28.58 shares of our common stock, for an aggregate of 1,060,318 shares of our common stock, on the Charter Amendment Effective Date.

2006 Convertible Notes

As a result of the May 2006 Merger, we assumed $1,500,000 of convertible promissory notes (the "2006 Notes") previously sold by Energy Venture.  The 2006 Notes had an original maturity date of August 31, 2007, carried an interest rate of 10% per annum, payable in either cash or shares, and were convertible into shares of common stock at a conversion price of $0.50 per share at the option of the investor.  Each investor also received a number of shares of common stock equal to 20% of his or her investment divided by $0.50.  Thus, a total of 600,000 shares were initially issued to investors in the 2006 Notes.

On August 31, 2007 (the original maturity date), we repaid in cash six of the holders of the 2006 Notes an aggregate amount of $424,637, of which $410,000 represented principal and $14,637 represented accrued interest.  On September 4, 2007, an additional $44,624 of accrued and current period interest was repaid through the issuance of 89,248 shares of our common stock.  The remaining holders of the 2006 Notes entered into an agreement with us whereby the maturity date of the 2006 Notes was extended to February 28, 2008 and, beginning September 1, 2007 until the 2006 Notes are paid in full, the interest rate on the outstanding principal increased to 12% per annum.  In addition, we agreed to issue to the remaining holders of the 2006 Notes, 218,000 shares of our common stock with a value of $98,100 as consideration for extending the 2006 Note's maturity date.

On February 28, 2008, $1,090,000 of the 2006 Notes came due and we were unable to repay them.  We continued to accrue interest on the notes at 12%, the agreed upon rate for the extension period.  On March 6, 2008, we issued 130,449 shares of common stock in lieu of cash in payment of $65,221 of accrued and current period interest to holders of 2006 Notes.  On April 22, 2008, we repaid $100,000 principal amount in cash to one of the holders of the 2006 Notes in satisfaction thereof.  During May 2008, we exchanged 99,395 shares of our Series A Preferred for the remaining 2006 Notes in payment of the $965,000 of principal and $28,950 of interest thereunder.  Each share of Series A Preferred is automatically convertible into 20 shares of our common stock, for an aggregate of 1,987,900 shares of our common stock, upon the Charter Amendment Effective Date, as provided by the Certificate of Designation with respect to the Series A Preferred filed with the State of Nevada on May 15, 2008.  At September 30, 2008, $25,000 principal amount of the 2006 Notes held by one note holder remained outstanding.

We believe our short-term and long-term liquidity is adequate to fund operations, including capital expenditures and interest during our fiscal year ending June 30, 2009.

Should our estimated capital needs prove to be greater than we currently anticipate, our cash flow from operating activities be less than we currently anticipate or should we change our current operations plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated.  Although we anticipate that adequate funds will remain available to us under the Credit Facility, if we were unable to access such funding by reason of our failure to satisfy borrowing covenants thereunder we would have to use other alternative resources.  To the extent it becomes necessary to raise additional cash in the future if our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or our equity securities, funding from joint venture or strategic partners, or a combination of the foregoing.  We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities.  The sale of additional equity securities or convertible debt securities would result in dilution to our shareholders.  We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations in such circumstances.  Any assurance as to our present ability to raise additional capital outside of our existing credit facility and business operations is particularly uncertain given the current instability in the financial and equity markets and current oil and natural gas pricing levels.

Recent Accounting and Reporting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (SFAS No. 161”).  SFAS No. 161 requires additional disclosures about derivative and hedging activities and is effective for fiscal years and interim periods beginning after November 15, 2008.  The Company is evaluating the impact the adoption of SFAS No. 161 will have on its financial statement disclosures.  The Company’s adoption of SFAS No. 161 will not affect its current accounting for derivative and hedging activities.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”.  This statement requires assets acquired and liabilities assumed to be measured at fair value as of the acquisition date, acquisition-related costs incurred prior to the acquisition to be expensed and contractual contingencies to be recognized at fair value as of the acquisition date.  This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Company is currently assessing the impact, if any, the adoption of this statement will have on its financial position, results of operations or cash flows.

Off-Balance-Sheet Arrangements.

We currently have no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to any investor in our securities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
CONTROL PERSONS

The following table sets forth as of December 1, 2008 certain information regarding our directors and executive officers:

Name of Individual	Age	Position with the Company
Robert P. Munn	50	President, Chief Executive Officer, Chairman and Director
Carl A. Chase	59	Chief Financial Officer and Secretary
Jim B. Davis	46	Senior Vice-President of Operations
Alan D. Gaines	52	Director

The business experience of each director and named executive officer of the Company is set forth below:

Robert P. Munn.  Mr. Munn joined the Company on May 22, 2008, as Chief Executive Officer and also serves as a member of our Board, and Chairman.  His work experience spans over 27 years' involvement in the United States and International oil and gas arenas, where he has worked for both small and large independent E&P companies in different basins throughout the United States, the Gulf of Mexico and offshore West Africa.  Prior to joining us, Mr. Munn served as President, Chief Executive Officer and a director of Striker Oil & Gas, Inc. (formerly Unicorp, Inc.), a publicly traded independent E&P company from September 2007 until his resignation in February 2008.  In 2003, he opened the U.S. office for Sterling Energy, PLC and, until September 2007, served as Executive Vice-President and director for Sterling, where he managed the growth of its U.S. operations by successfully adding oil and gas reserves through drilling and acquiring producing properties.  Prior to his tenure with Sterling, Mr. Munn served as Vice-President of Exploration for FW Oil.  From 1987 through 2001, he served in supervisory and senior technical roles with Amerada Hess working in oil and gas basins located both onshore and offshore the United States.  From 1981 to 1987, Mr. Munn worked as an exploration and exploitation geologist for Buckhorn Petroleum and Harper Oil Company in Denver, Colorado.  Mr. Munn received a B.A. degree in Geology from the University of Colorado in 1981.

Carl A. Chase.  Mr. Chase joined the Company on May 22, 2008, as Chief Financial Officer, Secretary and Treasurer.  He has over 33 years' experience with major and independent E&P companies and has held various financial and administrative positions with publicly traded companies.  Most recently, he served as Chief Financial Officer and a director of Striker Oil & Gas, Inc. (formerly Unicorp, Inc.), a publicly traded independent E&P company from August 2004 until his resignation in April 2008.  From May 2007 until March 2008, he served as a consultant and director of Oncolin Therapeutics, Inc., a publicly-traded bio-technology company involved in developing products to treat cancer, infectious diseases and other medical conditions associated with compromised immune systems.  From August 2000 to May 2006, Mr. Chase served as both a consultant and senior vice president to Rockport Healthcare Group, Inc., a publicly-traded preferred provider organization, PPO, for work-related injuries and illnesses.  From 2003 until 2006, Mr. Chase served as a director of eLinear, Inc., an integrated technology solutions provider of security, IP telephony and network and storage solutions infrastructure.  In September 2006, eLinear filed a voluntary petition in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, seeking relief under Chapter 7 of the United States Code.  From August 1999 to May 2000, Mr. Chase was Chief Financial Officer of ClearWorks.net, Inc., an information technology company providing IT consulting and computer hardware and software solutions.  From December 1992 to August 1999, Mr. Chase served as Chief Financial Officer of Bannon Energy Incorporated, a privately held, independent E&P company, where his responsibilities included acquisitions, financing and accounting and administration.  Mr. Chase has held various financial and administrative positions with various oil and gas companies, including Amoco Production Company and Union Pacific Resources Corporation.  Mr. Chase received a Bachelor of Accountancy degree from the University of Oklahoma in 1975.

        Jim B. Davis. Mr. Davis joined the Company on October 1, 2008, as the Senior Vice-President of Operations.  He has over 21 years experience with major and independent E&P companies.  From September 2007 until joining ABC Funding, Inc. on October 1, 2008, Mr. Davis served as an independent consulting drilling engineer for Apache Australia Ltd., designing wells in the Gippsland and Carnorvoran Basins located offshore Australia, and for El Paso Corp., designing and drilling high pressure/high temperature wells in Duval, Lavaca, Starr and Hidalgo counties of South Texas, as well as supervising two to three drilling rigs.  From April 2002 until his resignation in August 2007, Mr. Davis held positions of increasing responsibility as manager, vice president and senior vice president of engineering and operations for Goodrich Petroleum Corp. (NYSE: GDP).  Mr. Davis was instrumental in growing Goodrich, both through increased reserves and cash flow, during his tenure at Goodrich.  From May 2001 until March 2002, Mr. Davis consulted as the senior drilling engineer (and acting drilling manager during the Forest Oil acquisition) for Forcenergy, Inc. and from January 2000 to May 2001 was responsible for Forcenergy’s daily drilling and engineering activities for its Gulf of Mexico projects.  From November 1987 until December 1999, Mr. Davis held various production, development and drilling engineering positions with Texaco E&P, Inc. in fields throughout Southeast Louisiana and the Gulf of Mexico.  Mr. Davis is a licensed Professional Engineer in the States of Louisiana and Texas and received a Master of Engineering Degree and a Bachelor of Science Degree in Petroleum Engineering in 1987 and 1985, respectively, from Louisiana State University.

Alan D. Gaines.  Mr. Gaines served as our Chief Executive Officer from April 2006 to September 2007, as Chairman from April 2006 to May 2008 and a director of the Company since April 2006.  He is currently the Chairman of Dune Energy, Inc., an independent E&P company engaged in the development, exploration and acquisition of oil and gas properties, with operations presently concentrated onshore the Louisiana/Texas Gulf Coast as well as the Fort Worth Basin Barnett Shale.  He served from April 2005 until August 2008 as Vice-Chairman and from April 2005 until July 18, 2008 as a director of Baseline Oil & Gas Corp., a public company engaged in the development, exploration and acquisition of oil and gas properties.  Mr. Gaines has 25 years’ of experience as an energy investment and merchant banker.  In 1983, he co-founded Gaines, Berland Inc., an investment bank and brokerage firm, specializing in global energy markets, with particular emphasis given to small to medium capitalization companies involved in exploration and production, pipelines, refining and marketing, and oilfield services.  Prior to selling his interest in Gaines, Berland, the firm managed or co-managed, and participated in $4 billion of equity and debt financings during a three year period.  He has acted as an advisor to financier Carl Icahn during such corporate takeovers as USX Corporation (Marathon Oil) and Texaco.  Mr. Gaines has provided funding and/or advisory services to Parker & Parsley (now -NYSE listed Pioneer Natural Resources), Lomak Petroleum (now NYSE - listed Range Resources), Devon Energy (now NYSE - listed), and Comstock Resources (now NYSE - listed).  Mr. Gaines holds a BBA in Finance from Baruch College, and an MBA in Finance (with distinction) from Zarb School, Hofstra University School of Graduate Management.

EXECUTIVE COMPENSATION

The following sets forth the annual and long-term compensation received by (i) our Chief Executive Officer ("CEO"), (ii) our two most highly compensated executive officers, if any, other than the CEO, whose total compensation during our fiscal year ended June 1, 2008 exceeded $100,000 and who were serving as executive officers at the end of such 2008 fiscal year and (iii) the two most highly compensated former officers (collectively, the "Named Executive Officers"), at our fiscal years ended June 30, 2008 and 2007:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert P. Munn Chief Executive Officer (1)	2008	24,716	--	780,000	738,674	--	--	650 (2)	1,544,040
Carl A. Chase Chief Financial Officer (3)	2008	19,773	--	585,000	554,006	--	--	--	1,158,779
Steven Barrenechea Chief Executive Officer (4)	2008	27,000	--	--	239,423	--	--	--	266,423
Richard Cohen Chief Financial Officer (4)	2008	36,000	--	--	72,564	--	--	--	108,564
	2007	72,000	--	--	294,623	--	--	--	366,623
_______________

(1)	Mr. Munn was employed as our Chief Executive Officer on May 22, 2008.
(2)	Includes $650 monthly car allowance.
(3)	Mr. Chase was employed as our Chief Financial Officer on May 22, 2008.
(4)	Mr. Barrenechea served as our Chief Executive Officer and a director from September 2007 until his resignation on May 22, 2008, and continues to be employed by us as an advisor.
(5)	Mr. Cohen served as our Chief Financial Officer until his resignation in January 2008.

The following table indicates the total number and value of exercisable stock options and restricted stock awards held by the Named Executive Officers during the 2008 fiscal year:

Outstanding Equity Awards at June 30, 2008
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert P. Munn, Chief Executive Officer (1)	--	500,000	--	$0.52	5/20/15	1,500,000	(2)	825,000	--	--
	--	500,000	--	$0.57	5/20/15	--		--
	--	500,000	--	$0.62	5/20/15	--		--
Carl A. Chase, Chief Financial Officer (3)	--	375,000	--	$0.52	5/20/15	1,125,000	(4)	618,750	--	--
	--	375,000	--	$0.57	5/20/15	--		--	--	--
	--	375,000	--	$0.62	5/20/15	--		--	--	--
Steven Barrenechea, Chief Executive Officer (5)	--	500,000	--	$0.35	12/29/12	--		--	--	--
	--	250,000	--	$0.52	2/27/13	--		--	--	--
Richard Cohen, Chief Financial Officer (6)	--	250,000	--	$0.30	5/22/12	--		--	--	--
	--	250,000	--	$0.35	10/26/12	--		--	--	--
____________

(1)	Mr. Munn was employed as our Chief Executive Officer on May 22, 2008.
(2)
Restricted Stock Awards vest with respect to 1/3rd of the total shares, or 500,000 shares, awarded on each of the effectiveness of the Charter Amendment and the first and second year anniversary of the grant date.

(3)	Mr. Chase was employed as our Chief Financial Officer on May 22, 2008.
(4)
Restricted Stock Awards vest with respect to 1/3rd of the total shares, or 375,000 shares, awarded on each of the effectiveness of the Charter Amendment and the first and second year anniversary of the grant date.

(5)	Mr. Barrenechea served as our Chief Executive Officer and a director from September 2007 until his resignation on May 22, 2008, and continues to be employed by us as an advisor.
(6)	Mr. Cohen served as our Chief Financial Officer until his resignation in January 2008.

On May 22, 2008, Steven Barrenechea resigned as our President, Chief Executive Officer and acting Chief Financial Officer and Robert P. Munn and Carl A. Chase were appointed our President and Chief Executive Officer, and Chief Financial Officer, respectively. Mr. Barrenechea currently serves as an advisor to the Company.

Employment Agreements

We currently have in place employment agreements with respect to our principal executive and financial officers, providing for the following:

•
Robert P. Munn to serve as our President and Chief Executive Officer, at an initial annual base salary of $225,000, which base salary shall increase to $260,000 at the first anniversary date of his employment, subject to increase upon review of our Board;

•
Carl A. Chase to serve as our Chief Financial Officer, at an initial annual base salary of $180,000, which base salary shall increase to $210,000 at the first anniversary date of his employment, subject to increase upon review of our Board; and

•
Jim B. Davis to serve as our Senior Vice President of Operations, at an initial annual base salary of $190,000, which base salary shall be subject to increase at the first anniversary date of his employment upon review of our Board.

The initial term of employment under their respective employment agreements is two (2) years, unless earlier terminated by us or the executive officer by reason of death, disability, without cause, for cause, for "good reason," change of control or otherwise.

In addition to their base salaries, Messrs. Munn, Chase and Davis are guaranteed an annual bonus of $45,000, $36,000 and $38,000, respectively, on the first year anniversary and an amount up to 100%, 75% and 75%, respectively, of such officer's then applicable base salary, as determined by our Board or committee thereof, based on such officer's performance and achievement of quantitative and qualitative criteria set by our Board, for such year.  Each of Messrs. Munn, Chase and Davis is further eligible under his employment agreement to participate, subject to any eligibility, co-payment and waiting period requirements, in all employee health and/or benefit plans offered or made available to our senior officers.

Upon termination of an officer without "cause", upon the resignation of either officer for "good reason", or upon his termination following a "change of control" (each as defined in the employment agreements), such officer will be entitled to receive from us, in addition to his then current base salary through the date of resignation or termination, as applicable, and pro rata bonus and fringe benefits otherwise due and unpaid at the time of resignation or termination, a severance payment equal to twelve (12) months base salary at the then current rate plus pro rata performance bonus earned and unpaid through the date of termination or resignation, as applicable.  Each such officer shall also be entitled to any unpaid bonus from the preceding year of employment, and any restricted stock granted to him shall immediately vest and all other stock options or grants, if any, made to him pursuant to any incentive or benefit plans then in effect shall vest and be exercisable, as applicable, in accordance with the terms of any such plans or agreements.

We have also agreed to pay Mr. Munn and Mr. Chase an additional gross-up amount equal to all Federal, state or local taxes that may be imposed upon them by reason of the severance payments.

Each of Messrs. Munn, Chase and Davis have agreed that, during the respective term of his employment and for a one-year period after his termination (other than termination by him for good reason or by us without cause or following a change of control), not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within any five (5) mile radius from any property that we then have an ownership, leasehold or participation interest.  Each officer is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment.

Restricted Stock Agreements

Pursuant to the restricted stock agreements, we agreed to grant upon the effectiveness of the Charter Amendment restricted stock awards to each of Messrs. Munn, Chase and Davis, as follows:

•
1,500,000 shares of our Common Stock to Mr. Munn, which vest equally as to one-third of the shares over a two year period, commencing on the effective date of the Charter Amendment in the State of Nevada and each of the first and second year anniversary of the grant date;

•
1,125,000 shares of our Common Stock to Mr. Chase, which vest equally as to one-third of the shares over a two year period, commencing on the effective date of the Charter Amendment in the State of Nevada and each of the first and second year anniversary of the grant date; and

•
750,000 shares of our Common Stock to Mr. Davis, which vest equally as to one-third of the shares over a two year period, commencing on the effectiveness of the Charter Amendment and at each of the first and second year anniversary of the grant date.

The above vesting schedule is subject to the officer being continuously employed by us at the applicable vesting date.

As provided in the restricted stock agreements, we have also agreed to pay each above executive officer an additional gross-up amount equal to all federal, state or local taxes imposed upon him by reason of the restricted stock awards.

Each officer has, with respect to all of the restricted shares (whether then vested or not), all of the rights of a holder of our Common Stock, including the right to vote such shares and to receive dividend as may be declared.  Notwithstanding the proceeding sentence, the restricted stock shall not be transferable until and unless they have become vested in accordance with the vesting schedule.

Option Agreements

As part of the employment agreement with Mr. Munn, on May 22, 2008, we granted stock options, exercisable for up to 1,500,000 shares of our Common Stock, as follows:

•
option exercisable for up to 500,000 shares, at an exercise price of $0.52 per share (the closing price of our Common Stock, as reported by the OTC Bulletin Board on May 22, 2008), which option vests with respect to these shares on the effectiveness of the Charter Amendment in the State of Nevada;

•	option exercisable for up to 500,000 shares, at an exercise price of $0.57 per share, which option vests with respect to these shares on May 22, 2009; and
•	option exercisable for up to 500,000 shares, at an exercise price of $0.62 per share, which option vests with respect to these shares on May 22, 2010.

As part of the Employment Agreement with Mr. Chase, on May 22, 2008 we granted stock options, exercisable for up to 1,125,000 shares of our Common Stock, as follows:

•
option to Mr. Chase for up to 375,000 shares, at an exercise price of $0.52 per share (the closing price of our Common Stock, as reported by the OTC Bulletin Board on May 22, 2008), which option vests with respect to these shares upon the effectiveness of the Charter Amendment in the State of Nevada;

•	option to Mr. Chase for up to 375,000 shares, at an exercise price of $0.57 per share, which option vests with respect to these shares on May 22, 2009; and
•	option to Mr. Chase for up to 375,000 shares, at an exercise price of $0.62 per share, which option vests with respect to these shares on May 22, 2010.

As part of the Employment Agreement with Mr. Davis, on October 1, 2008 we granted stock options, exercisable for up to 1,000,000 shares of our common stock, as follows:

•
option to Mr. Davis for up to 333,334 shares, at an exercise price of $0.54 per share (the closing price of our common stock, as reported by the OTC Bulletin Board on October 1, 2008), which option vests with respect to these shares upon the effectiveness of the Charter Amendment;

•	option to Mr. Davis for up to 333,333 shares, at an exercise price of $0.59 per share, which option vests with respect to these shares on October 1, 2009; and
•	option to Mr. Davis for up to 333,333 shares, at an exercise price of $0.65 per share, which option vests with respect to these shares on October 1, 2010.

Options vesting on May 22 and October 1, 2009 and May 22 and October 1, 2010 are subject to acceleration in the event we undergo a "change of control" while such executive officer is still employed by us.  All options expire on May 22, 2015 and October 1, 2015.

The holders of the options shall have none of the rights and privileges of a stockholder of the Company with respect to any of the underlying shares of Common Stock, in whole or in part, prior to the exercise of the options with respect to such underlying shares.

We granted "piggy-back" registration rights to the option holders affording each of them the opportunity to include for sale in any registration statement under the Securities Act (other than in connection with a Form S-8 or any successor form registering any employee benefit plan ) we propose to file with respect to our securities any time during the next five (5) years, commencing May 22, 2009.

2004 Non-Statutory Stock Option Plan

Pursuant to the May 14, 2004 Board’s approval and subsequent stockholder approval, the Company adopted our 2004 Non-Statutory Stock Option Plan (the "2004 Plan") whereby we reserved for issuance up to 1,500,000 shares of our Common Stock.  On September 22, our Board terminated the 2004 Plan in favor of the 2008 Plan.  As of the Record Date, no options had been issued under the 2004 Plan.

2008 Stock Incentive Plan

On September 19, 2008 our Board authorized the adoption of the ABC Funding, Inc. 2008 Stock Incentive Plan (the “2008 Plan”).

As of December 1, 2008, no options have been issued under the 2008 Plan other than options issued to Mr. Davis, our Senior Vice President of Operations, on October 1, 2008.

            The purpose of the Plan is to provide directors, officers and employees of, as well as consultants, attorneys and advisors to, the Company and our subsidiaries, if any, with additional incentives by increasing their ownership interest in the Company.  Directors, officers and other employees of the Company are eligible to participate in the Plan.  In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to us and/or our subsidiaries are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status

The 2008 Plan is initially to be administered by our Board until such time as replaced by a compensation committee to be appointed by our Board.  Under the 2008 Plan, we may grant any one or a combination of incentive options, non-qualified stock options, restricted stock, stock appreciation rights and phantom stock awards, as well as purchased stock, bonus stock and other performance awards (collectively, “Awards”).  The Board or committee, as appropriate, shall set the terms and conditions of the Awards.  Except for Incentive Options which may only be granted to our employees, Awards under the 2008 Plan may be granted to employees and non-employee directors (as such terms are defined in the 2008 Plan). The aggregate number of shares of common stock that may be issued or transferred to grantees under the 2008 Plan shall not exceed 8,500,000 shares.

The principal terms of the 2008 Plan are summarized below; however, it is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the 2008 Plan, a copy of which was previously filed as Exhibit B to our Information Statement on Schedule 14C filed with the SEC on November 28, 2008.

Awards under the 2008 Plan include:

• options qualifying as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”) and nonqualified stock options, provided that no option price shall be less than the fair market value of our common stock on the date of grant or, in the case of an award of incentive options to an employee possessing more than 10% of the total combined voting power of the Company, not less than 110% of the fair market value of the common stock on the date of grant;
• restricted stock (within the meaning of Rule 144 of the Securities Act), typically subject to a vesting schedule during which the grantee must remain in our employ in order to retain the shares under grant;
• stock appreciation rights (“SARs”), either singly or in combination with an underlying stock option under the 2008 Plan, entitling the recipient to receive, upon exercise, the excess of the fair market value per share on the date of exercise over the grant price, subject to a specified cap amount, and are designed to give the grantee the same economic value that would have been derived from exercise of an option;
• phantom stock awards granted to a recipient to receive cash or common stock equal to the fair market value of a specified number of shares of common stock at the end of a specified deferral period;
• bonus stock in consideration of services performed or performance awards, under which payment may be made in shares of our common stock, a combination of shares and cash or cash if the performance of the Company meets certain goals established during an award period; and
• shares of common stock or performance based Awards on the terms and conditions we determine in our discretion, as well as other rights not an Award otherwise described in the 2008 Plan but is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or cash as are deemed by the Board to be consistent with the purposes of the 2008 Plan.

Our Board may amend, suspend or terminate the 2008 Plan at any time, but such amendment, suspension or termination shall not adversely affect any Award then outstanding without the participant’s consent. Any amendment that would be a “material amendment” of the 2008 Plan (as determined by the Committee, in their sole discretion, subject to the rules and regulations of the OTC Bulletin Board, if any, governing the use of such term in the context of an employee benefit plan), as amended, shall be subject to stockholder approval.  Likewise, if the Exchange Act requires the Company to obtain stockholder approval, then such approval will be sought.

Director Compensation

Directors of the Company are not compensated in cash for their services but are reimbursed for out-of-pocket expenses incurred in furtherance of our business.  Directors are also eligible to Awards under our 2008 Plan or otherwise, as offered by the Company from time to time.

FINANCIAL STATEMENTS

Set forth below are:  (i) our consolidated financial statements of the Company for the years ended June 30, 2008 and 2007 and the quarter ended September 30, 2008;  (ii) financial statements of Voyager Gas Corporation, now our newly-acquired subsidiary, for the years ended December 31, 2007 and 2006 and for the six month stub period ended June 30, 2008 and 2007; and (iii) our pro forma condensed consolidated financial statements for the year ended June 30, 2008, giving effect to the Voyager Acquisition as if it completed on July 1, 2007 (collectively, the “Financial Statements’).

Index to Financial Statements

Page
(a) Financial Statements of ABC Funding, Inc.
Consolidated Balance Sheets at September 30, 2008 (unaudited) and June 30, 2008	F-2
Consolidated Statements of Operations for the Three Months Ended September 30, 2008 and 2007 (unaudited)	F-3
Consolidated Statement of Cash Flows for the Three Months Ended September 30, 2008 and 2007 (unaudited)	F-4
Notes to Unaudited Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheets at June 30, 2008 and 2007	F-20
Consolidated Statements of Operations for the Years Ended June 30, 2008 and 2007 and the Period February 21, 2006 (Inception) through June 30, 2008	F-21
Consolidated Statement of Changes in Stockholders’ Deficit for the Years Ended June 30, 2008 and 2007 and the Period February 21, 2006 (Inception) through June 30, 2008	F-22
Consolidated Statements of Cash Flows for the Years Ended June 30, 2008 and 2007 and the Period February 21, 2006 (Inception) through June 30, 2008	F-23
Notes to Consolidated Financial Statements	F-25

(c) Pro Forma Financial Information of ABC Funding, Inc.	F-62
Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2008	F-63
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended June 30, 2008	F-64
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended June 30, 2007	F-65
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-66

ABC FUNDING, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$774,805	$12,158
Restricted cash	50,000	--
Accounts receivable:
Accrued oil and gas production revenue	1,059,541	--
Other	92,116	--
Prepaid expenses and other current assets	26,984	31,215
Deferred financing costs, net of accumulated amortization of $55,871	--	143,472
Total current assets	2,003,446	186,845
Oil and gas properties, using full cost method:
Proved properties	33,447,300	--
Unevaluated properties	7,291,249	976,284
Less accumulated depletion	(205,959)	--
Net oil and gas properties	40,532,590	976,284
Fixed assets, net of accumulated depreciation of $675 and $183 at September 30 and June 30, 2008, respectively	9,461	7,881
Deferred financing costs, net of accumulated amortization of $45,485	1,864,865	--
Derivative assets	634,528	--
	2,508,854	7,881
Total assets	$45,044,890	$1,171,010
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$564,530	$404,027
Accounts payable – related parties	10,671	20,825
Accrued liabilities	1,062,266	1,397
Convertible debt	25,000	25,000
Note payable, net of unamortized discount of $14,552	542,948	--
Senior secured convertible debentures, net of unamortized discount of $778,362	--	121,638
Derivative liabilities	28,717,058	11,893,573
Total current liabilities	30,922,473	12,466,460
Credit facility – revolving loan	10,500,000	--
Credit facility - term loan, net of unamortized discount of $200,278	21,799,722	--
Asset retirement obligations	765,658	--
Total liabilities	63,987,853	12,466,460
Commitments and contingencies	--	--
Series C Preferred stock , $0.001 par value, 1,000 shares authorized and outstanding at September 30, 2008, with mandatory redemption	100,000	--
Stockholders’ deficit:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, 842,505 and 863,505 undesignated authorized at September 30 and June 30, 2008, respectively
Series A Preferred stock, $0.001 par value, 99,395 shares authorized and outstanding at September 30 and June 30, 2008	99	99
Series B Preferred stock, $0.001 par value, 37,100 shares authorized and outstanding at September 30 and June 30, 2008	37	37
Series D Preferred stock, $0.001 par value, 10,000 shares authorized and outstanding at September 30, 2008	10	--
Series E Preferred stock, $0.001 par value, 10,000 shares authorized and outstanding at September 30, 2008	10	--
Common stock, $0.001 par value, 24,000,000 shares authorized, 24,709,198 and 24,378,375 issued and outstanding at September 30 and June 30, 2008, respectively	24,709	24,378
Additional paid-in capital	12,560,783	769,318
Accumulated deficit	(31,628,611)	(12,089,282)
Total stockholders’ deficit	(19,042,963)	(11,295,450)
Total liabilities and stockholders' deficit	$45,044,890	$1,171,010

The accompanying notes are an integral part of these financial statements.

ABC FUNDING, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	Three Months Ended September 30,
	2008	2007

Operating revenues:
Natural gas sales	$456,831	$--
Oil sales	337,353	--
Total operating revenue	794,184	--

Operating costs and expenses:
Lease operating expenses	154,373	--
Production taxes	55,361	--
General and administrative expenses	707,345	208,711
Depreciation, depletion and amortization	206,451	--
Total operating costs and expenses	1,123,530	208,711
Loss from operations	(329,346)	(208,711)

Other income (expense):
Interest income	1,397	4,833
Interest expense	(1,167,454)	(171,303)
Risk management	683,391	--
Loss on extinguishment of debt	(804,545)	--
Change in fair value of derivatives	(17,922,772)	--
Total other income (expense)	(19,209,983)	(166,470)
Net loss	$(19,539,329)	$(375,181)

Net loss per share: Basic and diluted	$(0.80)	$(0.02)

Weighted average common shares outstanding: Basic and diluted	24,487,451	22,227,374

The accompanying notes are an integral part of these financial statements.

ABC FUNDING, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	Three Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(19,539,329)	$(375,181)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation, depletion and amortization	206,450	--
Share based compensation	337,984	145,500
Common stock issued for interest	--	5,266
Common stock issued for loan extensions	--	98,100
Amortization of deferred financing costs	188,956	--
Amortization of debt discounts	786,509	36,973
Change in fair value of derivatives	17,922,772	--
Loss on extinguishment of debt	804,545	--
Gain on derivative	(634,528)	--
Changes in assets and liabilities:
Accounts receivable	(1,191,068)	--
Prepaid and other current assets	610	1,251
Accounts payable, related parties and other	477,912	13,562
Accrued liabilities	1,120,869	16,328
Net cash provided by (used in) operating activities	481,682	(58,201)
Cash flows from investing activities:
Cash paid for acquisition of oil and gas properties, net of acquisition costs	(30,590,707)	--
Purchase of fixed assets	(2,071)	--
Restricted cash supporting letter of credit issuance	(50,000)	--
Net cash used in investing activities	(30,642,778)	--
Cash flows from financing activities:
Proceeds from issuance of mandatorily redeemable preferred stock	100,000	--
Repayment of convertible debenture	(450,000)	--
Repayment of convertible notes	--	(410,000)
Proceeds from credit facility	33,500,000	--
Repayment of credit facility	(1,000,000)
Debt issuance costs	(1,226,257)	--
Net cash provided by (used in) financing activities	30,923,743	(410,000)
Net increase (decrease) in cash	762,647	(468,201)
Cash at beginning of period	12,158	550,394
Cash at end of period	$774,805	$82,193
Supplemental information:
Cash paid for interest	$15,768	$14,637
Cash paid for income taxes	$--	$--

The accompanying notes are an integral part of these financial statements.

ABC FUNDING, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Continued)

	Three Months Ended September 30,
	2008	2007

Non-Cash Investing and Financing Activities:
Common shares issued in payment of interest	$--	$39,358
Preferred shares issued for acquisition of oil and gas properties	9,100,000	--
Current assets acquired with acquisition	43,032	--
Current liabilities assumed with acquisition	531,132	--
Preferred shares issued in payment of convertible debenture	450,000	--
Note issued for debt issuance costs	557,500	--
Removal of derivative liability due to repayment of debt	1,099,287	--
Debt discount due to imputed interest	16,977	--
Debt discount due to overriding revenue royalty interest	206,000	--
Asset retirement obligation assumed	765,658	--
Debt issuance costs accrued	143,569	--

The accompanying notes are an integral part of these financial statements.

ABC FUNDING, INC.
AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

NOTE 1.                       ORGANIZATION AND BASIS OF PREPARATION

Headquartered in Houston, Texas, ABC Funding, Inc. (the “Company” or “ABC”), is incorporated under the laws of the State of Nevada, with its primary business focus to engage in the acquisition, exploitation and development of properties for the production of crude oil and natural gas.  The Company intends to explore for oil and gas reserves through the drill bit and acquire established oil and gas properties.  ABC intends then to exploit such properties through the application of conventional and specialized technology to increase production, ultimate recoveries, or both, and participate in joint venture drilling programs with repeatable low risk results.

The Company’s stock is traded on the OTC Bulletin Board (“OTCBB”) under the ticker symbol AFDG.  Upon the effectiveness of an amendment to its Articles of Incorporation increasing the number of authorized shares of common stock that it may issue and changing its name (the “Charter Amendment”), the Company will change its name to Cross Canyon Energy Corp. and obtain a new ticker symbol for trading of its stock on the OTCBB.  The name change will better reflect its business model.

On September 2, 2008, the Company consummated the acquisition of Voyager Gas Corporation, a Delaware corporation, (the “Voyager Acquisition”), whereby it purchased all of the outstanding capital stock of Voyager Gas Corporation, the owner of interests in oil and gas lease blocks located in Duval County, Texas, including working and other interests in oil and gas leases, producing wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment and facilities.  Upon the completion of the Voyager Acquisition, Voyager Gas Corporation became a wholly-owned subsidiary of ABC.  (See Note. 3) and the Company no longer qualified as a development stage enterprise as defined under SFAS No. 7 “Accounting and Reporting by Development State Enterprises”.

As of September 30, 2008, the Company has two subsidiaries, Energy Venture, Inc., and Voyager Gas Corporation.  Energy Venture, Inc. currently has no operations, assets or liabilities.  However, the Company has begun using this subsidiary as an operating company to perform the operations of its oil and gas business.

The consolidated financial statements herein have been prepared in accordance with generally accepted accounting principles (“GAAP”) and include the accounts of ABC Funding, Inc. and its subsidiaries, which are wholly owned.  All inter-company transactions are eliminated upon consolidation.

NOTE 2.                            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements.  The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the Unites States of America for interim financial information and with the instructions to Form 10-Q as prescribed by the SEC for smaller reporting companies and do not include all of the financial information and disclosures required by GAAP.  The financial information as of September 30, 2008, and for the three months ended September 30, 2008 and 2007, is unaudited.  In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results of the interim periods.  The results of operations for the three months ended September 30, 2008, are not necessarily indicative of the results of operations that will be realized for the year ended June 30, 2009.  The interim financial statements should be read in conjunction with the financial statements as of June 30, 2008, and notes thereto, included in the Company’s Form 10-KSB filed with the SEC on September 9, 2008.

Use of Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.  Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, period end oil and gas sales and expenses and asset retirement obligations, and are subject to change.

Cash and Cash Equivalents.  For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue and Cost Recognition.  The Company uses the sales method of accounting for oil and natural gas revenues.  Under this method, revenues are recognized based on the actual volumes of natural gas and oil sold to purchasers.  The volume sold may differ from the volumes to which the Company is entitled based on its interest in the properties.  Costs associated with production are expensed in the period incurred.

Income Taxes.  Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” (“SFAS No. 109”), the Company follows the asset and liability method of accounting for income taxes, under which the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which the Company expects to recover or settle those temporary differences.

As changes in tax laws or rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes.  Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The classification of current and noncurrent deferred tax assets and liabilities is based primarily on the classification of the assets and liabilities generating the difference.

Basic and Diluted Net Loss Per Share.  The Company computes net income (loss) per share pursuant to SFAS No. 128 “Earnings per Share”.  Basic net income (loss) per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company’s common stock outstanding during the period.  Diluted net income (loss) per share is determined in the same manner as basic net income (loss) per share except that the number of shares is increased assuming exercise of dilutive stock options, warrants and convertible debt using the treasury stock method and dilutive conversion of the Company’s convertible preferred stock.

Stock Based Compensation.  In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, "Share-Based Payments".  The Company adopted the disclosure requirements of SFAS 123R as of July 1, 2006, using the modified prospective transition method approach as allowed under SFAS 123R.  SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed.  The Company did not issue any stock options or restricted stock awards during the quarterly period ended September 30, 2008.

Oil and Natural Gas Properties.  The Company follows the full cost method of accounting for its oil and gas properties.  Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities, are capitalized.  Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized.

The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and gas reserves as determined by independent petroleum engineers.  Excluded from amounts subject to depletion are costs associated with unevaluated properties.  Natural gas and crude oil are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of crude oil.

The Company performs a review of the carrying value of its oil and natural gas properties, referred to as a ceiling test, under the full cost accounting rules of the SEC on a quarterly basis.  Under the ceiling test, capitalized costs, less accumulated depletion and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects.  Future net revenues are calculated by using the current prices and costs as of the end of the appropriate quarterly or annual period.

Asset Retirement Obligations.  The Company records a liability for legal obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred in accordance with SFAS No. 143 “Accounting for Asset Retirement Obligations.”  Under this method, when liabilities for dismantlement and abandonment costs (“ARO”) are initially recorded, the carrying amount of the related oil and natural gas properties are increased.  Accretion of the liability is recognized each period using the interest method of allocation, and the capitalized cost is depleted over the useful life of the related asset.  Revisions to such estimates are recorded as adjustments to the ARO, capitalized asset retirement costs and charges to operations during the periods in which they become known.  At the time the abandonment cost is incurred, the Company will be required to recognize a gain or loss if the actual costs do not equal the estimated costs included in ARO.

Valuation of the Embedded and Warrant Derivatives.  The valuation of the Company’s embedded derivatives and warrant derivatives is determined primarily by a lattice model using probability weighted discounted cash flow based upon future projections over a range of potential outcomes and the Black-Scholes option pricing model.  An embedded debenture derivative is a derivative instrument that is embedded within a contract, which under the convertible debenture (the host contract) includes the right to convert the debenture by the holder, reset provisions with respect to the conversion provisions, call/redemption options and liquidated damages.  In accordance with SFAS No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities”, these embedded derivatives are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period.  A warrant derivative liability is determined in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).  Based on EITF 00-19, warrants which are determined to be classified as derivative liabilities are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period.  The practical effect of this has been that when the Company’s stock price increases so does its derivative liability, resulting in a non-cash loss charge that reduces earnings and earnings per shares.  When the Company’s stock price declines, it records a non-cash gain, increasing its earnings and earnings per share.

To determine the fair value of its embedded derivatives, management evaluates assumptions regarding the probability of certain events.  Other factors used to determine fair value include the Company’s period end stock price, historical stock volatility, risk free interest rate and derivative term.  The fair value recorded for the derivative liability varies from period to period.  This variability may result in the actual derivative liability for a period either above or below the estimates recorded on the Company’s consolidated financial statements, resulting in significant fluctuations in other income (expense) because of the corresponding non-cash gain or loss recorded.

Fair Value of Financial Instruments.  The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, notes payable and derivative liabilities/assets associated with the Company’s oil and gas hedging activities and certain instruments issued by the Company that are convertible into common stock (see Note 5).  The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate fair value due to the highly liquid nature of these short-term instruments.  The derivative liabilities/assets have been marked-to-market as of September 30, 2008.

New Accounting Pronouncements.  In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133” (“SFAS No. 161”).  SFAS No. 161 requires additional disclosures about derivative and hedging activities and is effective for fiscal years and interim periods beginning after November 15, 2008.  The Company is evaluating the impact the adoption of SFAS No. 161 will have on its financial statement disclosures.  The Company’s adoption of SFAS No. 161 will not affect its current accounting for derivative and hedging activities.

          In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”.  This statement requires assets acquired and liabilities assumed to be measured at fair value as of the acquisition date, acquisition-related costs incurred prior to the acquisition to be expensed and contractual contingencies to be recognized at fair value as of the acquisition date.  This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Company is currently assessing the impact, if any, the adoption of this statement will have on its financial position, results of operations or cash flows.

NOTE 3.                      ACQUISITION OF BUSINESS

On September 2, 2008, the Company consummated the acquisition of Voyager Gas Corporation, a Delaware corporation, (the “Voyager Acquisition”), whereby it purchased all of the outstanding capital stock of Voyager Gas Corporation, the owner of interests in oil and gas lease blocks located in Duval County, Texas, including working and other interests in oil and gas leases, producing wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment and facilities.

Upon the completion of the Voyager Acquisition, Voyager Gas Corporation became a wholly-owned subsidiary of ABC.  The newly acquired subsidiary’s properties consist of approximately 14,300 net acres located in Duval County, Texas.  The purchase price also included a proprietary 3-D seismic data base covering a majority of the acquired properties.

The purchase price paid in the Voyager Acquisition consisted of cash consideration of $35.0 million and 10,000 newly issued shares of the Company’s preferred stock designated as Series D preferred stock having an agreed upon value of $7.0 million.  The Company performed a fair value valuation of the preferred on the date of the acquisition and recorded the fair value of the preferred stock at $9.1 million.  Upon the effectiveness of an amendment to the Company’s Articles of Incorporation increasing the number of shares of common stock that it may issue (the “Charter Amendment”), the Series D Preferred will automatically convert into 17.5 million shares of ABC’s common stock.

The acquired properties have established production over a substantial acreage position with proved reserves from over ten different horizons located at depths ranging from 4,000 to 7,500 feet.  As of April 1, 2008, the Duval County Properties had independently engineered proved reserves of 16.2 Bcfe.  By category, this includes 5.2 Bcfe of proved developed producing, 5.6 Bcfe of proved developed non-producing, and 5.4 Bcfe of proved undeveloped reserves.  Approximately 69% of total proved reserves is natural gas.  In addition to proved reserves, the Company’s management has identified additional exploration opportunities on the acquired acreage utilizing its acquired 3-D seismic data base.

The preliminary allocation of the purchase price and the estimated fair market values of the assets acquired and liabilities assumed are subject to modification and are shown below.

Cash	$1,864,446
Accounts receivables	39,410
Security deposit	3,622
Oil and gas property	39,972,891
Total assets acquired	41,880,369
Severance tax payable	65,418
Royalties payable	405,714
Ad valorem taxes payable	60,000
Total liabilities assumed	531,132

Retained earnings assumed	1,376,346

Net assets acquired	$39,972,891

The following summary presents unaudited pro forma consolidated results for the three months ended September 30, 2008 and 2007, respectively, as if the Voyager Acquisition had occurred as of July 1, 2007.  The pro forma results are for illustrative purposes only and include adjustments in addition to the pre-acquisition historical results, such as increased depreciation, depletion and amortization expense resulting from the allocation of fair value to oil and gas properties acquired.  The unaudited pro forma information is not necessarily indicative of the operating results that would have occurred if the acquisition had been consummated at that date, nor is it necessarily indicative of future operating results.

	Pro Forma
	Three Months Ended September 30,
	2008	2007

Revenues	$3,009,771	$2,556,515
Operating costs and expenses	1,821,479	1,958,258
Income (loss) from operations	1,188,292	598,257
Other income (expense)	(19,611,246)	(761,889)
Net income (loss)	$(18,422,954)	$(163,632)
Earnings (loss) per share – basic and diluted	$(0.75)	$(0.01)

Production volumes:
Natural gas (Mcf)	166,041	259,291
Oil (Bbls)	11,868	7,129
Mcfe	237,249	302,065
Mcfe/day	2,579	3,283

NOTE 4.                      ACCRUED LIABILITIES

Accrued liabilities consisted of the following at September 30 and June 30, 2008:

	September 30, 2008	June 30, 2008
Royalties payable	$610,392	$--
Severance taxes payable	108,815	--
Accrued interest payable	176,492	1,000
Accrued ad valorem taxes payable	166,178	--
Other	389	397
	$1,062,266	$1,397

NOTE 5.                      NOTES PAYABLE

Notes payable consisted of the following at September 30 and June 30, 2008:

	September 30, 2008	June 30, 2008
2006 convertible notes, convertible at $0.25 into 50,000 shares of common stock due February 28, 2008	$25,000	$25,000
Senior secured convertible debentures due September 29, 2008	--	900,000
Short-term, interest free note payable due March 15, 2009	557,500	--
First lien revolving credit facility with CIT Capital USA Inc., as administrative agent, bearing interest at an adjusted rate as defined in the agreement (5.31313% at September 30, 2008) payable quarterly, principal and unpaid interest due on August 31, 2011, collateralized by a first mortgage on the Company’s oil and gas properties.	10,500,000	--
Second lien term credit facility with CIT Capital USA Inc., as administrative agent, bearing interest at an adjusted rate as defined in the agreement (7.81313% at September 30, 2008) payable quarterly, principal and unpaid interest due on March 31, 2012, collateralized by a second mortgage on the Company’s oil and gas properties.	22,000,000	--
Unamortized discount on senior secured convertible debentures	--	(778,362)
Unamortized discount on second lien term credit facility	(200,278)	--
Unamortized discount on short-term note payable due March 15, 2009	(14,552)	--
	$32,867,670	$146,638

CIT Credit Facility

On September 2, 2008, the Company entered into (i) a credit agreement (the “Revolving Loan”) among the Company, CIT Capital USA Inc. (“CIT Capital”), as Administrative Agent and the lender named therein and (ii) a second lien term loan agreement (the “Term Loan”) among the Company, CIT Capital and the lender.  The Revolving Loan and Term Loan are collectively referred to herein as the “CIT Credit Facility.”

The Revolving Loan provides for a $50.0 million senior secured revolving credit facility which is subject to an initial borrowing base of $14.0 million, or an amount determined based on semi-annual review of the Company’s proved oil and gas reserves.  As of September 30, 2008, the Company had $10.5 million borrowed to finance the Voyager Acquisition, to repay the related bridge loan and transaction expenses, and to fund capital expenditures generally.  Monies advanced under the Revolving Loan mature on September 1, 2011, and bear interest at a rate equal to LIBOR plus 1.75% to 2.50%, as the case may be.

The Term Loan provides for a one-time advance to the Company of $22.0 million.  The Company drew down the full amount on September 2, 2008 to finance the Voyager Acquisition and to repay the related bridge loan and transaction expenses.  Monies borrowed under the Term Loan mature on March 1, 2012, and bear interest at a rate equal to LIBOR plus 5% during the first twelve months after closing and LIBOR plus 7.50%, thereafter.

The loan instruments evidencing the Revolving Loan contain various restrictive covenants, including financial covenants requiring that the Company will not: (i) as of the last day of any fiscal quarter, permit its ratio of EBITDAX for the period of four fiscal quarters then ending to interest expense for such period to be less than 2.0 to 1.0; (ii) at any time permit its ratio of total debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than 4.0 to 1.0; and (iii) permit, as of the last day of any fiscal quarter, its ratio of (a) consolidated current assets (including the unused amount of the total commitments, but excluding non-cash assets under FASB Statement No. 133) to (b) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under the CIT Credit Facility) to be less than 1.0 to 1.0.

The loan instruments evidencing the Term Loan contain various restrictive covenants, including financial covenants requiring that the Company will not: (i) permit, as of the last day of any fiscal quarter, its ratio of (a) consolidated current assets (including the unused amount of the total commitments, but excluding non-cash assets under FASB Statement No. 133) to (b) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under the CIT Credit Facility) to be less than 1.0 to 1.0; and (ii) as of the date of any determination permit its ratio of total reserve value as in effect on such date of determination to total debt as of such date of determination to be less than 2.0 to 1.0

Upon the Company’s failure to comply with covenants, the lender has the right to refuse to advance additional funds under the revolver and/or declare any outstanding principal and interest immediately due and payable.  As of September 30, 2008, the Company is in compliance with all of the restrictive covenants of the CIT Credit Facility.

All borrowings under the Revolving Loan are secured by a first lien on all of the Company’s assets and those of its subsidiaries.  All borrowings under the Term Loan are secured by a second lien on all of the Company’s assets and those of its subsidiaries.

Under the CIT Credit Facility, the Company was required to enter into hedging arrangements mutually agreeable between the Company and CIT Capital.  Effective on September 2, 2008, the Company entered into hedging arrangements with a bank whereby effective October 1, 2008, the Company hedged 65% of its proved developed producing natural gas production and 25% of its proved developed producing oil production through December 2011 at $7.82 per Mmbtu and $110.35 per barrel, respectively.  (See Note 6).

CIT Capital is entitled to one percent (1%) overriding royalty interest of the Company’s net revenue interest in the oil and gas properties acquired in the Voyager Acquisition.  The overriding royalty interest is applicable to any renewal, extension or new lease taken by the Company within one year after the date of termination of the ORRI  Properties, as defined in the overriding royalty agreement covering the same property, horizons and minerals.  The Company recorded a discount of $206,000 based upon the estimated fair value of the overriding royalty interest that was conveyed to the lender upon closing.  The Company is amortizing this discount to interest expense over the term of the Term Loan.  As of September 30, 2008, $5,722 of this discount had been amortized as a component of interest expense.

CIT Capital also received, and is entitled to receive in its capacity as administrative agent, various fees from the Company while monies advanced or loaned remain outstanding, including an annual administrative agent fee of $20,000 for each of the Revolving Loan and Term Loan and a commitment fee ranging from 0.375% to 0.5% of any unused portion of the borrowing base available under the Revolving Loan.

        In connection with the Company’s entering into the CIT Credit Facility, upon closing the Voyager Acquisition, the Company paid its investment banker, Global Hunter Securities, LLC (“GHS”), the sum of $557,500 and delivered to GHS a non-interest bearing promissory note, payable on or before March 15, 2008, in the principal amount of $557,500.

The Company incurred debt issuance costs of $1,910,350 associated with the CIT Credit Facility.  These costs were capitalized as deferred financing costs and are being amortized over the life of the CIT Credit Facility using the effective interest method.  Amortization expense related to the CIT Credit Facility was $45,485 for the period September 2, 2008 (inception) through September 30, 2008.

Convertible Debentures

On May 21, 2008, the Company entered into a Securities Purchase Agreement with those purchasers identified therein (the “Bridge Financing”), whereby the Company received proceeds of $800,000 evidenced by senior secured convertible debentures (the “Debentures”).  The proceeds from the Debentures were used to fund the Company’s payment of the deposit for the Voyager Acquisition.

The Debentures were to mature the earlier of September 29, 2008, or the closing date under the Voyager Agreement, and were to be satisfied in full by the Company’s payment of the aggregate redemption price of $900,000 or, at the election of the purchasers, by the conversion of the Debentures into shares of the Company’s common stock (the “Conversion Shares”), at an initial conversion price of $0.33, subject to adjustments and full-ratchet protection under certain circumstances.

As additional consideration for the bridge loan evidenced by the Debentures, the Company issued common stock purchase warrants to the purchasers and their affiliates, exercisable to purchase up to 3,000,000 shares of the Company’s common stock (the “Warrant Shares”), based upon an initial exercise price of $0.33 subject to adjustments and full-ratchet protection under certain circumstances.  These warrants remain outstanding as of September 30, 2008.

The Company incurred debt issuance costs of $199,343 associated with the issuance of the Debentures.  These costs were capitalized as deferred financing costs and were being amortized over the life of the Debentures using the effective interest method.  Amortization expense related to the deferred financing costs was $55,871 for the period May 21, 2008 (inception) through June 30, 2008 and the remaining balance of $143,472 was charged to expense during the three months ended September 30, 2008.

The Debentures and the other outstanding convertible instruments of the Company, specifically the Series A, B, D and E Preferred and the convertible note, if converted, would exceed the number of authorized shares the Company has available for issuance.  In addition, the Debentures contain more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”.  The Company evaluated the application of SFAS No. 133 and EITF 00-19 and determined the various embedded derivative features have been bundled together as a single, compound embedded derivative instrument that has been bifurcated from the debt host contract, and referred to as the "Single Compound Embedded Derivatives within Convertible Note".  The single compound embedded derivative features include the conversion feature with the reset provisions within the Debentures, the call/redemption options, the interest rate adjustment and liquidated damages.  The value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which results in a reduction of the initial carrying amount (as unamortized discount) of the Debentures of the value at inception.  The value of the embedded derivative at issuance exceeded the notional amount of the loan, and the excess amount was expensed to interest in the amount of $1,468,316.  The unamortized discount has been amortized to interest expense using the effective interest method over the life of the Debentures.  At June 30, 2008, $121,638 had been amortized and the remaining balance of $778,362 was charged to expense during the three months ended September 30, 2008.

Due to the insufficient unissued authorized shares to settle the Debentures, other outstanding convertible instruments of the Company, specifically the Series A, B, D and E Preferred, convertible note and non-employee stock options, have been classified as derivative liabilities under SFAS No. 133.  Each reporting period, this derivative liability is marked-to-market with the non-cash gain or loss recorded in the period as a gain or loss on derivatives.  At September 30, 2008, the aggregate derivative liability was $28,717,058.

On September 2, 2008, the Company satisfied in full the Debentures by repayment of $450,000 of principal with funds advanced under the CIT Credit Facility and by delivery of shares of the Company’s Series E Preferred in exchange for the principal amount of $450,000, which shares of preferred stock automatically convert into an aggregate of 1,363,636 shares of the Company’s common stock, based upon an implied conversion price of $0.33 per share of common stock upon the effectiveness of the Charter Amendment.  The fair value of the underlying shares of common stock on August 31, 2008, the date of the conversion into Series E Preferred exceeded the conversion price of $0.33 per share and the company recorded a loss on the extinguishment of debt of $804,545 during the three months ended September 30, 2008.

Probability - Weighted Expected Cash Flow Methodology

Assumptions:  Single Compound Embedded Derivative within Debentures

	Inception	As of
	May 21, 2008	September 30, 2008
Risk free interest rate	4.53%	4.43%
Timely registration	95.00%	95.00%
Default status	5.00%	5.00%
Alternative financing available and exercised	0.00%	0.00%
Trading volume, gross monthly dollars monthly rate increase	1.00%	1.00%
Annual growth rate stock price	29.14%	29.05%
Future projected volatility	150.00%	60.00%

The stock purchase warrants are freestanding derivative financial instruments which were valued using the Black-Scholes method.  The fair value of the derivative liability of the compound embedded derivatives, the warrants issued with the Debentures and the other tainted convertible instruments was recorded at $1,470,868 and $5,967,587, respectively, on May 21, 2008.  The unamortized discount was accreted to interest expense using the effective interest method over the life of the Debentures.  The total accretion expense was $1,060,366 for the period May 21, 2008 through September 30, 2008.  The remaining value of $1,468,316 was expensed at inception to interest expense since the total fair value of the derivatives at inception exceeded the face value of the Debentures.  The effective interest rate on the Debentures was 1,551.9%.

The Debentures were settled in September 2008; however, as long as the other outstanding convertible instruments of the Company, specifically the Series A, B, D and E Preferred and the convertible note are outstanding, they are potentially convertible into an unlimited number of common shares, resulting in the Company no longer having the control to physically or net share settle existing non-employee stock options.  Thus under EITF 00-19, all non-employee stock options that are exercisable during the period that these instruments are outstanding are required to be treated as derivative liabilities and recorded at fair value until the provisions requiring this treatment have been settled.

As of the date of issuance of the Debentures on May 21, 2008, the fair value of options to purchase 8,900,000 shares and other tainted convertible instruments totaling $5,856,395 was reclassified to the liability caption “Derivative liabilities” from additional paid-in capital.  The change in fair value of $17,922,772 as of September 30, 2008, has been included in earnings under the caption “Change in fair value of derivatives.”

Variables used in the Black-Scholes option-pricing model include: (1) 4.53% to 4.59% risk-free interest rate; (2) expected warrant life is the actual remaining life of the warrant as of each period end; (3) expected volatility is 150.00%; and (4) zero expected dividends.

Both the embedded and freestanding derivative financial instruments were recorded as liabilities in the consolidated balance sheet and measured at fair value.  These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded as either a gain or loss in the income statement.

The impact of the application of SFAS No. 133 and EITF 00-19 in regards to the derivative liabilities on the balance sheet and statements of operations as of inception (May 21, 2008) and through September 30, 2008 are as follows:

	Transaction Date	Liability As of
	May 21, 2008	Sept. 30, 2008
Derivative liability – single compound embedded derivatives within the debentures	$797,447	$--
Derivative liability – other tainted convertible instruments	7,438,455	10,794,286
Net change in fair value of derivatives	--	17,922,772
Derivative liabilities	$8,235,902	$28,717,058

2006 Convertible Notes

During 2006, EV Delaware sold $1,500,000 of convertible promissory notes (the "2006 Notes") which were expressly assumed by the Company in the May 2006 merger of EV Delaware into our wholly-owned subsidiary.  The 2006 Notes had an original maturity date of August 31, 2007, carried an interest rate of 10% per annum, payable in either cash or shares, and were convertible into shares of Common Stock at a conversion rate of $0.50 per share at the option of the investor.  Each investor also received a number of shares of Common Stock equal to 20% of his or her investment divided by $0.50.  Thus, a total of 600,000 shares were initially issued to investors in the 2006 Notes.  The relative fair value of these shares was $250,000 and was recorded as a debt discount and as additional paid-in capital.  The debt discount was amortized over the original term of the notes payable using the effective interest method.  The original issue discount rate was 23.44%.  During the period from February 21, 2006 (inception) to August 31, 2007, the entire discount of $250,000 was amortized and recorded as interest expense.

We evaluated the application of SFAS No. 133 and EITF 00-19.  Based on the guidance of SFAS No. 133 and EITF 00-19, we concluded that these instruments were not required to be accounted for as derivatives.

On August 31, 2007 (the original Maturity Date), we repaid in cash six of the holders of the 2006 Notes an aggregate amount of $424,637, of which $410,000 represented principal and $14,637 represented accrued interest.  On September 4, 2007, an additional $44,624 of accrued and current period interest was repaid through the issuance of 89,248 shares of our Common Stock.  The remaining holders of the 2006 Notes entered into an agreement with us whereby the maturity date of the 2006 Notes was extended to February 28, 2008 and, beginning September 1, 2007 until the 2006 Notes are paid in full, the interest rate on the outstanding principal increased to 12% per annum.  In addition, we agreed to issue to the remaining holders of the 2006 Notes, 218,000 shares of our common stock with a value of $98,100 as consideration for extending the 2006 Note's maturity date.  We evaluated the application of EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments" and concluded that the revised terms constituted a debt modification rather than a debt extinguishment and accordingly, the value of the common stock has been treated as interest expense in the accompanying statements of operations.

On February 28, 2008, $1,090,000 of the 2006 Notes came due and we were unable to repay them.  We continued to accrue interest on the notes at 12%, the agreed upon rate for the extension period.  On March 6, 2008, we issued 130,449 shares of common stock in lieu of cash in payment of $65,221 of accrued and current period interest to holders of 2006 Notes.  On April 22, 2008, we repaid $100,000 principal amount in cash to one of the holders of the notes.  During May 2008, we exchanged 99,395 shares of our Series A Preferred in full satisfaction of our obligation under the notes to pay $965,000 of principal and $28,950 of interest, with each share of such preferred stock being automatically convertible into 20 shares of our common stock, for an aggregate of 1,987,900 shares of our common stock.  The Series A Preferred will automatically convert into shares of our Common Stock upon the effectiveness of the Charter Amendment.  At September 30, 2008, the Company has outstanding $25,000 principal amount of the 2006 Notes with on note holder.

NOTE 6.                            DERIVATIVE FINANCIAL INSTRUMENTS

The Company, in an effort to manage its natural gas and crude oil commodity price risk exposures utilizes derivative financial instruments.  The Company, from time to time, enters into over-the-counter swap transactions that convert its variable-based oil and natural gas sales arrangements to fixed-price arrangements.  The Company accounts for its derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.  SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the consolidated balance sheet and the measurement of those instruments at fair value.  The Company entered into various derivative instruments during the period ended September 30, 2008.  These swap contracts are not being accounted for as cash flow hedges under SFAS No. 133, but are recognized as derivatives and fair valued.

The Company marks-to-market its open swap positions at the end of each period and records the net unrealized gain or loss during the period in derivative gains or losses in the consolidated statements of operations.  For the three months ended September 30, 2008, the Company recorded gains of $634,528, related to its swap contracts in the consolidated statements of operations.  These swap contracts were related to an agreement entered into on September 2, 2008, with Macquarie Bank Limited, and were entered into as a condition of the CIT Credit Facility.  In the first contract the Company agreed to be the floating price payer (based on Inside FERC Houston Ship Channel) on specific quantities of natural gas over the period beginning October 1, 2008 through December 31, 2011 and receive a fixed payment of $7.82 per MMBTU.  In the second contract the Company agreed to be the floating price payer (based on the NYMEX WTI Nearby Month Future Contract) on specific monthly quantities of crude oil over the period beginning October 1, 2008 through December 31, 2011 and receive a fixed payment of $110.35 per barrel.

Fair value is estimated based on forward market prices and approximates the net gains and losses that would have been realized if the contracts had been closed out at period-end.  When forward market prices are not available, they are estimated using spot prices adjusted based on risk-free rates, carrying costs, and counterparty risk.

       As of September 30, 2008, the Company had the following hedge contracts outstanding:

Instrument	Beginning Date	Ending Date	Fixed	Total Bbls 2008	Total Bbls 2009	Total Bbls 2010	Total Bbls 2011
Swap	Oct-08	Dec-11	$110.35	3,522	10,762	7,575	5,712

Indexed to NYMEX WTI

Instrument	Beginning Date	Ending Date	Fixed	Total MMBtu 2008	Total MMBtu 2009	Total MMBtu 2010	Total MMBtu 2011
Swap	Oct-08	Dec-11	$7.82	131,781	427,953	328,203	262,080

Indexed to Inside FERC Houston Ship Channel

NOTE 7.                      PREFERRED STOCK AND COMMON STOCK

Preferred Stock

On August 20, 2008 the Company issued 500 shares of its newly designated Series C Preferred to Alan D. Gaines, the Company’s largest stockholder and a director of the Company, in exchange for the cancellation of a promissory note made by the Company in favor of Mr. Gaines, in the principal amount of $50,000.  In addition to these shares of Series C Preferred, on August 20, 2008, the Company also issued an additional 500 shares of Series C Preferred to Mr. Gaines for cash consideration of $50,000.  The Series C Preferred are automatically redeemable by the Company at the rate of $100 for every one (1) share of Series C Preferred being redeemed upon the closing of a debt or equity financing whereby the Company realizes gross proceeds in excess of $5,000,000.  The Company’s lender in the CIT Credit Facility did not permit the Company to redeem the Series C Preferred upon funding, with the understanding that, based upon the success of the Company’s workover program and increased production resulting from the Voyager Acquisition, the lender would permit a subsequent distribution to Mr. Gaines for his Series C Preferred.

As set forth above in Note. 3, the Company issued 10,000 shares of Series D Preferred to the seller in the Voyager Acquisition.  As set forth in the Certificate of Designations filed with the State of Nevada on August 27, 2008 with respect to the Series D Preferred, upon the effectiveness of the Charter Amendment, each share of Series D Preferred will automatically convert into 1,750 shares of common stock for an aggregate of 17,500,000 shares of the Company’s common stock.

Concurrent with the closing of the Voyager Acquisition, the Company issued 10,000 shares of its newly designated Series E Preferred to the former holder of a $450,000 Debenture in satisfaction of the Company’s obligations under such Debenture. As set forth in the Certificate of Designations filed with the State of Nevada on August 29, 2008, with respect to  the Series E Preferred, upon the effectiveness of the Charter Amendment, each share of Series E Preferred will automatically convert into 136.3636 shares of common stock for an aggregate of 1,363,636 shares of the Company’s common stock.

The shares of Series D and Series E Preferred rank senior to all other shares of the Company’s capital stock and are on parity with each other.

Common Stock

On March 4, 2008, the Company’s Board of Directors approved the Charter Amendment providing for, among other things, an increase in the number of authorized common shares that the Company may issue from 24,000,000 to 149,000,000 shares.  The holders of a majority of the Company’s outstanding shares of common stock consented to the Charter Amendment on March 4, 2008, which consent was subsequently ratified on August 29, 2008.  As of November 19, 2008, the number of authorized shares of common stock that the Company may issue remained at 24,000,000 shares, pending the effectiveness of the Charter Amendment.

NOTE 8.                      GRANTS OF WARRANTS AND OPTIONS

The Company uses the Black-Scholes option-pricing model to estimate option fair values.  The option-pricing model requires a number of assumptions, of which the most significant are: expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire).

Volatilities are based on the historical volatility of the Company’s closing common stock price.  Expected term of options and warrants granted represents the period of time that options and warrants granted are expected to be outstanding.  The risk-free rate for periods within the contractual life of the options and warrants is based on the comparable U.S. Treasury rates in effect at the time of each grant.

None of the stock options or warrants which have been granted are exercisable until such time as the Company files its Charter Amendment with the State of Nevada to increase its authorized shares of common stock from the current authorized of 24,000,000 shares to 149,000,000 shares.

As part of the consideration for entry into the CIT Credit Facility, on September 2, 2008 the Company granted CIT Capital a warrant, exercisable for up to 24,199,996 shares of the Company’s common stock, at an exercise price of $0.35 per share (the “CIT Warrant”).  The CIT Warrant expires on September 2, 2013 and is exercisable upon the effectiveness of the Charter Amendment.

NOTE 9.                      ASSET RETIREMENT OBLIGATIONS

The Company’s asset retirement obligations relate to estimated future plugging and abandonment expenses or disposal of its oil and gas properties and related facilities.  These obligations to abandon and restore properties are based upon estimated future costs which may change based upon future inflation rates and changes in statutory remediation rules.  The following table provides a summary of the Company’s asset retirement obligations:

Three Months Ended
September 30, 2008
Balance as of June 30, 2008	$--
Liabilities incurred in current period	--
Liabilities assumed in business combination	765,658
Accretion expense	--
Balance September 30, 2008	$765,658

NOTE 10.                      RELATED PARTY TRANSACTION

See Note. 7 for a discussion of Series C Preferred stock issued to a director for cash consideration of $100,000.

NOTE 11.                       COMMITMENTS AND CONTINGENCIES

Commencing August 1, 2008, Voyager Gas Corporation entered into an office lease agreement with GPI Tollway – Madison, LLC (“Landlord”) to provide office space in Addison, Texas.  The lease provides for approximately 2,173 rentable square feet at monthly rental rates ranging from $3,622 to $3,803 per month and terminates on October 31, 2011.  Effective November 1, 2008, Voyager Gas Corporation executed an Assignment of Lease between Voyager Gas Corporation as Tenant, GPI Tollway – Madison, LLC as Landlord and Addison Oil, LLC as Assignee pursuant to which Addison Oil, LLC assumed and agreed to make all payments and to perform and keep all promises, covenants and conditions and agreements of the lease by Tenant to be made, kept and performed from and after the assignment date.  Pursuant to the Assignment of Lease, Voyager Gas Corporation does hereby remain liable for the performance of all covenants, agreements and conditions contained in the lease should Addison Oil LLC default on its obligations.

NOTE 12.                            SUBSEQUENT EVENTS

Repayment of Note Payable

On October 6, 2008, pursuant to a mutual agreement between the Company and Global Hunter Securities, LLC, (“GHS”) the Company made a cash payment in the amount of $300,000 as full settlement of the non-interest bearing promissory note in the principal amount of $575,500 originally due March 15, 2009.

2008 Stock Incentive Plan

On September 19, 2008, the Company’s Board of Directors authorized the adoption of the ABC Funding, Inc. 2008 Stock Incentive Plan (the “2008 Plan”).  The 2008 Plan was approved by holders of a majority of the Company’s outstanding shares of common stock on September 19, 2008, effective on the twenty-first (21st) day after mailing to all stockholders of record the Company’s definitive Information Statement on Schedule 14C relating to adoption of the 2008 Plan, in compliance with Regulation 14C under the Securities Exchange Act of 1934, as amended.  The 2008 Plan provides for the issuance of up to 8,500,000 shares of the Company’s common stock to employees and non-employee directors through the issuance of stock options, restricted stock awards, stock appreciation rights and bonus stock.  The Company’s Board of Directors feel the stock options and stock-based incentives offered under the 2008 Plan play an important role in retaining the services of outstanding personnel and in encouraging such personnel, together with existing employees, to have a greater financial investment in the Company.

Issuance of Stock Options and Restricted Stock Awards

On October 1, 2008, the Company entered into an employment agreement pursuant to which the Company, effective as of October 1, 2008, engaged Jim B. Davis, to serve as its Senior Vice President of Operations.  The Company also entered into a restricted stock agreement and option agreements with Mr. Davis, pursuant to which the Company has agreed to issue up to an aggregate of 1,750,000 shares of its common stock to Mr. Davis, subject to the effectiveness of the Charter Amendment in the State of Nevada.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ABC Funding, Inc.
(a Development Stage Company)
Houston, Texas

We have audited the accompanying consolidated balance sheet of ABC Funding, Inc. ("the Company") (a Development Stage Company) as of June 30, 2008 and 2007, and the related consolidated statements of operations, cash flows and changes in stockholders' deficit for the years ended June 30, 2008 and 2007, and for the period from February 21, 2006 (inception) through June 30, 2008, respectively.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2008 and 2007, and the consolidated results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

/s/ Malone & Bailey, PC
    www.malone-bailey.com
    Houston, Texas

September 8, 2008

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2008 AND 2007

	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$12,158	$550,394
Prepaid expenses and other current assets	31,215	30,428
Deferred financing costs, net of amortization of $55,871	143,472	--
Total current assets	186,845	580,822
Acquisition costs	976,284	--
Fixed assets, net of accumulated depreciation of $183	7,881	--
Total assets	$1,171,010	$580,822

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$404,027	$7,180
Accounts payable – related parties	20,825	--
Accrued liabilities	1,397	188,996
Convertible debt, net of unamortized discount of $0 and $36,973 at June 30, 2008 and 2007, respectively	25,000	1,463,027
Senior secured convertible debentures, net of unamortized discount of $778,362	121,638	--
Derivative liabilities	11,893,573	--
Total current liabilities	12,466,460	1,659,203

Commitments and contingencies	--	--

Stockholders’ deficit:
Preferred stock - 863,505 undesignated authorized, $0.001 par value at June 30, 2008 and 2007
Series A Preferred stock, $0.001 par value, 99,395 authorized and outstanding at June 30, 2008	99	--
Series B Preferred stock, $0.001 par value, 37,100 authorized and outstanding at June 30, 2008	37	--
Common stock, $0.001 par value, 24,000,000 shares authorized, 24,378,376 and 22,065,000 issued and outstanding at June 30, 2008 and 2007, respectively	24,378	22,065
Additional paid-in capital	769,318	1,244,765
Deficit accumulated during the development stage	(12,089,282)	(2,345,211)
Total stockholders’ deficit	(11,295,450)	(1,078,381)
Total liabilities and stockholders' deficit	$1,171,010	$580,822

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2008 AND 2007 AND
THE PERIOD FEBRUARY 21, 2006 (INCEPTION) THROUGH JUNE 30, 2008

			February 21,
			2006
			(Inception)
			Through
	Years Ended June 30,		June 30,
	2008	2007	2008

General and administrative:
Payroll and related expenses	$3,593,652	$589,346	$4,608,516
Office and administration	40,263	72,216	123,491
Professional fees	307,508	267,945	732,294
Depreciation expense	183	--	183
Other	110,755	14,319	567,414
Total general and administrative	4,052,361	943,826	6,031,898

Other income (expense):
Interest income	5,174	31,163	41,523
Interest expense	(2,039,213)	(332,329)	(2,441,236)
Change in fair value of derivatives	(3,657,671)	--	(3,657,671)
Total other expense	(5,691,710)	(301,166)	(6,057,384)
Net loss	$(9,744,071)	$(1,244,992)	$(12,089,282)

Net loss per share: Basic and diluted	$(0.42)	$(0.06)

Weighted average common shares outstanding: Basic and diluted	23,067,241	22,065,000

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED JUNE 30, 2008 AND 2007 AND
THE PERIOD FEBRUARY 21, 2006 (INCEPTION) THROUGH JUNE 30, 2008

	Series A Preferred		Series B Preferred		Common Stock		Additional Paid-in	Deficit Accumulated During Development	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	Deficit

Balance, February 21, 2006	--	$--	--	$--	--	$--	$--	$--	$--
Proceeds from issuance of common stock	--	--	--	--	19,665,000	19,665	(17,698)	--	1,967
Proceeds from issuance of common stock to note holders	--	--	--	--	600,000	600	249,400	--	250,000
Shares issued in reverse merger	--	--	--	--	1,800,000	1,800	(1,800)	--	--
Stock based compensation	--	--	--	--	--	--	425,518	--	425,518
Net loss	--	--	--	--	--	--	--	(1,100,219)	(1,100,219)
Balance, June 30, 2006	--	--	--	--	22,065,000	22,065	655,420	(1,100,219)	(422,734)
Stock based compensation	--	--	--	--	--	--	589,345	--	589,345
Net loss	--	--	--	--	--	--	--	(1,244,992)	(1,244,992)
Balance, June 30, 2007	--	--	--	--	22,065,000	22,065	1,244,765	(2,345,211)	(1,078,381)
Shares issued for services	--	--	--	--	1,365,240	1,365	672,060	--	673,425
Stock based compensation	--	--	--	--	--	--	2,865,196	--	2,865,196
Convertible debenture tainted warrants	--	--	--	--	--	--	(5,856,395)	--	(5,856,395)
Stock issued for note extensions	--	--	--	--	218,000	218	97,882	--	98,100
Stock issued with convertible notes	--	--	--	--	200,004	200	58,133	--	58,333
Beneficial conversion feature related to convertible notes	--	--	--	--	--	--	58,333	--	58,333
Stock issued for payment of interest	--	--	--	--	530,132	530	264,530	--	265,060
Preferred stock issued for note conversions	96,500	96	35,000	35	--	--	1,314,869	--	1,315,000
Preferred stock issued for payment of interest	2,895	3	2,100	2	--	--	49,945	--	49,950
Net loss	--	--	--	--	--	--	--	(9,744,071)	(9,744,071)
Balance, June 30, 2008	99,395	$99	37,100	$37	24,378,376	$24,378	$769,318	$(12,089,282)	$(11,295,450)

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2008 AND 2007 AND
THE PERIOD FEBRUARY 21, 2006 (INCEPTION) THROUGH JUNE 30, 2008

			February 21,
			2006
			(Inception)
			Through
	Years Ended June 30,		June 30,
	2008	2007	2008
Cash flows from operating activities:
Net loss	$(9,744,071)	$(1,244,992)	$(12,089,282)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	183	--	183
Share based compensation	3,538,621	589,345	4,553,484
Common stock issued for interest	225,704	--	225,704
Preferred stock issued for interest	49,950	--	49,950
Common stock issued for loan extensions	98,100	--	98,100
Amortization of deferred financing costs	55,871	--	55,871
Amortization of debt discounts	1,743,593	182,482	1,956,620
Change in fair value of derivatives	3,657,671	--	3,657,671
Changes in assets and liabilities:
Prepaid and other current assets	896	36,033	(29,532)
Accounts payable, related parties and other	417,672	(56,407)	424,852
Accrued liabilities	(148,245)	134,417	40,751
Net cash used in operating activities	(104,055)	(359,122)	(1,055,628)
Cash flows from investing activities:
Acquisition costs of oil and gas properties	(976,284)	--	(976,284)
Purchase of fixed assets	(8,064)	--	(8,064)
Deposits	(1,682)	--	(1,682)
Net cash used in investing activities	(986,030)	--	(986,030)
Cash flows from financing activities:
Proceeds from sale of common stock	--	--	1,967
Proceeds from convertible debentures	800,000	--	800,000
Debt issuance costs	(88,151)	--	(88,151)
Proceeds from convertible notes	350,000	15,000	1,850,000
Repayment of convertible notes	(510,000)	--	(510,000)
Net cash provided by financing activities	551,849	15,000	2,053,816
Net increase (decrease) in cash	(538,236)	(344,122)	12,158
Cash at beginning of period	550,394	894,516	--
Cash at end of period	$12,158	$550,394	$12,158
Supplemental information:
Cash paid for interest	$14,637	$--	$14,637
Cash paid for income taxes	$--	$--	$--

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2008 AND 2007 AND
THE PERIOD FEBRUARY 21, 2006 (INCEPTION) THROUGH JUNE 30, 2008
(Continued)

	Years Ended June 30,
	2008	2007

Non-Cash Investing and Financing Activities:
Common shares issued in payment of interest	$39,355	$--
Preferred shares issued in payment of principal	$1,315,000	$--
Warrants issued for convertible debenture commission	$111,192	$--
Discount for beneficial conversion feature and debt discount	$116,666	$--

See the accompanying summary of accounting policies and notes to financial statements.

ABC FUNDING, INC.
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1.                       ORGANIZATION AND BASIS OF PREPARATION

Headquartered in Houston, Texas, ABC Funding, Inc. (the “Company”, “ABC”, “we” or “us”), is a development stage company incorporated in Nevada, with our primary business focus to engage in the acquisition, exploitation and development of properties for the production of crude oil and natural gas.  We intend to explore for oil and gas reserves through the drill bit and acquire established oil and gas properties.  We intend to exploit oil and gas properties through the application of conventional and specialized technology to increase production, ultimate recoveries, or both, and participate in joint venture drilling programs with repeatable low risk results.

We were incorporated in Nevada on May 13, 2004.  In May 2006, Energy Venture, Inc., a Delaware corporation ("EV Delaware") merged into EVI Acquisition Corp. ("EVI"), a wholly-owned subsidiary of ABC.  In connection with the merger, EVI, a Nevada corporation, changed its name to Energy Venture, Inc. ("EV Nevada").  The merger transaction was accounted for as a reverse merger with EV Delaware being deemed the acquiring entity for financial accounting purposes.  Thus, the historical financial statements of the Company prior to the effective date of the merger have been restated to be those of EV Delaware.  Since the merger, we have primarily been involved in conducting business planning and capital-raising activities.

      As of June 30, 2008, we have one subsidiary, Energy Venture, Inc., a Nevada corporation.  Energy Venture, Inc. currently has no operations, assets or liabilities.  However, we intend to use this subsidiary in the future as an operating company to perform the operations of our oil and gas business.

The consolidated financial statements include the accounts of ABC Funding, Inc. and its subsidiary, which is wholly owned.  All inter-company transactions are eliminated upon consolidation.

NOTE 2.                            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates.  In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of operations.  Actual results could differ from those estimates.

Cash and Cash Equivalents.  For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition.  Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.  There were no revenues from inception (February 21, 2006) through June 30, 2008.

Income Taxes.  We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  We provide a valuation allowance for deferred tax assets for which we do not consider realization of such assets to be more likely than not.

Basic and Diluted Net Loss Per Share.  We compute net income (loss) per share pursuant to Statement of Financial Accounting Standards No. 128 “Earnings per Share”.  Basic net income (loss) per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of our Common Stock outstanding during the period.  Diluted net income (loss) per share is determined in the same manner as basic net income (loss) per share except that the number of shares is increased assuming exercise of dilutive stock options, warrants and convertible debt using the treasury stock method and dilutive conversion of our convertible preferred stock.

    During the year ended June 30, 2008, convertible preferred stock convertible into 3,048,218 shares of common stock; a convertible note and accrued interest convertible into 52,000 shares of common stock; vested options to purchase 11,150,000 shares of common stock; convertible debt convertible into 2,777,273 shares of common stock; and warrants to purchase 3,225,000 shares of common stock were excluded from the calculation of net loss per share since their inclusion would have been anti-dilutive.  During the year ended June 30, 2007, convertible debt and accrued interest, convertible into 3,377,992 shares of common stock and vested stock options to purchase 3,650,000 shares of common stock were excluded from the calculation of net loss per share since their inclusion would have been anti-dilutive.  During the year ended June 30, 2007, there was no convertible preferred stock outstanding.

Stock Based Compensation.  In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payments" ("FAS 123R").  We adopted the disclosure requirements of FAS 123R as of July 1, 2006 using the modified prospective transition method approach as allowed under FAS 123R.  FAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  FAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  FAS 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed.

Valuation of the Embedded and Warrant Derivatives.  The valuation of our embedded derivatives and warrant derivatives is determined primarily by a lattice model using probability weighted discounted cash flow based upon future projections over a range of potential outcomes and the Black-Scholes option pricing model.  An embedded debenture derivative is a derivative instrument that is embedded within a contract, which under the convertible debenture (the host contract) includes the right to convert the debenture by the holder, reset provisions with respect to the conversion provisions, call/redemption options and liquidated damages.  In accordance with FASB Statement 133, as amended, Accounting for Derivative Instrumments and Hedging Activities, these embedded derivatives are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period.  A warrant derivative liability is determined in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF 00-19").  Based on EITF 00-19, warrants which are determined to be classified as derivative liabilities are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period.  The practical effect of this has been that when our stock price increases so does our derivative liability, resulting in a non-cash loss charge that reduces earnings and earnings per share.  When our stock price declines, we record a non-cash gain, increasing our earnings and earnings per share.

    To determine the fair value of our embedded derivativs, management evaluates assumptions regarding the probability of certain events.  Other factors used to determine fair value include our period end stock price, historical stock volatility, risk free interest rate and derivative term.  The fair value recorded for the derivative liability varies from period to period.  This variability may result in the actual derivative liability for a period either above or below the estimates recorded on our consolidated financial statements, resulting in significant fluctuations in other income (expense) because of the corresponding non-cash gain or loss recorded.

Fair Value of Financial Instruments.  Our financial instruments consist of cash and cash equivalents, accounts payable and notes payable.  The carrying amounts of cash and cash equivalents, accounts payable and notes payable approximate fair value due to the highly liquid nature of these short-term instruments.

Reclassifications.  Certain prior period amounts have been reclassified to conform to the current year presentation.

New Accounting Pronouncements.   During February 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement of Accounting Standards (“SFAS”) No 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) which permits all entities to choose, at specified election dates, to measure eligible items at fair value.  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and thereby mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  We are evaluating the impact that this Statement will have on our financial statements.

During September 2006, the FASB issued FASB Statement of Accounting Standards (“SFAS”) No. 157, "Fair Value Measurements."  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, where fair value has been determined to be the relevant measurement attribute.  This Statement is effective for fiscal years beginning after November 15, 2007.  We are evaluating the impact that this Statement will have on our financial statements.

NOTE 3.                      ACQUISITION COSTS

We have entered into a stock purchase and sale agreement to acquire from Voyager Gas Holdings, L.P. all of the issued and outstanding shares of common stock of Voyager Gas Corporation, a Delaware corporation.  (See Note 8. “Subsequent Events”).  The following table summarizes costs incurred pursuant to the acquisition as of June 30, 2008.

Acquisition costs:
Earnest money deposit	$800,000
Legal fees	99,731
Third party engineering fees	71,915
Other	4,638
Total acquisition costs	$976,284

NOTE 4.                      NOTES PAYABLE

Convertible Debentures

On May 21, 2008, we entered into a Securities Purchase Agreement with those purchasers identified therein (the “Bridge Financing”), whereby we received proceeds of $800,000 evidenced by senior secured convertible debentures (the “Debentures”) with a principal amount of $900,000, issued at a discount of $100,000.  The proceeds from the Debentures were used to fund our payment of the deposit under the Voyager Gas Corporation stock purchase and sale agreement (the “Voyager Agreement”).

The Debentures mature the earlier of September 29, 2008, or the closing date under the Voyager Agreement, and may be satisfied in full by our payment of the aggregate redemption price of $900,000 or, at the election of the purchasers, by the conversion of the Debentures into shares of our common stock (the “Conversion Shares”), at an initial conversion price of $0.33, subject to adjustments and full-ratchet protection under certain circumstances.  Alternatively, the purchasers may elect to participate in a Subsequent Financing (as such term is defined in the Securities Purchase Agreement) by exchanging all or some of their Debentures for securities issued in the Subsequent Financing, upon the same terms being offered under the Subsequent Financing.

Under the Debentures, so long as any portion of the Debentures remain outstanding, we are precluded from incurring additional indebtedness or suffering additional liens on our property, subject to limited exceptions therein, including, without limitation, such indebtedness incurred by us in connection with the financing of the consideration owing under the Voyager Agreement.

As additional consideration for the bridge loan evidenced by the Debentures, we issued common stock purchase warrants to the purchasers and their affiliates, exercisable to purchase up to 3,000,000 shares of our common stock (the “Warrant Shares”), based upon an initial exercise price of $0.33 subject to adjustments and full-ratchet protection under certain circumstances.

Our performance under the Debentures, including payment of the redemption amount thereof or conversion thereunder, is secured by (i) our grant of a security interest and first lien on all of our existing and after-acquired assets, (ii) the guarantee of our wholly-owned subsidiary, Energy Venture, Inc., and (iii) the pledge of an aggregate of 14,151,000 shares of our common stock currently held by Mr. Alan D. Gaines, one of our directors, and his affiliates, which pledged shares represent approximately 60.6% of the shares of our common stock issued and outstanding as of the grant date.

We incurred debt issuance costs of $199,343 associated with the issuance of the Debentures.  These costs were capitalized as deferred financing costs and are being amortized over the life of the Debentures using the effective interest method.  Amortization expense related to the deferred financing costs was $55,871 for the period May 21, 2008 through June 30, 2008.

Common shares issuable if the Debentures were converted would exceed the number of authorized shares we have available for issuance.  In addition, the Debentures contain more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS No. 133 and EITF 00-19.  We evaluated the application of SFAS No. 133 and EITF 00-19 and determined the various embedded derivative features have been bundled together as a single, compound embedded derivative instrument that has been bifurcated from the debt host contract, and referred to as the "Single Compound Embedded Derivatives within Convertible Note".  The single compound embedded derivative features include the conversion feature with the reset provisions within the Debentures, the call/redemption options and liquidated damages.  The value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which results in a reduction of the initial carrying amount (as unamortized discount) of the Debentures of the value at inception.  The value of the embedded derivative at issuance exceeded the notional amount of the loan, and the excess amount was expensed to interest in the amount of $1,468,316.  The unamortized discount has been amortized to interest expense using the effective interest method over the life of the Debentures.  At June 30, 2008, $121,638 has been amortized with an unamortized discount balance remaining of $778,362.

Due to the insufficient unissued authorized shares to share settle the Debentures, this caused other convertible instruments, specifically the Series A and B Preferred, the convertible note and non-employee stock options, to also be classified as derivative liabilities under FAS 133.  Each reporting period, this derivative liability is marked-to-market with the non-cash gain or loss recorded in the period as a gain or loss on derivatives.  At June 30, 2008, the aggregate derivative liability was $11,893,573.

On September 2, 2008, we satisfied in full the Debentures by repayment of $450,000 of principal with funds advanced under the CIT Credit Facility (as defined in Note 8 hereto) and by delivery of shares of our Series E Preferred in exchange for the principal amount of $450,000, which shares of preferred stock automatically convert into an aggregate of 1,363,636 shares of our common stock, based upon an implied conversion price of $0.33 per share of common stock upon the effectiveness of the Charter Amendment.

Probability - Weighted Expected Cash Flow Methodology

Assumptions:  Single Compound Embedded Derivative within Debentures

	Transaction Date	As of
	May 21, 2008	June 30, 2008
Risk free interest rate	4.53%	4.59%
Timely registration	95.00%	95.00%
Default status	5.00%	5.00%
Alternative financing available and exercised	0.00%	0.00%
Trading volume, gross monthly dollars monthly rate increase	1.00%	1.00%
Annual growth rate stock price	29.14%	29.20%
Future projected volatility	150.00%	150.00%

The stock purchase warrants are freestanding derivative financial instruments which were valued using the Black-Scholes method.  The fair value of the derivative liability of the single compound embedded derivatives, the warrants issued with the Debentures and the other tainted convertible instruments and options was recorded at $1,470,868 and $5,967,587, respectively, on May 21, 2008.  Consequently, the Debentures were initially recorded at zero, after application of the discounts.  The unamortized discount will be accreted to interest expense using the effective interest method over the life of the Debentures.  The total accretion expense was $121,638 for the period May 21, 2008 through June 30, 2008.  The remaining value of $1,468,316 was expensed at inception to interest expense since the total fair value of the derivatives at inception exceeded the face value of the Debentures.  The effective interest rate on the Debentures is 1,441.9%.

So long as the Debentures were outstanding, they were potentially convertible into an unlimited number of common shares, resulting in us no longer having the control to physically or net share settle existing non-employee stock options.  Thus under EITF 00-19, all non-employee stock options that are exercisable during the period that the Debentures are outstanding are required to be treated as derivative liabilities and recorded at fair value until the provisions requiring this treatment have been settled.

As of the date of issuance of the notes on May 21, 2008, the fair value of options to purchase 8,900,000 shares and other tainted convertible instruments totaling $5,856,395 was reclassified to the liability caption “Derivative liabilities” from additional paid-in capital.  The change in fair value of $2,703,694 as of June 30, 2008, has been included in earnings under the caption “Change in fair value of derivatives.”

Variables used in the Black-Scholes option-pricing model include: (1) 4.53% to 4.59% risk-free interest rate; (2) expected warrant life is the actual remaining life of the warrant as of each period end; (3) expected volatility is 150.00%; and (4) zero expected dividends.

Both the embedded and freestanding derivative financial instruments were recorded as liabilities in the consolidated balance sheet and measured at fair value.  These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded as either a gain or loss in the income statement.

The impact of the application of SFAS No. 133 and EITF 00-19 in regards to the derivative liabilities on the balance sheet and statements of operations as of inception (May 21, 2008) and through June 30, 2008 are as follows:

		Liability As of
	May 21, 2008	June 30, 2008
Derivative liability – single compound embedded derivatives within the debentures	$797,447	$797,447
Derivative liability – warrants, non-employee options and other tainted convertible instruments	7,438,455	7,438,455
Net change in fair value of derivatives	--	3,657,671
Derivative liabilities	$8,235,902	$11,893,573

The following summarizes the financial presentation of the Debentures at inception (May 21, 2008) and at June 30, 2008:

	At Inception	As of
	May 21, 2008	June 30, 2008
Notional amount of debentures	$900,000	$900,000
Adjustments:
Discount for single compounded embedded derivatives within debentures and original issue discount	(900,000)	(900,000)
Amortized discount on debentures	--	121,638
Convertible debentures balance, net	$--	$121,638

Convertible Notes

At June 30, 2008 and 2007, convertible short-term debt consisted of the following:

	June 30,
	2008	2007
12% convertible notes due February 28, 2008	$25,000	$1,500,000
Unamortized discount	--	(36,973)
Total convertible debt	$25,000	$1,463,027

2006 Convertible Notes

During 2006, EV Delaware sold $1,500,000 of convertible promissory notes (the "2006 Notes") which were expressly assumed by us.  The 2006 Notes had an original maturity date of August 31, 2007, carried an interest rate of 10% per annum, payable in either cash or shares, and were convertible into shares of Common Stock at a conversion rate of $0.50 per share at the option of the investor.  Each investor also received a number of shares of Common Stock equal to 20% of his or her investment divided by $0.50.  Thus, a total of 600,000 shares were initially issued to investors in the 2006 Notes.  The relative fair value of these shares was $250,000 and was recorded as a debt discount and as additional paid-in capital.  The debt discount was amortized over the original term of the notes payable using the effective interest method.  The original issue discount rate was 23.44%.  During the period from February 21, 2006 (inception) to August 31, 2007, the entire discount of $250,000 was amortized and recorded as interest expense.

We evaluated the application of SFAS No. 133 and EITF 00-19.  Based on the guidance of SFAS No. 133 and EITF 00-19, we concluded that these instruments were not required to be accounted for as derivatives.

On August 31, 2007 (the original Maturity Date), we repaid in cash six of the holders of the 2006 Notes an aggregate amount of $424,637, of which $410,000 represented principal and $14,637 represented accrued interest.  On September 4, 2007, an additional $44,624 of accrued and current period interest was repaid through the issuance of 89,248 shares of our Common Stock.  The remaining holders of the 2006 Notes entered into an agreement with us whereby the maturity date of the 2006 Notes was extended to February 28, 2008 and, beginning September 1, 2007 until the 2006 Notes are paid in full, the interest rate on the outstanding principal increased to 12% per annum.  In addition, we agreed to issue to the remaining holders of the 2006 Notes, 218,000 shares of our common stock with a value of $98,100 as consideration for extending the 2006 Note's maturity date.  We evaluated the application of EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments" and concluded that the revised terms constituted a debt modification rather than a debt extinguishment and accordingly, the value of the common stock has been treated as interest expense in the accompanying statements of operations.

On February 28, 2008, $1,090,000 of the 2006 Notes came due and we were unable to repay them.  We continued to accrue interest on the notes at 12%, the agreed upon rate for the extension period.  On March 6, 2008, we issued 130,449 shares of common stock in lieu of cash in payment of $65,221 of accrued and current period interest to holders of 2006 Notes.  On April 22, 2008, we repaid $100,000 principal amount in cash to one of the holders of the notes.  During May 2008, we exchanged 99,395 shares of our Series A Preferred in full satisfaction of our obligation under the notes to pay $965,000 of principal and $28,950 of interest, with each share of such preferred stock being automatically convertible into 20 shares of our common stock, for an aggregate of 1,987,900 shares of our common stock.  The Series A Preferred will automatically convert into shares of our Common Stock upon the effectiveness of the Charter Amendment.  At June 30, 2008, we have outstanding $25,000 principal amount of the 2006 Notes with one noteholder.

2007 Convertible Notes

On November 1, 2007, we sold $350,000 in convertible notes (the "2007 Notes") on the following terms: each note matures October 31, 2008 and a 10% interest rate payable in shares of our Common Stock based upon a conversion price of $ 0.35 per share.  The investors in the 2007 Notes also received 200,004 shares of Common Stock.  The total proceeds from the sale of the 2007 Notes were allocated between the 2007 Notes and the related common stock based upon the relative fair value, which resulted in the allocation of $58,333 to the common stock and $291,667 to the 2007 Notes.  The $58,333 was recorded as a discount to the 2007 Notes and as additional paid in capital.  The debt discount was being amortized over the term of the 2007 Notes using the effective interest method.

We evaluated the application of SFAS 133 and EITF 00-19 for the 2007 Notes and concluded these instruments were not required to be accounted for as derivatives.  We also evaluated the application of EITF 98-05, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" and concluded that the conversion option was a beneficial conversion feature with intrinsic value.  After allocation of the proceeds between the 2007 Notes and the common stock, the conversion option had an intrinsic value of $58,333.  This resulted in an additional discount to be amortized over the term of the 2007 Notes as additional interest expense using the effective interest method.  The original issue discount rate was 53.83%.

During May 2008, we exchanged 37,100 shares of our Series B Preferred in full satisfaction of our obligation under the notes to pay $350,000 of principal and $21,000 of interest, with each share of such preferred stock being automatically convertible into 28.58 shares of our common stock, for an aggregate of 1,060,318 shares of our common stock.  The Series B Preferred will automatically convert into shares of our Common Stock upon the effectiveness of the Charter Amendment.

NOTE 5.                      PREFERRED STOCK AND COMMON STOCK

Preferred Stock

Certain of our outstanding (i) convertible promissory notes, in the aggregate principal amount of $965,000 and bearing interest at 12% per annum from September 1, 2007 and (ii) convertible promissory notes, in the aggregate principal amount of $350,000 and bearing interest of 10% per annum, due October 31, 2008, were exchanged for shares of our Series A  and Series B Preferred stock in full satisfaction of our obligations under the notes including, without limitation, the repayment of principal and accrued unpaid interest thereon.

Pursuant to the exchange transaction, we issued 99,395 shares of Series A Preferred in exchange for the redemption of $965,000 of principal and $28,950 of accrued interest on the 12% notes, with each share of such preferred stock being automatically convertible into 20 shares of our common stock, for an aggregate of 1,987,900 shares of our common stock.  Additionally, we issued 37,100 shares of Series B Preferred in exchange for the redemption of $350,000 of principal and $21,000 of accrued interest on the 10% notes, with each share of such preferred stock being automatically convertible into 28.58 shares of our common stock, for an aggregate of 1,060,318 shares of our common stock.  The Series A and Series B Preferred stock will automatically convert into shares of our common stock upon the effectiveness of the Charter Amendment.  The 12% notes matured on February 28, 2008 and the 10% notes were due to mature on October 31, 2008.

Common Stock

On August 21, 2007, we issued 100,000 shares of common stock with a value of $45,000 to a non-employee as compensation for services rendered.

On September 4, 2007, we issued 89,248 shares of common stock in lieu of cash in payment of $44,624 of accrued and current period interest to noteholders who chose to redeem their notes.  (See Note 4.)

On September 4, 2007, we issued 218,000 shares of common stock with a value of $98,100 as consideration to those noteholders who chose to extend the maturity date of their notes to February 28, 2008.  (See Note 4.)

On September 17, 2007, we issued 100,000 shares of common stock with a value of $45,000 to a non-employee as compensation for services rendered.

On September 19, 2007, our Board of Directors approved the issuance of 150,000 shares of common stock with a value of $55,500 to a former member of our Board of Directors as compensation for assuming the role of Chief Executive Officer.

On November 1, 2007, we issued 200,004 shares of common stock with a relative fair market value of $58,333 to purchasers of $350,000 of our newly issued convertible notes.  (See Note 4.)

On November 7, 2007, we issued 310,435 shares of common stock in lieu of cash in payment of $155,215 of accrued interest to holders of convertible notes issued in 2006 who chose to extend the maturity date of their notes through February 28, 2008.  (See Note 4.)

On March 4, 2008, our Board of Directors and the holders of a majority of the Company's outstanding shares of common stock, approved an increase in the number of authorized common shares that the Company may issue to 149,000,000 shares.  As of the date hereof, the number of shares of common stock that the Company may issue is 24,000,000, pending the effectiveness of the Charter Amendment.

On March 6, 2008, we issued 130,449 shares of common stock in lieu of cash in payment of $65,221 of accrued and current period interest to holders of our 2006 Notes.  (See Note 4.)

Pursuant to restricted stock agreements entered into with Robert P. Munn, our Chief Executive Officer and Carl A. Chase, our Chief Financial Officer, we have agreed upon the effectiveness of the Charter Amendment to grant restricted stock to each of Messrs. Munn and Chase.  Mr. Munn is to receive 1,500,000 shares and Mr. Chase is to receive 1,125,000 shares of our Common Stock, each which vests equally as to one-third of the shares over a two year period, commencing on the effectiveness of the Charter Amendment and each of the first and second year anniversary of the grant dates.  We valued the restricted stock issuances on the grant date of their respective restricted stock agreements, May 22, 2008, at $0.52 per share and recorded compensation expense for Mr. Munn of $301,671 and Mr. Chase of $226,254 for the vested portion of  their restricted stock awards.  In addition, we represent on our consolidated balance sheets and consolidated statement of changes in stockholders’ deficit the issuance 580,137 shares of the restricted stock to Mr. Munn and 435,103 shares of restricted stock to Mr. Chase.

NOTE 6.                      GRANTS OF WARRANTS AND OPTIONS

Effective July 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standard 123(R) “Share-Based Payment” (“SFAS 123(R)”) using the modified prospective transition method.  In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”) in March 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC.  Under the modified prospective transition method, compensation cost recognized in the fiscal year ended June 30, 2007, includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of July 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted beginning July 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).  In accordance with the modified prospective transition method, results for prior periods have not been restated.

We use the Black-Scholes option-pricing model to estimate option fair values.  The option-pricing model requires a number of assumptions, of which the most significant are: expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire).

Volatilities are based on the historical volatility of our closing common stock price.  Expected term of options and warrants granted represents the period of time that options and warrants granted are expected to be outstanding.  The risk-free rate for periods within the contractual life of the options and warrants is based on the comparable U.S. Treasury rates in effect at the time of each grant.  The weighted average grant-date fair value of options granted during the years ended June 30, 2008 and 2007, was $2.26 and $3.56, respectively.  The weighted average grant date fair value of warrants granted during the years ended June 30, 2008 and 2007 was $2.36 and $4.39, respectively.  There have been no options or warrants exercised during the period May 12, 2006 through June 30, 2008.

None of the stock options or warrants listed below are exercisable until such time as we file our Articles of Amendment to our Articles of Incorporation with the State of Nevada to increase our authorized shares of common stock from the current authorized of 24,000,000 shares to 149,000,000 shares.

        On December 28, 2006, we granted two non-employees warrants to purchase up to an aggregate of 1,500,000 shares of our common stock at an exercise price of $0.25 per share for services rendered. The options vested immediately and terminate on December 28, 2011. The fair value of the warrants was determined utilizing the Black-Scholes stock option valuation model. The significant assumptions used in the valuation were: the exercise price as noted above; the market value of our common stock on December 28, 2006, $0.25; expected volatility of 105%; risk free interest rate of 4.69%; and a term of five years. The fair value of the warrants was $294,722 at December 28, 2006 and was recorded as share based compensation.

       On May 22, 2007, we granted three non-employees warrants to purchase up to an aggregate of 1,050,000 shares of our common stock at an exercise price of $0.30 per share for services rendered. The warrants vested immediately and terminate on May 22, 2012. The fair value of the warrants was determined utilizing the Black-Scholes option-pricing model. The significant assumptions used in the valuation were: the exercise price as noted above; the market value of our common stock on May 22, 2007, $0.30; expected volatility of 160%; risk free interest rate of 4.76%; and a term of five years. The fair value of the warrants was $294,623 at May 22, 2007 and was recorded as share based compensation.

           On October 26, 2007, we granted 250,000 employee options and 1,000,000 warrants to two non-employees to purchase up to an aggregate of 1,250,000 shares of our common stock at an exercise price of $0.35 per share for services rendered.  The options and warrants vested immediately and terminate on October 26, 2012.  The fair value of the options and warrants of $362,822, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: the exercise price as noted above; the market value of ABC's common stock on October 26, 2007, $0.35; expected volatility of 170%; risk free interest rate of 4.04%; and an expected term of 2.5 years.  Due to the limited trading history of our common stock, the volatility assumption was estimated by averaging the volatility of two active companies that have operations similar to ours.  The warrants qualify as “plain vanilla” warrants under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited warrant exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

       On December 19, 2007, we granted our former CEO, options to purchase up to 500,000 shares of our common stock at an exercise price of $0.35 per share for services rendered.  The options vested immediately and terminate on December 19, 2012.  The fair value of the options of $124,997, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: the exercise price as noted above; the market value of ABC's common stock on December 19, 2007, $0.30; expected volatility of 177%; risk free interest rate of 3.46%; and a term of 2.5 years.  Due to the limited trading history of our common stock, the volatility assumption was estimated by averaging the volatility of two active companies that have operations similar to ours.  The options qualify as “plain vanilla” options under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited option exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

On December 19, 2007, we granted two non-employees warrants to purchase up to an aggregate of 1,100,000 shares of our common stock at an exercise price of $0.35 per share for services rendered.  The warrants vested immediately and terminate on December 19, 2012.  The fair value of the warrants of $274,993, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The assumptions and term utilized in the valuation were identical to those described above for valuation of the options granted to our former CEO on December 19, 2007.

On February 28, 2008, we granted our former CEO, additional options to purchase up to 250,000 shares of our common stock at an exercise price of $0.54 per share for services rendered.  The options vested immediately and terminate on February 27, 2013.  The fair value of the options of $114,425, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: the exercise price as noted above; the market value of ABC's common stock on February 28, 2007, $0.54; expected volatility of 178%; risk free interest rate of 2.73%; and a term of 2.5 years.  Due to the limited trading history of our common stock, the volatility assumption was estimated by averaging the volatility of two active companies that have operations similar to ours.  The options qualify as “plain vanilla” options under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited option exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

        On February 28, 2008, we granted a non-employee warrant to purchase up to an aggregate of 3,300,000 shares of our common stock at an exercise price of $0.54 per share for services rendered.  The warrants vested immediately and terminate on February 27, 2013.  The fair value of the warrants of $1,510,408, which was expensed immediately due to the vesting provisions and the lack of a future service requirement, was determined utilizing the Black-Scholes option-pricing model.  The assumptions and term utilized in the valuation were identical to those described above for valuation of the options granted to our former CEO on February 28, 2008.

As part of our employment agreement with Mr. Munn, our CEO, we granted stock options, exercisable for up to 500,000 shares of our common stock, at an exercise price of $0.52 per share, which option vests with respect to these shares on the effectiveness of the Articles of Amendment to the Articles of Incorporation, 500,000 shares, at an exercise price of $0.57 per share, which option vests on May 22, 2009, and 500,000 shares, at an exercise price of $0.62 per share, which option vests on May 22, 2010.  The fair value of the $0.52 options of $232,369, which was expensed immediately due to the vesting provisions; the $0.57 options of $252,090 which is being amortized over the one year vesting period and the $0.62 options of $254,215 which is being amortized over the two year vesting period, was determined using the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: (i) for the $0.52 options; the exercise price, the market value of our Common Stock on May 22, 2007, $0.52; expected volatility of 169%; risk free interest rate of 3.52%; and a term of 3.5 years; (ii) for the $0.57 options; the exercise price, the market value of our Common Stock on May 22, 2007, $0.52; expected volatility of 216%; risk free interest rate of 3.52%; and a term of 4.0; and (iii) for the $0.62 options; the exercise price, the market value of our Common Stock on May 22, 2007, $0.52; expected volatility of 216%; risk free interest rate of 3.52%; and a term of 4.5 years.  The options qualify as “plain vanilla” options under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited option exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

As part of our employment agreement with Mr. Chase, our CFO, we granted stock options, exercisable for up to 375,000 shares of our common stock, at an exercise price of $0.52 per share, which option vests with respect to these shares on the effectiveness of the Articles of Amendment to the Articles of Incorporation, 375,000 shares, at an exercise price of $0.57 per share, which option vests on May 22, 2009, and 375,000 shares, at an exercise price of $0.62 per share, which option vests on May 22, 2010.  The fair value of the $0.52 options of $174,277, which was expensed immediately due to the vesting provisions; the $0.57 options of $189,068 which is being amortized over the one year vesting period and the $0.62 options of $190,661 which is being amortized over the two year vesting period, was determined using the Black-Scholes option-pricing model.  The assumptions and term utilized in the valuation were identical to those described above for valuation of the options granted to our CEO on May 22, 2008.

As part of a commission due to the investment banking firm that identified the holders of the Convertible Debentures, we have agreed to grant warrants, exercisable for up to 225,000 shares of our Common Stock, at an exercise price of $0.33 per share.  The warrants vested immediately and terminate on May 22, 2013.  The fair value of the warrants of $111,192, which was capitalized as deferred financing costs to be amortized over the life of the Debentures using the effective interest rate method, was determined utilizing the Black-Scholes option-pricing model.  The significant assumptions used in the valuation were: the exercise prices as noted above; the market value of ABC's common stock on May 22, 2008, $0.52; expected volatility of 216%; risk free interest rate of 3.24%; and a term of 2.5 years.  The options qualify as “plain vanilla” options under the provisions of Staff Accounting Bulletin No. 107 ("SAB 107") and, due to limited option exercise data available to us, the term was estimated pursuant to the provisions of SAB 107.

Due to the limited trading history of our common stock, the volatility assumption was estimated by using the volatility of two active companies that have operations similar to ours.

          A summary of stock option transactions for the years ended June 30, 2008 and 2007 is as follows:

	2008		2007
	Options	Wtd. Avg. Exercise Price	Options	Wtd. Avg. Exercise Price
Outstanding beginning of year	150,000	$0.30	--	$--
Granted	3,625,000	$0.52	150,000	$0.30
Exercised	--	$--	--	$--
Forfeited	--	$--	--	$--
Outstanding end of year	3,775,000	$0.51	150,000	$0.30
Exercisable end of year	2,025,000	$0.44	150,000	$0.30
Weighted average fair value of options granted		$2.26		$3.56

At June 30, 2008, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.30 to $0.62 and 4.75 years, respectively.

A summary of warrant transactions for the years ended June 30, 2008 and 2007 is as follows:

	2008		2007
	Warrants	Wtd. Avg. Exercise Price	Warrants	Wtd. Avg. Exercise Price
Outstanding beginning of year	3,500,000	$0.32	1,100,000	$0.43
Granted	8,625,000	$0.42	2,400,000	$0.27
Exercised	--	$--	--	$--
Forfeited	--	$--	--	$--
Outstanding end of year	12,125,000	$0.39	3,500,000	$0.32
Exercisable end of year	12,125,000	$0.39	3,500,000	$0.32
Weighted average fair value of warrants granted		$2.36		$4.39

At June 30, 2008, the range of exercise prices and weighted average remaining contractual life of outstanding warrants was $0.05 to $0.60 and 3.8 years, respectively.

NOTE 7.                             INCOME TAXES

ABC uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.  During fiscal years ended June 30, 2008,and 2007, ABC incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $2,684,552 at June 30, 2008.

At June 30, 2008 and 2007, deferred tax assets consisted of the following:

	2008	2007
Deferred tax assets:
Net operating loss	$ 939,593	$465,622
Less: valuation allowance	(939,593)	(465,622)
Net deferred tax assets	$ --	$--

The net operating loss will expire beginning in 2027.  The valuation allowance increased by $473,971 during the year ended June 30, 2008.

NOTE 8.                            SUBSEQUENT EVENTS

Acquisition of Voyager Gas Corporation

On May 22, 2008, we entered into a Stock Purchase and Sale Agreement (the “Voyager Agreement”) with Voyager Gas Holdings, L.P. (“Seller”) and Voyager Gas Corporation (“Voyager”).  On September 2, 2008, we completed our purchase of all of the outstanding capital stock of Voyager Gas Corporation, the owner of interests in oil and gas lease blocks located in Duval County, Texas, including working and other interests in oil and gas leases, wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment and facilities (the "Voyager Acquisition").  Upon the completion of the Voyager Acquisition, Voyager Gas Corporation became a wholly-owned subsidiary of our Company.  Our newly acquired subsidiary’s properties consist of approximately 14,300 net acres located in Duval County, Texas, or the Duval County Properties, as defined and more particularly described elsewhere in this annual report under “Item 2. Description of Properties.”  The purchase price also included a proprietary 3-D seismic data base covering a majority of the property.

        The purchase price paid in the Voyager Acquisition consisted of cash consideration of $35.0 million, plus 10,000 newly issued shares of our preferred stock designated as Series D preferred stock (the “Series D Preferred”), having an agreed upon value of $7.0 million.  Upon the effectiveness of an amendment to our Articles of Incorporation increasing the number of shares of Common Stock that we may issue (the “Charter Amendment”), the Series D Preferred will automatically convert into 17.5 million shares of our Common Stock, as provided by the Certificate of Designation with respect to the Series D Preferred filed with the State of Nevada on August 27, 2008.

CIT Credit Facility

On September 2, 2008, we entered into (i) a First Lien Credit Agreement (the “Revolving Loan”) among the Company, CIT Capital USA Inc. (“CIT Capital”), as Administrative Agent and the lenders named therein and party thereto (the “Lenders”) and (ii) a Second Lien Term Loan Agreement (the “Term Loan”) among the Company, CIT Capital and the Lenders.  The Revolving Loan and Term Loan are collectively referred to herein as the “CIT Credit Facility.”

The Revolving Loan provides for a $50.0 million senior secured revolving credit facility which is subject to an initial borrowing base of $14.0 million, or an amount determined based on semi-annual review of our proved oil and gas reserves.  As of September 4, 2008, we had borrowed $11.5 million under the Revolving Loan to finance the Voyager Acquisition, to repay the related bridge loan and transaction expenses, and to fund capital expenditures generally.  Monies advanced under the Revolving Loan mature in three years and bear interest at a rate equal to LIBOR plus 1.75% to 2.50% based upon a percentage of funds advanced against the Revolving Loan as it relates to the borrowing base.

The Term Loan provides for a one-time advance to us of $22.0 million.  We drew down the full amount on September 2, 2008 to finance the Voyager Acquisition and to repay the related bridge loan and transaction expenses.  Monies borrowed under the Term Loan mature in three and one-half years and bear interest at a rate equal to LIBOR plus 5% during the first twelve months after closing and LIBOR plus 7.50%, thereafter.

All of the oil and natural gas properties acquired in the Voyager Acquisition are pledged as collateral for the CIT Credit Facility. We have also agreed not to pay dividends on our Common Stock.

    As further consideration for entering into the CIT Credit Facility, we issued to CIT Capital a warrant exercisable at an exercise price of $0.35 per share for up to 24,199,996 shares of our common stock, or approximately 27.5% of our common stock on a fully-diluted basis at September 2, 2008.  The warrant is exercisable for a period of seven years, contains certain anti-dilution provisions and is not exercisable until the effective date of the Charter Amendment.

Related Party Transaction

On August 20, 2008, we issued 500 shares of our newly designated Series C Preferred (defined below) to Alan D. Gaines, our largest stockholder and a director of our Company, in exchange for the cancellation of a promissory note made by us in favor of Mr. Gaines, in the principal amount of $50,000.  In addition to these shares of Series C Preferred, on August 20, 2008 we also issued an additional 500 shares of Series C Preferred to Mr. Gaines for cash consideration of $50,000.  The Series C Preferred are automatically redeemable by our Company at the rate of $100 for every one (1) share of Series C Preferred being redeemed upon the closing of a debt or equity financing whereby we realize gross proceeds in excess of $5,000,000.

Shares of preferred stock, $.001 par value, designated out of our authorized “blank check preferred stock” by our Board as “Series C Preferred Stock” (the “Series C Preferred”), have the rights, preferences, powers, restrictions and obligations set forth in the Certificate of Designation filed with the Secretary of State of the State of Nevada on August 20, 2008, including the automatic redemption rights referenced above.  However, holders of the Series C Preferred are not entitled to any dividends, preemption, voting, conversion or other rights as a stockholder of our Company.

(b)  Financial Statements of Voyager Gas Corporation

VOYAGER GAS CORPORATION

Financial Statements Together With
Report of Independent Auditors

December 31, 2007 and 2006

Montgomery Coscia Greilich LLP

Certified Public Accountants

Montgomery Coscia Greilich LLP

Certified Public Accountants
2701 Dallas Parkway, Suite 300
Plano, Texas 75093
972.378.0400 p
972.378.0416 f

Thomas A. Montgomery, CPA
Matthew R. Coscia, CPA
Paul E. Greilich, CPA
Jeanette A. Musacchio
James M. Lyngholm
Chris C. Johnson, CPA

INDEPENDENT AUDITOR’S REPORT

To the Stockholders of
Voyager Gas Corporation

We have audited the accompanying balance sheets of Voyager Gas Corporation as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voyager Gas Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  MONTGOMERY COSCIA GREILICH LLP

Montgomery Coscia Greilich LLP

Plano, Texas
May 8, 2008

VOYAGER GAS CORPORATION
BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$--	$631,755
Trade accounts receivable, net of allowance of $0	1,791,519	1,811,319
Option contracts	205,639	1,445,403
Other current assets	7,933	6,333
Total current assets	2,005,091	3,894,810

Property and equipment, net	38,798,447	52,763,865
Other long-term assets	16,728	17,714
Total assets	$40,820,266	$56,676,389

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank overdraft	$316,239	$--
Accounts payable and accrued expenses	1,517,811	1,190,080
Credit facility, current	--	15,000,000
Deferred taxes	--	511,506
Income taxes currently payable	771,352	--
Total current liabilities	2,605,402	16,701,586

Credit facility, long-term	15,116,287	29,965,589
Deferred income taxes	4,876,267	369,447
Total liabilities	22,597,956	47,036,622
Stockholders’ equity:
Common stock, $.01 par value, 10 shares authorized, issued
and outstanding	--	--
Additional paid-in capital	7,140,000	7,140,000
Retained earnings	11,082,310	2,499,767
Total stockholders’ equity	18,222,310	9,639,767
Total liabilities and stockholders' equity	$40,820,266	$56,676,389

The accompanying notes are an integral part of these financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF OPERATIONS
FOR THE YEARS MONTHS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Oil and gas revenue	$10,739,352	$15,370,438

Costs and expenses:
Lease operating expenses	2,464,653	2,936,265
Production tax	836,349	721,510
Exploration expenses	9,399	391,482
Depletion, depreciation and amortization	4,834,352	5,440,973
Interest expense	979,832	1,928,909
General and administrative	970,701	785,059
Total costs and expenses	10,095,286	12,204,198
Income from operations	644,066	3,166,240

Other income:
Gain on sale of lease	12,702,811	--
Income before provision for income taxes	13,346,877	3,166,240
Income tax expense	(4,764,334)	(805,503)
Net income	$8,582,543	$2,360,737

The accompanying notes are an integral part of these financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

			Additional		Total
	Common Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity

Balance, December 31, 2005	10	$--	$7,140,000	$139,030	$7,279,030
Net income	--	--	--	2,360,737	2,360,737
Balance, December 31, 2006	10	--	7,140,000	2,499,767	9,639,767
Net income	--	--	--	8,582,543	8,582,543
Balance, December 31, 2007	10	$--	$7,140,000	$11,082,310	$18,222,310

The accompanying notes are an integral part of these financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash flows from operating activities:
Net income	$8,582,543	$2,360,737
Adjustments to reconcile net income to cash provided by operating activities:
Depletion, depreciation and amortization	4,834,351	5,440,973
Deferred income taxes	3,995,314	805,503
Gain on sale of leased property	(12,702,811)	370,188
Unrealized derivative (gain) loss	1,239,764	(1,868,442)
(Increase) decrease in operating assets:
Accounts receivable	19,800	(1,194,427)
Other current assets	(1,600)	853
Other long-term assets	986	(7866)
Increase (decrease) in operating liabilities:
Accounts payable	327,731	400,440
Income taxes payable	771,352	(11,572)
Net cash provided by operating activities	7,067,430	6,296,387
Cash flows from investing activities:
Purchase of oil and gas properties	(7,195,160)	(44,656,768)
Proceeds from sale of oil and gas properties	29,029,038	--
Net cash provided by (used in) investing activities	21,833,878	(44,656,768)
Cash flows from financing activities:
Net (repayments) proceeds from long-term debt	(29,849,302)	39,172,563
Bank overdraft	316,239	(180,427)
Net cash provided by (used in) financing activities	(29,533,063)	38,992,136
Net increase (decrease) in cash	(631,755)	631,755
Cash at beginning of year	631,755	--
Cash at end of year	$--	$631,755

Supplemental information:
Cash paid for interest	$1,255,923	$1,635,908
Cash paid for income taxes	$--	$--

The accompanying notes are an integral part of these financial statements.

Voyager Gas Corporation
Notes to Financial Statements
December 31, 2007 and 2006

Note 1. Organization

Voyager Gas Corporation (the “Company”) was formed in May 2004 as a Delaware corporation.  The Company is engaged in the acquisition, development, production, and sale of oil and gas.  The Company sells its oil and gas products primarily to domestic pipelines and refineries.

Note 2. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements as follows:

Basis of Accounting and Revenue Recognition

The financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.  Revenues and their related costs are recognized when petroleum products are delivered to the customer in accordance with the underlying sales contract.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with an original maturity of three months or less to be cash equivalents.  There were no cash equivalents at December 31, 2007 or 2006.

Accounts Receivable

At December 31, 2007 and 2006, accounts receivable consisted primarily of accrued oil and gas revenue.  The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. The company does not have a history of uncollectible accounts, and did not record an allowance for bad debt at December 31, 2007 or 2006.

Property and Equipment

The Company capitalizes all exploratory well costs until a determination is made that the well has found proved reserves or is deemed noncommercial, in which case the well costs are charged to exploration expense.

        The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.  Exploratory expenses and unsuccessful exploratory well costs were $9,399 and $391,482 for the year ended December 31, 2007 and 2006 respectively.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 2. Summary of Significant Accounting Policies, continued

Property and Equipment, continued

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance.  There were no unproved oil and gas properties at December 31, 2007 and 2006.

Other property and equipment consists of lease and well equipment, automobiles and office furniture and equipment.  Major renewals and improvements are capitalized while the costs of repairs and maintenance are charged to expense as incurred.  The costs of assets retired or disposed and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected in operations.

The Company provides depreciation, depletion and amortization of their investment in producing oil and natural gas properties on the units-of-production method, based upon qualified internal reserve engineer estimates of recoverable oil and natural gas reserves from the property. Depreciation expense for other property and equipment is depreciated on a straight-line basis over the estimated useful lives of three to seven years.

Impairment of Assets

The Company evaluates producing property costs for impairment and reduces such costs to fair value if the sum of expected undiscounted future cash flows is less than net book value pursuant to SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company assesses impairment of non-producing leasehold costs and undeveloped mineral and royalty interests periodically on a property-by-property basis. The Company charges any impairment in value to expense in the period incurred.  There was no impairment loss recognized for the year ended December 31, 2007 and 2006.

Capitalized Interest

The Company capitalizes interest on significant investments in unproved properties that were not being currently depreciated, depleted or amortized and on which exploration activities were in progress.  Interest is capitalized using the weighted average interest rate on our outstanding borrowings.  There was no capitalized interest for the years ended December 31, 2007 and 2006.

Income taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 2. Summary of Significant Accounting Policies, continued

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Significant estimates include the evaluation of proved reserves and related depletion expense as well as changes in the value of unrealized option contracts.

Environmental Matters

Environmental expenditures are expensed or capitalized, as appropriate, depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations, and that do not have future economic benefit are expensed. Liabilities related to future costs are recorded on an undiscounted basis when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated. Any insurance recoveries are recorded as assets when received.   There are no estimated environmental liabilities at December 31, 2007 and 2006.

Abandonment Costs

SFAS 143 requires that the fair value of a liability for a retirement obligation be recognized in the period in which the liability is incurred.  For oil and gas properties, this is the period in which an oil and gas well is acquired or drilled.  The asset retirement obligation is capitalized as part of the carrying amount of our oil and gas properties at its discounted fair value.  The liability is then accreted each period until the liability is settled or the well is sold, at which time the liability is reversed.  The Company has not recorded an abandonment cost liability at December 31, 2007 or 2006 because it believes that any costs, net of related salvage value, are insignificant.

Option Contracts

The Company enters into option contracts to reduce the effect of the volatility of price changes on the oil and gas products sold.  Realized gains and losses on option contracts are included as component of oil and gas sales.  Unrealized gains and losses due to changes in fair value of option contracts not qualifying for designation as either cash flow or fair value hedges that occur prior to maturity are also included as a component of oil and gas sales.

The Company has established the fair value of all derivative instruments using estimates determined by financial risk management professionals engaged to execute hedging activities on behalf of the Company.  These values are based upon, among other things, futures prices, volatility, time to maturity and credit risk. The values the Company reports in their financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 2. Summary of Significant Accounting Policies, continued

Option Contracts, continued

SFAS 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair value and included in the balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the derivative instrument is sold or recognized in earnings. Any change in the fair value resulting from ineffectiveness, as defined by SFAS 133, is recognized in oil and gas sales.

No option contracts expense or benefit was recognized in other comprehensive income in 2007 or 2006.  For the years ended December 31, 2007 and 2006, realized gains (losses) of $630,539 and ($267,852) and unrealized gains (losses) of ($1,239,764) and $1,868,442 were recorded, net, in oil and gas sales, respectively.

Concentrations and Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, accounts receivable and our option contract instruments. The Company places its cash with high credit quality financial institutions and has not experience any such losses. The Company sells its oil and natural gas to one customer.  The Company places their option contract instruments with financial institutions and other firms that they believe have high credit ratings.

Note 3. Acquisitions and Sales of Lease Properties

Voyager South Texas Holdings, L.L.C. (“VST”) was formed in May 2006, in order to facilitate a Section 1031 exchange of certain oil gas lease properties.  The Company borrowed and guaranteed funds under its credit facility to fund the acquisition of the Duval Lease property through VST.

The acquisition of the Duval Lease was recorded by allocating the total purchase consideration to the fair values of the net assets acquired as follows:

Net Assets Acquired:
Proven, developed properties	$22,065,415
Proven, undeveloped properties	13,298,590
Tangible drilling costs	5,508,670
Total purchase price	$40,872,675

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 3. Acquisitions and Sales of Lease Properties, continued

To complete the IRS Section 1031 exchange, the Company executed an asset sale agreement in January 2007 to sell the Garza Lease property for approximately $29,000,000 in cash, resulting in a gain of approximately $13,000,000.  Included in property and equipment is approximately $16,000,000 of assets held for sale at December 31, 2006.  In February 2007, VST was merged with the Company.  As a result of the economic dependencies and debt guarantees between the Company and VST at December 31, 2006, the financial statements of VST have been combined for financial statement presentation purposes.  All inter-company profits, transactions and balances have been eliminated in the combined financial statements.

The IRS Section 1031 exchange did not qualify for like-kind exchange accounting for book purposes because the counter parties were not the same and the earnings process was completed with each leg of the exchange.

Note 4. Property and Equipment

Property and equipment consisted of the following at December 31, 2007 and 2006:

	2007	2006
Non-producing leaseholds	$13,298,591	$14,025,344
Producing leaseholds and related costs	33,287,330	43,691,392
Lease and well equipment	1,125,349	1,522,491
Furniture, fixtures, and office equipment	25,400	24,650
Automobiles	28,688	28,688
	47,765,358	59,292,565
Accumulated depreciation, depletion and amortization	(8,966,911)	(6,528,700)
	$38,798,447	$52,763,865

Depreciation, depletion and amortization expense for the years ended December 31, 2007 and 2006 was $4,834,351 and $5,440,973, respectively.

Note 5. Credit Facility

On March 22, 2005, the Company entered into a three-year asset-based borrowing facility with Bank of Texas (the “Credit Facility”).  The total commitment under the Credit Facility is $75,000,000.  The borrowing base is set by the bank every March 1st and September 1st of each year and is based on the present value of the future net income accruing to the property.  The borrowing base was $17,000,000 at December 31, 2007.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 5. Credit Facility, continued

Interest on the Credit Facility is payable quarterly and is based upon the prime rate or LIBOR rate, in each case plus an applicable margin, at the option of the Company (6.72% and 7.94% weighted average interest rates at December 31, 2007 and 2006 respectively).  On December 31, 2007, the Company had $15,116,287 in outstanding borrowings and $1,833,713 available for borrowings.  The Company is subject to a floating unused borrowing base commitment fee of 0.25% to 0.50% (0.375% and 0.500% at December 31, 2007 and 2006).  The Credit Facility matures on March 22, 2009 at which time all unpaid principal and interest are due.  The Credit Facility is collateralized by all the Company’s assets.  The entire principal balance outstanding at December 31, 2007 is due at maturity.

The Credit Facility contains various affirmative and negative covenants.  These covenants, among other things, limit additional indebtedness, the sale of assets, and require the Company to meet certain financial ratios.  Specifically, the Company must maintain a current ratio greater than or equal to 1.0, an interest coverage ratio greater than or equal to 3.0 and a funded debt to EBITDA less than 3.5.  As of December 31, 2007, the Company was in compliance with regard to the covenants.

The Credit Facility requires the Company to enter into option contracts to hedge crude oil prices.  The Credit Facility allows for additional lines of credit not to exceed $500,000 securing obligations of the Company under its option contracts with other parties.

Note 6. Income Taxes

The components of the provision for income taxes at December 31, 2007 and 2006:

	2007	2006
Current income tax expense	$(769,019)	$-
Deferred income tax expense	(3,995,315)	(805,503)
Total income tax expense	$(4,764,334)	$(805,503)

The Company’s effective income tax rate differed from the federal statutory rate as follows at December 31, 2007 and 2006.

	2007	2006
U.S. Federal statutory rate	34.00%	34.00%
State Income Tax	0.80%	0.50%
Permanent differences	(0.00)%	(10.30)%
Valuation allowance	(0.00)%	(0.00)%
Other	1.00%	1.23%
	35.8%	25.43%

Voyager Gas Corporation

Note 6. Income Taxes, continued

Temporary differences in the amount of assets and liabilities recognized for financial reporting and tax purposes create deferred tax assets and liabilities, which are summarized as follows at December 31, 2007 and 2006.

	2007	2006
Current deferred tax assets (liabilities):
Unrealized loss on option contracts	$-	$(500,977)
Other	-	(10,529)
	$-	$(511,506)

Non-current deferred tax assets (liabilities):
Unrealized loss on option contracts	$(71,274)	$-
Depletion, depreciation, and amortization	(249,428)	(279,066)
Net operating losses	-	829,332
Intangible drilling costs	(109,509)	(919,713)
Gain on sale of oil and gas properties	(4,402,795)	-
Other	(43,261)	-
	$(4,876,267)	$(369,447)

Note 7. Lease Commitments

The Company presently leases office space under a non-cancelable operating lease.  Rent expense for the years ended December 31, 2007 and 2006 was $20,404 was $28,912, respectively.  Future minimum lease payments under this lease as of December 31, 2007 are as follows:

Years ending December 31,
2008	15,754
$15,754

Note 8. Related Party Transactions

During 2004, the Company entered into an Advisory Services, Reimbursement, and Indemnification Agreement (“The Agreement”) with Natural Gas Partners (NGP), a related party.  NGP is a majority partner in Voyager Gas Holdings LLP which owns one hundred percent of the Company’s common stock.  This Agreement states that the Company will pay NGP $75,000 per year in advisory fees beginning in May 2005 until the earlier of (i) the date of dissolution of the company or (ii) the second anniversary of an initial public offering by the company.  During 2007 and 2006 the total amounts paid to NGP for advisory fees was $75,000 and $75,000 respectively.

NGP also serves as a director of the Company and was paid $30,000 and $30,000 in director’s fees during 2007 and 2006 respectively.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 9. Common Stock

Authorized and outstanding shares of common stock are as follows:

	Authorized	Outstanding	Par Value
Common stock	10	10	$0.01

Holders of the common stock have exclusive voting rights and powers at shareholders’ meetings, including the exclusive right to notice of such shareholders’ meetings.

Note 10.  Oil and Natural Gas Producing Activities (Unaudited)

The estimates of proved reserves are made using available geological and reservoir data as well as production performance data.  These estimates are reviewed annually and revised, either upward or downward, as warranted by additional data.  Revisions are necessary due to changes in, among other things, reservoir performance, prices, economic conditions and governmental restrictions as well as changes in the expected recovery rates associated with infill drilling.  Decreases in prices, for example, may cause a reduction in some proved reserves due to reaching economic limits sooner.

The supplementary oil and gas data that follows is presented in accordance with SFAS No. 69, “Disclosures about Oil and Gas Producing Activities” and includes (1) capitalized costs, costs incurred and results of operations related to oil and gas producing activities, (2) net proved oil and gas reserves, and (3) a standardized measure of discounted future net cash flows relating to proved oil and gas reserves.  During July 2006 the Company acquired the Duval Lease located in Duval County, Texas and in January 2007 sold its Garza Lease located in Garza County, Texas.

Proved oil and gas reserves estimates, all of which are located in the United States, were prepared solely by Company engineers and is the responsibility of management.  The reserve reports were prepared in accordance with guidelines established by the Securities and Exchange Commission and, accordingly, were based on existing economic and operating conditions.  Crude oil prices in effect as of the date of the reserve reports were used without any escalation.  Operating costs, production and ad valorem taxes and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures.  The following reserve data represents estimates only and should not be construed as being exact.  Moreover, the present values should not be construed as the current market value of the Company’s crude oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 10.  Oil and Natural Gas Producing Activities (Unaudited), continued

The changes in proved reserves for the years ended December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
	2007		2006
	Oil	Natural Gas	Oil	Natural Gas
	(Mbbls)	(MMcf)	(Mbbls)	(MMcf)
Beginning balance	2,881	10,453	2,800	382
Revisions	659	7,461	(446)	(537)
Extensions/discoveries	242	2,718	320	38
Purchases in place	--	--	342	11,562
Sales in place	(2,564)	(351)	--	--
Production	(46)	(1,068)	(135)	(992)
Ending balance	1,172	19,213	2,881	10,453

The capitalized costs relating to oil and gas producing activities and the related accumulated depletion, depreciation and amortization as of December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
	2007	2006
Non-producing leaseholds	$13,298,591	$14,025,344
Proved properties	34,412,679	45,213,883
Accumulated depletion and depreciation	(8,936,029)	(6,510,338)
Net capitalized costs	$38,775,241	$52,728,889

The following table reflects total costs incurred, both capitalized and expensed, for oil and gas property acquisitions and exploration and development activities during the years ended December 31, 2007 and 2006.

	Years Ended December 31,
	2007	2006
Property acquisition costs:
Proved	$--	$27,574,085
Unproved	--	13,298,590
Total acquisition costs	--	40,872,675
Unproved acreage	--	--
Development costs	7,195,160	3,784,093
Exploration costs	9,399	391,482
Total	$7,204,559	$45,048,250

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 10.  Oil and Natural Gas Producing Activities (Unaudited), continued

Net revenues from production in the following schedule include only the revenues from the production and sale of oil and natural gas.  The income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include DD&A allowances.  The results of operations exclude general office overhead and interest expense attributable to oil and gas activities.  Results of operations from producing operations for the years ended December 31, 2007 and 2006 are set forth below:

	Years Ended December 31,
	2007	2006
Oil and gas sales	$10,739,352	$15,370,438
Oil and gas production costs (1)	(3,301,002)	(3,657,775)
Exploration expense	(9,399)	(391,482)
Depletion expense	(4,824,336)	(5,430,957)
Gross profit	2,604,615	5,890,224
Income tax expense	(911,615)	(2,061,578)
Results from producing activities	$1,693,000	$3,828,646

(1)	Production costs consist of oil and natural gas operations expense and production and ad valorem taxes.

The Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves (“Standardized Measure”) do not purport to present the fair market value of the Company’s crude oil and natural gas properties.  An estimate of such value should consider, among other factors, anticipated future prices of crude oil and natural gas, the probability of recoveries in excess of existing proved reserves, the value of probable reserves and acreage prospects, and perhaps different discount rates.  It should be noted that estimates of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revision.

Under the Standardized Measure, future cash inflows were estimated by applying year-end prices to the estimated future production of the year-end reserves.  These prices have varied widely and have a significant impact on both the quantities and value of the proved reserves as reduced prices cause wells to reach the end of their economic life much sooner and also make certain proved undeveloped locations uneconomical, both of which reduce reserves.

At December 31, 2007, the present value (discounted at 10%) of future net cash flows from the Company’s proved reserves was $87.8 million, (stated in accordance with the regulations of the SEC and the FASB).  The increase of $14.6 million or 20% in 2007 compared to 2006 is primarily due to higher oil and natural gas prices at year-end 2007 and successful exploration and development, partially offset by the sale of the Company’s West Texas properties.

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 10.  Oil and Natural Gas Producing Activities (Unaudited), continued

The present value of future net cash flows does not purport to be an estimate of the fair market value of the Company’s proved reserves.  An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and gas.  Significant changes in estimated reserve volumes or commodity prices could have a material effect on the Company’s financial statements.

The standardized measure of discounted cash flows related to proved oil and gas reserves at December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Future revenues	$211,713	$215,413
Future production costs	(51,454)	(70,592)
Future development costs	(12,350)	(11,395)
Future net cash flows	147,909	133,426
10% discount factor	(60,147)	(60,143)
Standardized measure of discounted future net cash relating to proved reserves	$87,762	$73,284

Future cash flows are computed by applying year-end prices, adjusted for location and quality differentials on a property-by-property basis, to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end.  The discounted future cash flow estimates do not include the effects of the Company’s derivative instruments.

The following table reflects the year-end prices for crude oil and natural gas.

	December 31,
	2007	2006
Average crude oil price per Bbl	$71.40	$52.41
Average natural gas price per Mcf	$6.66	$6.16

Voyager Gas Corporation
Notes to Financial Statements, Continued

Note 10.  Oil and Natural Gas Producing Activities (Unaudited), continued

The primary changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Standardized measure, beginning balance	$73,284	$42,196
Oil and gas sales, net of costs	(7,228)	(11,713)
Discoveries, extensions and transfers	9,964	3,788
Purchase of minerals in place	--	47,313
Sales of minerals in place	(32,402)	--
Changes in estimates of future development costs	4,520	(4,045)
Net changes in prices	11,035	13,453
Development costs incurred during the period	7,195	3,784
Revisions of estimates and other	21,395	(21,492)
Standardized measure, ending balance	$87,763	$73,284

Voyager Gas Corporation

Financial Statements

June 30, 2008 and 2007

VOYAGER GAS CORPORATION
BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$708,367	$--
Restricted cash	801,525	--
Trade accounts receivable, net of allowance of $0	576,214	1,791,519
Option contracts	--	205,639
Other current assets	9,124	7,933
Total current assets	2,095,230	2,005,091

Property and equipment, net	37,347,690	38,798,447
Other long-term assets	48,365	16,728
Total assets	$39,491,285	$40,820,266

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Bank overdraft	$--	$316,239
Accounts payable and accrued expenses	71,823	1,517,811
Credit facility – short-term	12,239,193	--
Option contracts	1,037,295	--
Earnest money deposit	800,000	--
Income taxes currently payable	689,115	771,352
Total current liabilities	14,837,426	2,605,402

Credit facility, long-term	--	15,116,287
Deferred income taxes	4,876,267	4,876,267
Total liabilities	19,713,693	22,597,956
Shareholders' equity:
Common stock, $.01 par value, 10 shares authorized, 10 shares issued
and outstanding at June 30, 2008 and December 31, 2007	--	--
Additional paid-in capital	7,140,000	7,140,000
Retained earnings	12,637,592	11,082,310
Total shareholders’ equity	19,777,592	18,222,310
Total liabilities and shareholders' equity	$39,491,285	$40,820,266

See accompanying notes to unaudited financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Oil and gas revenue	$3,430,047	$2,983,026	$6,828,541	$4,596,748

Costs and expenses:
Lease operating expenses	141,410	706,128	2,326,418	1,299,093
Production taxes	267,445	182,847	370,338	366,739
Depletion, depreciation and amortization	768,289	1,709,034	1,699,409	4,824,815
Interest expense	152,207	259,364	401,707	308,224
General and administrative	274,333	254,952	475,387	498,204
Total costs and expenses	1,603,684	3,112,325	5,273,259	7,297,075
Income (loss) from operations	1,826,363	(129,299)	1,555,282	(2,700,327)
Gain on sale of oil and gas properties	--	--	--	12,702,811
Income (loss) before provision for income taxes	1,826,363	(129,299)	1,555,282	10,002,484
Income tax expense	--	--	--	4,402,795
Net income (loss)	$1,826,363	$(129,299)	$1,555,282	$5,599,689

See accompanying notes to unaudited financial statements.

VOYAGER GAS CORPORATION
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$1,555,282	$5,599,689
Adjustments to reconcile net income to cash provided by operating activities:
Depletion, depreciation and amortization	1,699,409	4,824,815
Deferred income taxes	--	4,402,794
Gain on sale of oil and gas properties	--	(12,702,811)
Unrealized derivative loss	1,242,934	942,460
Non-cash investment interest	(1,525)	--
Changes in assets and liabilities:
Accounts receivable	1,215,305	626,278
Other current assets	(1,191)	--
Other long-term assets	(31,637)	(1,364)
Accounts payable and accrued liabilities	(1,445,988)	370,698
Income taxes payable	(82,237)	--
Net cash provided by operating activities	4,150,352	4,062,559
Cash flows from investing activities:
Investment in oil and gas properties	(248,652)	(2,966,495)
Net proceeds from sale of oil and gas properties	--	29,029,038
Net cash provided by (used in) investing activities	(248,652)	26,062,543
Cash flows from financing activities:
Net (repayments) proceeds from long-term debt	(2,877,094)	(30,756,857)
Repayment of bank overdraft	(316,239)	--
Net cash used in financing activities	(3,193,333)	(30,756,857)
Net increase (decrease) in cash	708,367	(631,755)
Cash and cash equivalents, beginning of period	--	631,755
Cash and cash equivalents, end of period	$708,367	$--

Supplemental cash flow disclosures:
Interest paid	$400,724	$624,672
Taxes paid	$82,237	$--

See accompanying notes to unaudited financial statements.

VOYAGER GAS CORPORATION
Notes to Unaudited Financial Statements
March 31, 2008 and 2007

Note 1.                      Organization

The accompanying unaudited financial statements of Voyager Gas Corporation (the "Company" or "Voyager") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation.  In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements.  Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

These unaudited financial statements should be read in conjunction with the Company’s annual audited financial statements and footnotes for the years ended December 31, 2007 and 2006, which are included as part of this Form 8-K.

Voyager was formed in May 2004 as a Delaware corporation.  The Company is engaged in the acquisition, development, production, and sale of oil and natural gas and its operations are conducted primarily in Duval County, Texas  The Company sells its oil and natural gas products primarily to domestic pipelines and refineries.

Note 2.                      Acquisitions and Sales of Lease Properties

Voyager South Texas Holdings, L.L.C. (“VST”) was formed in May 2006, in order to facilitate a Section 1031 exchange of certain oil and gas lease properties.  The Company borrowed and guaranteed funds under its credit facility to fund the acquisition of the Duval County, Texas lease property through VST.  The acquisition of the Duval lease was recorded by allocating the total purchase consideration to the fair values of the net assets acquired as follows:

Net assets acquired:
Proven, developed properties	$22,065,415
Proven, undeveloped properties	13,298,590
Tangible drilling costs	5,508,670
Total purchase price	$40,872,675

To complete the IRS Section 1031 exchange, the Company executed an asset sale agreement in January 2007 to sell the Garza lease property located in Garza County, Texas for approximately $29,000,000 in cash, resulting in a gain of approximately $13,000,000.  In February 2007, VST was merged with the Company.  As a result of the economic dependencies and debt guarantees between the Company and VST at December 31, 2006, the financial statements of VST have been combined for financial statement presentation purposes.  All inter-company profits, transactions and balances have been eliminated in the combined financial statements.  The IRS Section 1031 exchange did not qualify for like-kind exchange accounting for book purposes because the counter parties were not the same and the earnings process was completed with each leg of the exchange.

On May 22, 2008, the Company and Voyager Gas Holdings, L.P. (“Seller”) entered into a Stock Purchase and Sale Agreement (the “ABC Agreement”) with ABC Funding, Inc., a Nevada corporation, (“Buyer”).  Pursuant to the ABC Agreement, as amended on August 15, 2008 and September 2, 2008, on September 2, 2008, Seller sold to Buyer all of the issued and outstanding shares of common stock of Voyager Gas Corporation.  Included in the sale were the Company’s interests in its oil and gas field located in Duval County, Texas, including working and other interests in oil and gas leases, wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment, and facilities.  The purchase price also included a proprietary 3-D seismic data base covering a majority of the property.

The sales price received in the sale consisted of cash consideration of $35.0 million, plus 10,000 newly issued shares of ABC’s preferred stock designated as Series D preferred stock, having an agreed upon value of $7.0 million.  Upon the effectiveness of an amendment to ABC’s Articles of Incorporation increasing the number of shares of common stock that it may issue, the Series D preferred stock will automatically convert into 17.5 million shares of ABC’s common stock, as provided by the Certificate of Designation with respect to the Series D preferred filed by ABC Funding, Inc. with the State of Nevada on August 27, 2008.

Note 3.                      Property and Equipment

Property and equipment consisted of the following at June 30, 2008 and December 31, 2007:

	June 30, 2008	December 31, 2007
Non-producing leaseholds	$13,299,340	$13,298,591
Producing leaseholds and related costs	34,661,332	34,412,679
Furniture, fixtures and office equipment	24,650	25,400
Automobiles	28,688	28,688
	48,014,010	47,765,358
Accumulated depreciation, depletion and amortization	(10,666,320)	(8,966,911)
Net property and equipment	$37,347,690	$38,798,447

Depreciation, depletion and amortization expense for the six months ended June 30, 2008 and 2007, was $1,699,409 and $4,824,815, respectively.

Note 4.                      Credit Facility

On March 22, 2005, the Company entered into a three-year asset-based borrowing facility with Bank of Texas (the “Credit Facility”).  The total commitment under the Credit Facility is $75,000,000.  The borrowing base is set by the bank every March 1st and September 1st of each year and is based on the present value of the future net income accruing to the property. The borrowing base was $17,000,000 at June 30, 2008 and December 31, 2007.

Interest on the Credit Facility is payable quarterly and is based upon the prime rate or LIBOR rate, in each case plus an applicable margin, at the option of the Company.  On June 30, 2008, the Company had $12,239,193 in outstanding borrowings and $4,760,807 available for borrowings.  The Company is subject to a floating unused borrowing base commitment fee of 0.25% to 0.50% (0.375% at June 30, 2008).  The Credit Facility matures on March 22, 2009, at which time all unpaid principal and interest are due.  The Credit Facility is collateralized by all the Company’s assets.  The entire principal balance outstanding at June 30, 2008, is due at maturity.  The Credit Facility contains various affirmative and negative covenants.  These covenants, among other things, limit additional indebtedness, the sale of assets, and require the Company to meet certain financial ratios.  Specifically, the Company must maintain a current ratio greater than or equal to 1.0, an interest coverage ratio greater than or equal to 3.0 and a funded debt to EBITDA less than 3.5.  As of June 30, 2008, the Company was in compliance with regard to the covenants.  The Credit Facility requires the Company to enter into option contracts to hedge crude oil and natural gas prices.  The Credit Facility allows for additional lines of credit not to exceed $500,000 securing obligations of the Company under its option contracts with other parties.

Note 5. Lease Commitments

The Company previously leased office space under a non-cancelable operating lease, which lease expired on June 30, 2008.  Rent expense for the six months ended June, 2008 and 2007, was $14,120 and $14,785, respectively.  Future minimum lease payments under this lease as of December 31, 2007 are as follows:

Years ending December 31,
2008	$15,754
Total	$15,754

The Company entered into a new lease agreement effective as of August 1, 2008, for a period of thirty-nine months.  The Company’s lease is for approximately 2,173 square feet at an initial base monthly rental rate of $3,622 and increases to $3,712 for months 16 through 27 and $3,803 for the balance of the lease.  The Company will receive free rent for months seven through nine.

Note 6.                      Related Party Transactions

During 2004, the Company entered into an Advisory Services, Reimbursement, and Indemnification Agreement (“The Agreement”) with Natural Gas Partners (“NGP”), a related party.  NGP is a majority partner in Voyager Gas Holdings LLP which owns one hundred percent (100%) of the Company’s common stock.  This Agreement states that the Company will pay NGP $75,000 per year in advisory fees beginning in May 2005 until the earlier of (i) the date of dissolution of the company or (ii) the second anniversary of an initial public offering by the company.  During the six months ended June 30, 2008 and 2007, the total amounts paid to NGP for advisory fees was $37,500 in each period.  NGP also serves as a director of the Company and was paid $15,000 in director’s fees in each of the six month periods ended June 30, 2008 and 2007.

(c)    Pro Forma Financial Information of ABC Funding, Inc.

ABC FUNDING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements and related notes are presented to show the pro forma effects of the Voyager Acquisition.  The unaudited pro forma condensed consolidated statement of operations for the fiscal years ended June 30, 2008 and 2007, are presented to show income from continuing operations as if the Voyager Acquisition occurred as of the beginning of each period.  The unaudited pro forma condensed balance sheet is based on the assumption that the Voyager Acquisition occurred effective as of June 30, 2008.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements.  The pro forma data are not necessarily indicative of the financial results that would have been attained had the Voyager Acquisition occurred on the dates referenced above and should not be viewed as indicative of operations in future periods.  The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes thereto of our Annual Report on Form 10-KSB for the year ended June 30, 2008 and Voyager’s audited financial statements as of and for the years ended December 31, 2007 and 2006, and the unaudited financial statements as of and for the six months ended June 30, 2008 and 2007, included elsewhere in this Information Statement.

ABC FUNDING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of June 30, 2008
	ABC Funding	Voyager	Adjustments		Pro Forma

Assets

Cash and cash equivalents	$12,158	$708,367	$32,990,000	(a)	$382,364
			(450,000)	(b)
			(32,276,227)	(c)
			(601,935)	(d)
Restricted cash	--	801,525	(751,525)	(c)	50,000
Trade accounts receivable	--	576,214	--		576,214
Prepaid expenses and other current assets	31,215	9,124	75,000	(c)	115,339
Deferred financing costs, net	143,472	--	(143,471)	(b)	--
Total current assets	186,845	2,095,230	(1,158,158)		1,123,917
Oil and natural gas properties, net	--	37,347,690	2,481,351	(c)	39,829,041
Fixed assets, net	7,881	--	--		7,881
Acquisition costs	976,284	--	(976,284)	(c)	--
Deferred financing costs, net	--	--	510,000	(a)	1,637,435
			1,127,435	(d)
Other assets	--	48,365	--		48,365
Total assets	$1,171,010	$39,491,285	$1,984,344		$42,646,639

Liabilities and Shareholders’ Equity (Deficit)

Accounts payable and accrued liabilities	$426,249	$71,823	$(32,000)	(d)	$466,072
Convertible debt	25,000	--	--		25,000
Notes payable	--	--	557,500	(d)	557,500
Senior secured convertible debentures, net	121,638	--	(121,638)	(b)	--
Credit facility – short-term	--	12,239,193	(12,239,193)	(c)	--
Option contracts	--	1,037,295	--		1,037,295
Earnest money deposit	--	800,000	(800,000)	(c)	--
Derivative liabilities	11,893,573	--	(1,060,366)	(b)	34,060,982
			23,227,775	(i)
Current income taxes payable	--	689,115	(689,115)	(c)	--
Total current liabilities	12,466,460	14,837,426	8,842,963		36,146,849
Credit facility – long-term	--	--	33,500,000	(a)	33,500,000
Deferred income taxes	--	4,876,267	(4,876,267)	(c)	--
Total liabilities	12,466,460	19,713,493	37,466,696		69,646,849
Shareholders' equity (deficit):
Preferred stock	136	--	10	(b)	156
			10	(c)
Common stock	24,378	--	--		24,378
Additional paid-in capital	769,318	7,140,000	1,549,277	(b)	9,318,585
			(140,010)	(c)
Retained earnings (deficit)	(12,089,282)	12,637,592	(960,754)	(b)	(36,343,329)
			(12,703,110)	(c)
			(23,227,775)	(i)
Total shareholders’ equity (deficit)	(11,295,450)	19,777,592	(35,482,352)		(27,000,210)
Total liabilities and shareholders' equity (deficit)	$1,171,010	$39,491,285	$1,984,344		$42,646,639

See notes to unaudited pro forma condensed consolidated financial statements.

ABC FUNDING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Twelve Months Ended June 30, 2008
	ABC Funding	Voyager	Adjustments		Pro Forma

Oil and gas revenue	$--	$12,971,145	$-		$12,971,145

Costs and expenses:
Lease operating expenses	--	3,491,978	--		3,491,978
Production taxes	--	839,948	--		839,948
Exploration expenses	--	9,399	--		9,399
Depletion, depreciation and amortization	183	1,708,946	88,426	(j)	1,797,555
General and administrative	4,052,178	947,884	5,000	(c)	5,005,062
Total costs and expenses	4,052,361	6,998,155	93,426		11,143,942
Income (loss) from operations	(4,052,361)	5,972,990	(93,426)		1,827,203
Other income (expense):
Interest income	5,174	--	--		5,174
Interest expense	(2,039,213)	(1,073,315)	(921,833)	(b)	(6,369,295)
			(60,518)	(c)
			(467,839)	(f)
			(1,806,577)	(h)
Change in fair value of derivatives	(3,657,671)	--	(38,921)	(b)	(3,696,592)
Total other	(5,691,710)	(1,073,315)	(3,295,688)		(10,060,713)
Income (loss) before provision for income taxes	(9,744,071)	4,899,675	(3,389,114)		(8,233,510)
Income tax expense	--	(361,539)	--		(361,539)
Net income (loss)	$(9,744,071)	$4,538,136	$(3,389,114)		$(8,595,049)

Net income (loss) per share:
Basic and diluted	$(0.07)				$(0.37)

Weighted average shares outstanding:
Basic and diluted	23,067,241				23,067,241

See notes to unaudited pro forma condensed consolidated financial statements.

ABC FUNDING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Twelve Months Ended June 30, 2007
	ABC Funding	Voyager	Adjustments		Pro Forma

Oil and gas revenue	$--	$16,661,492	$--		$16,661,492

Costs and expenses:
Lease operating expenses	--	3,437,409	--		3,437,409
Production taxes	--	994,493	--		994,493
Exploration expenses	--	385,719	--		385,719
Depletion, depreciation and amortization	--	9,646,288	550,491	(j)	10,196,779
General and administrative	943,826	920,487	5,000	(c)	1,869,313
Total costs and expenses	943,826	15,384,396	555,491		16,883,713
Income (loss) from operations	(943,826)	1,277,096	(555,491)		(222,221)
Other income (expense):
Interest income	31,163	--			31,163
Interest expense	(332,329)	(2,070,380)	(60,518)	(c)	(3,190,585)
			(467,839)	(e)
			(259,519)	(g)
Gain on sale of oil and gas properties	--	12,702,811	--		12,702,811
Total other	(301,166)	10,632,431	(787,876)		9,543,389
Income (loss) before provision for income taxes	(1,244,992)	11,909,527	(1,343,367)		9,321,168
Income tax expense	--	(5,013,513)	--		(5,013,513)
Net income (loss)	$(1,244,992)	$6,896,014	$(1,343,367)		$4,307,655

Net income (loss) per share:
Basic and diluted	$(0.06)				$0.20

Weighted average shares outstanding:
Basic and diluted	22,065,000				22,065,000

See notes to unaudited pro forma condensed consolidated financial statements.

ABC FUNDING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.           Basis of Presentation

On September 2, 2008, we consummated the Voyager Acquisition, whereby we purchased all of the outstanding capital stock of Voyager Gas Corporation, the owner of interests in oil and gas lease blocks located in Duval County, Texas, including working and other interests in oil and gas leases, producing wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment and facilities.  The Voyager Acquisition was made pursuant to the Purchase Agreement, as amended by the First Amendment to the Stock Purchase and Sale Agreement dated August 15, 2008 and the Second Amendment to the Stock Purchase and Sale Agreement dated September 2, 2008 among the parties thereto.

The purchase price paid in the Voyager Acquisition consisted of cash consideration of $35.0 million and, as amended by the Second Amendment, 10,000 newly issued shares of our preferred stock designated as Series D preferred stock (the “Series D Preferred”), having an agreed upon value of $7.0 million.  Upon the effectiveness of an amendment to our Articles of Incorporation increasing the number of shares of Common Stock that we may issue (the “Charter Amendment”), the Series D Preferred will automatically convert into 17.5 million shares of our Common Stock.

The acquisition will be accounted for in accordance with the provisions of Statement of Financial Standards (“SFAS”) No. 141, “Business Combinations.”  The total purchase price of $42,000,000 will be allocated to the net tangible assets based on the estimated fair values.  No goodwill will be recorded as there will be no excess of the purchase price over the net tangible assets to be acquired.

On September 2, 2008, we entered into (i) a credit agreement (the “Revolving Loan”) among the Company, CIT Capital USA Inc. (“CIT Capital”), as Administrative Agent and the lender named therein and (ii) a second lien term loan agreement (the “Term Loan”) among the Company, CIT Capital and the lender.  The Revolving Loan and Term Loan are collectively referred to herein as the “CIT Credit Facility.”

The Revolving Loan provides for a $50.0 million senior secured revolving credit facility which is subject to an initial borrowing base of $14.0 million, or an amount determined based on semi-annual review of our proved oil and gas reserves.  As of September 4, 2008, we had $11.5 million borrowed to finance the Voyager Acquisition, to repay the related bridge loan and transaction expenses, and to fund capital expenditures generally.  Monies advanced under the Revolving Loan mature in three years and bear interest at a rate equal to LIBOR plus 1.75% to 2.50%, as the case may be.

The Term Loan provides for a one-time advance to us of $22.0 million.  We drew down the full amount on September 2, 2008 to finance the Voyager Acquisition and to repay the related bridge loan and transaction expenses.  Monies borrowed under the Term Loan mature in three and one-half years and bear interest at a rate equal to LIBOR plus 5% during the first twelve months after closing and LIBOR plus 7.50%, thereafter.

The unaudited pro forma condensed consolidated statement of operations for the twelve months ended June 30, 2008 and 2007, and the unaudited pro forma condensed consolidated balance sheet as of June 30, 2008, are based on the consolidated financial statements of ABC Funding, Inc. and Voyager Gas Corporation for the twelve months ended June 30, 2008 and 2007, and the adjustments and assumptions are described below.

2.           ABC/Voyager Pro Forma Adjustments:

The unaudited pro forma financial statements reflect the following adjustments:

a.	Record the net proceeds from the CIT Credit Facility and CIT’s fees as deferred financing costs to be amortized over the life of the loan, or three and one-half years.

b.	Record the cash payment of $450,000 principal amount to retire a portion of the convertible debentures and conversion of $450,000 principal amount into our Series E Preferred.

c.	Record the cash payment of $35.0 million, as adjusted, pursuant to the Voyager Acquisition and issuance of 10,000 shares of our Series D Preferred having an agreed upon value of $7.0 million.

d.
Record the commission due Global Hunter Securities LLC pursuant to the CIT funding, the cash payment for a portion of the commission and the issuance of a non-interest bearing promissory note due March 15, 2009, for the balance.

e.	Record amortization of deferred financing costs over the three and one-half year term of the CIT Credit Facility for the twelve months ended June 30, 2007.

f.	Record amortization of deferred financing costs over the three and one-half year term of the CIT Credit Facility for the twelve months ended June 30, 2008.

g.	Adjust interest expense to exclude interest expense from redeemed existing debt of Voyager and include $2,329,899 associated with the CIT Credit Facility for the twelve months ended June 30, 2007.

h.	Adjust interest expense to exclude interest expense from redeemed existing debt of Voyager and include $2,879,892 associated with the CIT Credit Facility for the twelve months ended June 30, 2008.

i.	Record the derivative liability, change in fair value of derivatives and mark-to-market for the tainted warrants issued to CIT pursuant to the CIT Credit Facility.

j.	Record the incremental increase in depletion associated with the increased capital investment in the oil and gas properties acquired in the Voyager Acquisition of approximately $7.4 million.

Explanatory Note:

    The derivative liabilities exist because we have insufficient authorized and unissued shares of our Common Stock to settle our contracts including the outstanding  preferred stock (Series A, B, D, and E), our outstanding warrants and stock options and our outstanding convertible debt.  Upon the effectiveness of the Charter Amendment to increase our number of authorized shares of Common Stock from 24,000,000 to 149,000,000 we will have sufficient authorized and unissued shares to settle these contracts.  At that point, the derivative liability will be eliminated and we will record a gain on the change in fair value of derivatives.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Legal Matters

Certain matters related to the validity of the issuance of the Registered Securities that are being registered for resale in the registration statement to which this prospectus forms a part will be passed upon for us by Thompson & Knight LLP, New York, New York.

Independent Registered Public Accounting Firm

Included in this prospectus are the reports of Malone & Bailey, PC, independent registered public accountants, located in Houston, Texas, with respect to its audits of our consolidated balance sheets as of June 30, 2008 and 2007, and the related consolidated statements of operations, cash flows and changes in stockholders' deficit for the two year period then ended and for the period from February 21, 2006  (Inception) through June 30, 2008.   We have relied upon such reports, given upon the authority of such firm as an expert in accounting and auditing.

Included in this prospectus are the reports of Montgomery Coscia Greilich LLP, independent registered public accountants, located in Plano, Texas, with respect to its audits of the balance sheet of Voyager Gas Corporation, our newly-acquired subsidiary following the Voyager Acquisition, for the years ended December 31, 2007 and 2006, and the related statements of operations, changes in stockholders' equity and cash flow for the two year period then ended.   We have relied upon such reports, given upon the authority of such firm as an expert in accounting and auditing.

Independent Petroleum Engineer

The information included in this prospectus regarding estimated quantities of proved reserves, [the future net revenues from those reserves and their present value] is based, in part, on estimates of the proved reserves and present values of proved reserves of the properties of Voyager Gas Corporation, now a wholly-owned subsidiary of ours, as of April 1, 2008 from the summary report, dated May 13, 2008, of the Estimated Reserves and Non Escalated Future Net Revenue Remaining as of April 1, 2008, of Voyager Gas Corporation (the “Reserve Report”) prepared by Ralph E. Davis Associates, Inc, .an independent petroleum engineer (the “Reserve Report”).  A summary of the Reserve Report is included as an exhibit to the registration statement of which this prospectus is a part.  These estimates are included in this prospectus in reliance upon the authority of the firm as experts in these matters.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT

Our Articles of Incorporation and By-Laws provide that we will indemnify to the fullest extent permitted by the Nevada Revised Statutes any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, employee or agent of the Company or serves or served at our request as a director, officer or employee of another corporation or entity.

We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Articles of Incorporation and By-Laws.  These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of the Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

We maintain a Directors, Officers and Company Liability Policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                            Other Expenses of Issuance and Distribution

Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

SEC registration fee	$218.00
Legal fees and expenses	50,000
Accountants’ fees and expenses	15,000
Miscellaneous expenses	5,000
Total	$70,218

Item 14.                            Indemnification of Directors and Officers

Our Articles of Incorporation and By-Laws provide that we will indemnify to the fullest extent permitted by the Nevada General Corporation Law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, employee or agent of the Company or serves or served at our request as a director, officer or employee of another corporation or entity.

We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Articles of Incorporation and By-Laws.  These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of the Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

We maintain a Directors, Officers and Company Liability Policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.                            Recent Sales of Unregistered Securities

        As of December 1, 2008, we have 23,363,136 shares of common stock issued and outstanding, plus options, warrants, convertible preferred stock, convertible promissory notes and restricted stock agreements that are, or upon effectiveness of Charter Amendment will be, convertible into or exercisable for up to an approximately 66,436,850 additional shares of common stock

Unless stated otherwise below, all issuances of securities described under this “Item 15 – Recent Sales of Unregistered Securities” were issued pursuant to exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Preferred Stock

During May 2008, certain of our outstanding (i) convertible promissory notes, in the aggregate principal amount of $965,000 and bearing interest at 12% per annum from September 1, 2007 and (ii) convertible promissory notes, in the aggregate principal amount of $350,000 and bearing interest at 10% per annum, due October 31, 2008, were exchanged for shares of our Series A Preferred Stock and Series B Preferred Stock pursuant to Section 3(c)(9) of the Securities Act, in full satisfaction of our obligations under the notes including, without limitation, the repayment of principal and accrued unpaid interest thereon.  Pursuant to the exchange transaction, we issued 99,395 shares of Series A Preferred Stock in exchange for the redemption of $965,000 of principal and $28,950 of accrued interest on the 12% notes, with each share of such preferred stock being automatically convertible into 20 shares of our common stock, for an aggregate of 1,987,900 shares of our common stock.  Additionally, we issued 37,100 shares of Series B Preferred Stock in exchange for the redemption of $350,000 of principal and $21,000 of accrued interest on the 10% notes, with each share of such preferred stock being automatically convertible into 28.58 shares of our common stock, for an aggregate of 1,060,318 shares of our common stock.  The Series A and Series B Preferred Stock are convertible into shares of our common stock any time after the effectiveness of the Charter Amendment.

On May 20, 2008 we issued 1,000 shares of our Series C Preferred Stock to Mr. Alan D. Gaines, a current director and principal stockholder of the Company, in consideration for monies in the aggregate sum of $100,000 advanced by Mr. Gaines to us for general corporate purposes.  These shares of preferred stock are redeemable by us at $100 per share.

On September 2, 2008 we issued 10,000 shares of our Series D Preferred Stock to Voyager Gas Holdings L.P. in partial consideration under the Voyager Acquisition.  These shares of preferred stock automatically convert into 17,500,000 shares of our common stock on the effectiveness of the Charter Amendment.

On September 2, 2008 we issued 10,000 shares of our Series E Preferred Stock to Whalehaven Capital Fund Limited in full satisfaction of its Debenture in the redemption amount of $450,000.  These shares of preferred stock automatically convert into 1,363,636 shares of our common stock on the effectiveness of the Charter Amendment.

Common Stock

On May 26, 2006, we issued an aggregate of 20,265,000 shares of our common stock to the stockholders of Energy Venture as partial consideration in the May 2006 Merger transaction.

On August 21, 2007, we issued 100,000 shares of common stock with a value of $45,000 to a non-employee as compensation for services rendered.

On September 4, 2007, we issued 89,248 shares of common stock in lieu of cash in payment of $44,624 of accrued and current period interest to noteholders who chose to redeem their 2006 Notes.

On September 4, 2007, we issued 218,000 shares of common stock with a value of $98,100 as consideration to those noteholders who chose to extend the maturity date of their 2006 Notes to February 28, 2008.

On September 17, 2007, we issued 100,000 shares of common stock with a value of $45,000 to a non-employee as compensation for services rendered.

On September 19, 2007, our Board approved the issuance of 150,000 shares of common stock with a value of $55,500 to a former member of our Board as compensation for assuming the role of Chief Executive Officer.

On November 1, 2007, we issued 200,004 shares of common stock with a relative fair market value of $116,666 to purchasers of $350,000 principal amount of our newly issued convertible notes.

On November 7, 2007, we issued 310,435 shares of common stock in lieu of cash in payment of $155,215 of accrued interest to holders of our 2006 Notes who chose to extend the maturity date of their notes through February 28, 2008.

On March 6, 2008, we issued 130,449 shares of common stock in lieu of cash in payment of $65,221 of accrued and current period interest to holders of our 2006 Notes.

On May 22, 2008, we entered into a restricted stock agreement with Robert P. Munn, our Chief Executive Officer, pursuant to which we agreed to grant 1,500,000 shares of restricted stock to Mr. Munn, vesting equally as to one-third of the shares over a two year period, commencing upon the effectiveness of the Charter Amendment and each of the first and second year anniversary of the grant dates.

On May 22, 2008, we entered into a restricted stock agreement with Carl A. Chase, our Chief Financial Officer, pursuant to which we agreed to grant 1,125,000 shares of restricted stock to Mr. Chase, vesting equally as to one-third of the shares over a two year period, commencing upon the effectiveness of the Charter Amendment and each of the first and second year anniversary of the grant dates.

On October 1, 2008, we entered into a restricted stock agreement with Jim B. Davis, our Senior Vice President of Operations, pursuant to which we agreed to grant 750,000 shares of restricted stock to Mr. Davis, vesting equally as to one-third of the shares over a two year period, commencing upon the effectiveness of the Charter Amendment and each of the first and second year anniversary of the grant dates.

Warrants and Options

On March 1, 2006, Energy Venture granted to a  non-employee (and assumed by us under the May 2006 Merger) in consideration of services performed a warrant, which warrant expires five years from grant date and is currently exercisable to purchase up to 350,000 shares of our common stock at an exercise price of $0.05 per share;

On March 1, 2006, Energy Venture granted to two non-employees (and assumed by us under the May 2006 Merger) in consideration of services performed warrants, which warrants expire five years from grant date and are currently exercisable to purchase up to 750,000 shares of our common stock at an exercise price of $0.60 per share;

On December 28, 2006, we granted four non-employees warrants in consideration of services performed, which warrants expire five years from grant date and are currently exercisable to purchase up to 1,500,000 shares of our common stock at an exercise price of $0.25 per share;

On May 22, 2007, we granted to two non-employees warrants in consideration of services performed, which warrants expire five years from grant date and are currently exercisable to purchase up to 900,000 shares of our common stock at an exercise price of $0.30 per share;

On May 22, 2007, we granted to our former Chief Financial Officer options in consideration of services performed, which option expires five years from grant date and is currently exercisable to purchase up to 150,000 shares of our common stock at an exercise price of $0.30 per share.

On October 26, 2007, we granted to our former Chief Financial Officer options in consideration of services performed, which option expires five years from grant date and are currently exercisable to purchase up to 250,000 shares of our common stock at an exercise price of $0.35 per share.  The warrants vested immediately and terminate on October 26, 2012.

On October 26, 2007, we granted two non-employees warrants to purchase up to an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.35 per share for services rendered.  The warrants vested immediately and terminate on October 26, 2012.

On December 19, 2007, we granted our former CEO, options to purchase up to 500,000 shares of our common stock at an exercise price of $0.35 per share for services rendered.  The options vested immediately and terminate on December 19, 2012.

On December 19, 2007, we granted two non-employees warrants to purchase up to an aggregate of 1,100,000 shares of our common stock at an exercise price of $0.35 per share for services rendered.  The warrants vested immediately and terminate on December 19, 2012.

On February 28, 2008, we granted our former CEO, additional options to purchase up to 250,000 shares of our common stock at an exercise price of $0.54 per share for services rendered.  The options vested immediately and terminate on February 27, 2013.

On February 28, 2008, we granted a non-employee warrant to purchase up to an aggregate of 3,300,000 shares of our common stock at an exercise price of $0.54 per share for services rendered.  The warrants vested immediately and terminate on February 27, 2013.

As part of our employment agreement with Mr. Munn, our Chief Executive Officer, on May 22, 2008 we granted seven year stock options, exercisable for up to 500,000 shares of our common stock, at an exercise price of $0.52 per share, which option will vest with respect to these shares on the Effectiveness of the Charter Amendment, 500,000 shares, at an exercise price of $0.57 per share, which option vests on May 22, 2009, and 500,000 shares, at an exercise price of $0.62 per share, which option vests on May 22, 2010.

As part of our employment agreement with Mr. Chase, our Chief Financial Officer, on May 22, 2008 we granted seven year stock options, exercisable for up to 375,000 shares of our common stock, at an exercise price of $0.52 per share, which option will vest with respect to these shares on the Effectiveness of the Charter Amendment, 375,000 shares, at an exercise price of $0.57 per share, which option vests on May 22, 2009, and 375,000 shares, at an exercise price of $0.62 per share, which option vests on May 22, 2010.

As part of the consideration for entry into the Bridge Loan, on May 21, 2008, we granted to the investors in our Debentures warrants, exercisable for up to an aggregate of 3,000,000 shares of our common stock, at an exercise price of $0.33 per share.  These warrants vested immediately and expire on May 21, 2013.

As part of the consideration for entry into the Credit Facility, on September 2, 2008 we granted the CIT Warrant, exercisable for up to 24,199,996 shares of our common stock, at an exercise price of $0.35 per share.  The CIT Warrant expires on September 2, 2013, and is exercisable upon the effectiveness of the Charter Amendment.

As part of a commission due to the investment banking firm that identified the holders of the Debentures, on September 2, 2008, we granted the GHS Warrant, exercisable for up to 225,000 shares of our common stock, at an exercise price of $0.33 per share.  The GHS Warrant expires on September 2, 2013, and is exercisable upon the effectiveness of the Charter Amendment.

As part of our employment agreement with Mr. Davis, our Senior Vice President of Operations, on October 1, 2008 we granted seven year stock options, exercisable for up to 333,334 shares of our common stock, at an exercise price of $0.54 per share, which option will vest with respect to these shares on the Effectiveness of the Charter Amendment, 333,333 shares, at an exercise price of $0.59 per share, which option vests on October 1, 2009, and 333,333 shares, at an exercise price of $0.65 per share, which option vests on October 1, 2010.

Item 16.                            Exhibits

Exhibit Nos.	Descriptions
3.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Registrant's Form 8-K report, filed January 19, 2006).
5.1	Opinion of Thompson & Knight LLP
10.1
Stock Purchase and Sale Agreement, dated May 22, 2008, among the Company, Voyager Partnership Holdings, L.P. and Voyager Gas Corporation  (incorporated herein by reference to Exhibit 99.1 of the Company's Form 8-K report, filed May 23, 2008).

10.1.1
First Amendment to Purchase and Sale Agreement, dated as of August 15, 2008, among the Company, Gas Holdings, L.P. and Voyager Gas Corporation  (incorporated herein by reference to Exhibit 99.16 of the Company's Form 8-K report, filed September 9, 2008).

10.1.2
Second Amendment to Purchase and Sale Agreement, dated as of September 2, 2008,  among the Company, Gas Holdings, L.P. and   Voyager Partnership Corporation  (incorporated herein by reference to Exhibit 99.17 of the Company's Form 8-K report, filed September 9, 2008).

10.2	Warrant, dated September 2, 2008, from the Company to CIT Capital USA, Inc. (incorporated herein by reference to Exhibit 99.10 of the Company's Form 8-K report, filed September 9, 2008).
10.3	Warrant, dated September 2, 2008, from the Company to Global Hunter Securities, LLC. (incorporated herein by reference to Exhibit 99.11 of the Company's Form 8-K report, filed September 9, 2008).
10.4
Registration Rights Agreement, dated September 2, 2008, among the Company, Voyager Partnership Holdings, L.P. and CIT Capital USA, Inc. (incorporated herein by reference to Exhibit 99.14 of the Company's Form 8-K report, filed September 9, 2008).

10.5
Registration Rights Agreement, dated May 21, 2008, among the Company and the purchasers named therein (incorporated herein by reference to Exhibit 99.10 of the Company's Form 8-K report, filed May 23, 2008).

23.1	Consent of Thompson & Knight LLP (included in Exhibit 5.1)
23.2	Consent of Ralph E. Davis Associates, Inc., independent petroleum engineer *
23.3	Consent of Malone & Bailey, PC, independent registered accountants *
23.4	Consent of Montgomery Coscia Greilich LLP, independent registered accountants *

Numbers with (*) are filed herewith.

Item 17.                            Undertakings

The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)       Include any registration statement required by Section 10(a)(3) of the Securities Act;

(ii)       Reflect in the registration statement any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease  in volume of securities offered (if the total dollar value of securities offered  would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of registration statement filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)                     Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

(4)        For purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of a registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        For the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary registration statement or registration statement of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing registration statement relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                              (iii)     The proportion of any other free writing registration statement relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchase.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on December 1, 2008.

ABC FUNDING, INC.

By:	/s/ Robert P. Munn
Name: Robert P. Munn
Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints each of Robert P. Munn and Carl A. Chase his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ Robert P. Munn	Chairman, President and Chief Executive Officer	December 1, 2008
Robert P. Munn	(Principal Executive Officer)

/s/ Carl A. Chase	Chief Financial Officer	December 1, 2008
Carl A. Chase	(principal Financial and Accounting Officer)

/s/ Alan D. Gaines	Director	December 1, 2008
Alan D. Gaines

ABC FUNDING, INC.
INDEX OF EXHIBITS FILED WITH REGISTRATION STATEMENT

Exhibit Nos.	Descriptions
23.1	Consent of Thompson & Knight LLP (included in Exhibit 5.1)
23.2	Consent of Ralph E. Davis Associates, Inc., independent petroleum engineer *
23.3	Consent of Malone & Bailey, PC, independent registered accountants *
23.4	Consent of Montgomery Coscia Greilich LLP, independent registered accountants *

Numbers with (*) are filed herewith.